Exhibit 10.1

EXECUTION COPY

U.S. $145,743,636.80

THIRD AMENDED AND RESTATED SALE AND SERVICING AGREEMENT

by and among

NEWSTAR CP FUNDING LLC,

as the Seller,

NEWSTAR FINANCIAL, INC.,

as the Originator and as the Servicer,

EACH OF THE CONDUIT PURCHASERS AND INSTITUTIONAL PURCHASERS

FROM TIME TO TIME PARTY HERETO,

as the Purchasers,

EACH OF THE PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO,

as the Purchaser Agents,

WELLS FARGO SECURITIES, LLC

(f/k/a WACHOVIA CAPITAL MARKETS, LLC),

as the Administrative Agent and as the WBNA Agent,

and

U.S. BANK NATIONAL ASSOCIATION,

as the Trustee

LYON FINANCIAL SERVICES, INC.,

as Backup Servicer

Amended and Restated as of July 15, 2009

i

(continued)

(continued)

(continued)

(continued)

v

EXHIBITS

EXHIBIT A-1	Form of Borrowing Notice (Advances)
EXHIBIT A-2	Form of Borrowing Notice (Unfunded Exposure Account Disbursements)
EXHIBIT A-3	Form of Borrowing Notice (Reduction of Advances Outstanding and Termination of Facility Amount)
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT B	Form of Variable Funding Note (VFN)
EXHIBIT C	Form of Servicing Report
EXHIBIT D	Form of Hedging Agreement (including Schedule and Confirmation)
EXHIBIT E-1	Form of Officer’s Certificate to Solvency (NewStar CP Funding LLC)
EXHIBIT E-2	Form of Officer’s Certificate to Solvency (NewStar Financial, Inc.)
EXHIBIT F-1	Form of Officer’s Closing Certificate (NewStar CP Funding LLC)
EXHIBIT F-2	Form of Officer’s Closing Certificate (NewStar Financial, Inc.)
EXHIBIT G-1	Form of Power of Attorney (NewStar CP Funding LLC)
EXHIBIT G-2	Form of Power of Attorney (NewStar Financial, Inc.)
EXHIBIT H	Form of Release of Required Loan Documents
EXHIBIT I	Form of Assignment of Mortgage
EXHIBIT J	Form of Servicer’s Certificate
EXHIBIT K	Form of Transferee Letter

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Concentration Account Bank and Concentration Account
SCHEDULE III	Location of Required Loan Documents
SCHEDULE IV	[Reserved]
SCHEDULE V	[Reserved]
SCHEDULE VI	Credit and Collection Policy
SCHEDULE VII	Diversity Score Table
SCHEDULE VIII	Moody’s Industry Classification Group
SCHEDULE IX	Agreed-Upon Procedures For Independent Public Accountants

APPENDICES

APPENDIX A	Eligibility Criteria for Loans

THIRD AMENDED AND RESTATED SALE AND SERVICING AGREEMENT

THIS THIRD AMENDED AND RESTATED SALE AND SERVICING AGREEMENT (such agreement as amended, modified, waived, supplemented, restated or replaced from time to time, the “Agreement”) is made as of this July 15, 2009, by and among:

(1) NEWSTAR CP FUNDING LLC, a Delaware limited liability company, as the seller (together with its successors and assigns in such capacity, the “Seller”);

(2) NEWSTAR FINANCIAL, INC., a Delaware corporation (the “Company”), as the originator (together with its successors and assigns in such capacity, the “Originator”), and as the servicer (together with its successors and assigns in such capacity, the “Servicer”);

(3) WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Wachovia”), as a Purchaser (together with its successors and assigns in such capacity, “WBNA”);

(4) EACH OF THE CONDUIT PURCHASERS FROM TIME TO TIME PARTY HERETO (each, together with its successors and assigns in such capacity, a “Conduit Purchaser” and a “Purchaser”);

(5) EACH OF THE INSTITUTIONAL PURCHASERS FROM TIME TO TIME PARTY HERETO (each, together with its successors and assigns in such capacity, an “Institutional Purchaser” and a “Purchaser” and collectively with the Conduit Purchasers, the “Purchasers”);

(6) EACH OF THE PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO (each, together with its successors and assigns, a “Purchaser Agent”);

(7) WELLS FARGO SECURITIES, LLC (f/k/a WACHOVIA CAPITAL MARKETS, LLC), a Delaware limited liability company (together with its successors and assigns, “WFS”), as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”) and as the Purchaser Agent with respect to WBNA as an Institutional Purchaser (together with its successors and assigns in such capacity, the “WBNA Agent”);

(8) U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “US Bank”), not in its individual capacity but as the trustee (together with its successors and assigns in such capacity, the “Trustee”); and

(9) LYON FINANCIAL SERVICES, INC. (“Lyon”), a Minnesota corporation, doing business as U.S. Bank Portfolio Services, not in its individual capacity but as the backup servicer (together with its successors and assigns in such capacity, the “Backup Servicer”).

R E C I T A L S

WHEREAS, the parties hereto, previously entered into the Second Amended and Restated Sale and Servicing Agreement dated as of April 18, 2008 (such agreement, as amended, modified or waived prior to the date hereof, the “Existing Agreement”);

WHEREAS, the parties hereto now wish to amend and restate the Existing Agreement in its entirety in order to correct certain provisions and to make certain additional changes agreed to by the parties hereto; and

WHEREAS, all other conditions precedent to the execution of this Agreement have been complied with.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”: The Investment Company Act of 1940, as amended.

“ABS Direct Loan”: A Loan that is underwritten using ABS Structuring Methodologies.

“ABS Structuring Methodologies”: With respect to any ABS Direct Loan, the types of structures (including, without limitation, bankruptcy remote structures utilizing special purpose entities), cash flow analysis and modeling, priority of payment provisions, determinations of credit enhancement levels covering defaults and performance triggers and legal opinions that are consistent with those for issuances of Asset Backed Securities involving similar underlying pools of assets with similar characteristics as the specified pool of assets collateralizing such ABS Direct Loan, in each case as reasonably determined by the Administrative Agent.

“Account”: Any of the Collection Account, the Principal Collections Account, the Interest Collections Account, the Custodial Account, the Unfunded Exposure Account and any sub-accounts thereof deemed appropriate or necessary by the Administrative Agent for convenience in administering such accounts.

“Accreted Interest”: Interest accrued on an Asset that is added to the principal amount of such Asset instead of being paid as it accrues.

“Accrual Period”: With respect to each Advance (or portion thereof) (i) with respect to the first Payment Date, the period from and including the Initial Closing Date to and including the last day of the calendar month preceding the first Payment Date, (ii) with respect to the final Payment Date, the period ending on the final Payment Date and commencing on the first day of the calendar month in which the preceding Payment Date occurred, and (iii) with respect to any other Payment Date, the period ending on the last day of the calendar month immediately preceding the month in which the Payment Date occurs and commencing on the first day of the calendar month in which the preceding Payment Date occurred.

“Addition Date”: With respect to any Additional Assets, the date on which such Additional Assets become part of the Collateral.

“Additional Amount”: Defined in Section 2.17(a).

“Additional Assets”: All Assets that become part of the Collateral after the Initial Closing Date.

“Administrative Agent”: WFS, in its capacity as administrative agent for the Purchaser Agents, together with its successors and assigns, including any successor appointed pursuant to Article XII.

“Advance”: Defined in Section 2.1(b).

“Advance Rate”: With respect to any type of Asset, the lesser of (i) the percentage determined by the Administrative Agent in its sole discretion as of the Closing Date or the applicable Cut-Off Date (in the case of an Asset added to the Collateral after the Closing Date) and referenced in the applicable Servicing Report and (ii) as of any date on which the Principal Collateral Value is less than $125,000,000, 50%.

“Advances Outstanding”: On any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.

“Affected Party”: The Administrative Agent, the Purchaser Agents, each Hedge Counterparty, the Purchasers, each Liquidity Bank, all assignees and participants of the Purchasers and each Liquidity Bank, any successor to WFS as Administrative Agent and any sub-agent of the Administrative Agent and any successor to a Purchaser Agent.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person provided that for purposes of determining whether any Asset is an Eligible Asset or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common owner which is a financial institution, fund or other investment vehicle which is in the business of making diversified investments including investments independent from the Assets. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agented Loans”: With respect to any Loan, (a) the Loan is originated or acquired and re-underwritten by the Originator in accordance with the Credit and Collection Policy (without regard to any contemporaneous or subsequent syndication of such Loan) prior to such Agented Loan becoming part of the Collateral hereunder, (b) the Required Loan Documents with respect thereto are delivered to the Trustee in accordance with this Agreement, (c) the Seller has all of the rights of a lender with respect to such Loan and the Related Property which have been transferred to the Seller with respect to such Loan but none of the obligations as such obligations relate to the Retained Interest, (d) the Loan, if secured, is secured by the Related Property on a pro rata basis, with all other lenders with respect to such Obligor’s indebtedness of equal lien priority issued in such loan transaction and (e) the Company (or a wholly-owned subsidiary of the Company) is the lead or administrative agent, collateral agent and paying agent for all lenders in such loan transaction and receives payment directly from the related Obligor on behalf of such lenders and has the right to receive and collect payments directly in its own name as agent on behalf of the lenders and to enforce its rights as agent on behalf of the lenders directly against the Obligor thereof.

“Agent’s Account”: Means, with respect to any applicable Purchaser, the special account established in the name of such Purchaser with such Purchaser’s Purchaser Agent, or any other agent on such Purchaser’s behalf and identified as such to the Seller and Servicer in writing (or any other account from time to time notified to the Seller and the Servicer in writing by such Purchaser or its Purchaser Agent).

“Aggregate Exposure Amount”: As of any date of determination, the sum of the Exposure Amounts of all Delayed Draw Term Loans and Revolving Loans included in the Collateral.

“Aggregate Unfunded Exposure Equity Amount”: As of any date of determination, an amount equal to the sum of the Unfunded Exposure Equity Amounts with respect to the Delayed Draw Term Loans and Revolving Loans in the Collateral on such date.

“Aggregate Unpaids”: At any time, an amount equal to the sum of all unpaid Advances Outstanding, Interest, Breakage Costs, Hedge Breakage Costs and all other amounts owed by the Seller to the Purchasers, the Purchaser Agents, the Administrative Agent, any applicable Hedge Counterparty, the Trustee (including for the avoidance of doubt in its capacity as Collateral Custodian and Collateral Administrator under the Existing Agreement) and the Backup Servicer hereunder (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required under Section 2.10, Section 2.11, Section 2.16 and Section 2.17 to the Affected Parties or Indemnified Parties) or under any Hedging Agreement (including, without limitation, payments in respect of the termination of any such Hedging Agreement) or by the Seller or any other Person under any fee letter (including, without limitation, each applicable Purchaser Fee Letter, the Trustee Fee Letter and the Backup Servicer Fee Letter) delivered in connection with the transactions contemplated by this Agreement (whether due or accrued).

“Alternative Rate”: For any day during any Accrual Period, an interest rate per annum equal to the LIBOR Rate; provided that the Alternative Rate shall be the Base Rate if a Eurodollar Disruption Event occurs.

“Amortization Period”: The period beginning on the Termination Date and ending on the Collection Date.

“Applicable Law”: For any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, and to the extent applicable, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Appraisal”: With respect to any Mortgaged Property or REO Property as to which an appraisal is required or permitted to be performed pursuant to the terms of this Agreement, an appraisal performed in conformance with the guidelines established by the Appraisal Institute.

“Appraisal Institute”: The membership association of professional real estate appraisers.

“Appraised Value”: As of any date of determination, the Appraised Value of the Mortgaged Property based upon the most recent Appraisal of such Mortgaged Property and determined in accordance with the Credit and Collection Policy and the Servicing Standard.

“Approved Valuation Firm”: Any nationally recognized valuation firm selected by the Seller and approved by the Administrative Agent in its reasonable discretion.

“Asset Backed Security”: A structured security issued by an Obligor in which repayment relies upon the cash flow stream generated by a pool of assets (such as commercial mortgage loans) originated by banks or other providers of credit; it being understood that the Obligor of which may have an ownership or security interest in such assets.

“Asset List”: The Asset List provided by the Seller to the Administrative Agent, the Trustee, each Purchaser Agent and the Backup Servicer together with each Servicing Report, as such list may be amended, supplemented or modified from time to time in accordance with this Agreement.

“Assets”: Loans, individually or collectively, as the context requires.

“Assigned Value”: With respect to each Asset included in the Collateral, the value, expressed as a percentage of such Asset’s par value, assigned to such Asset by the Administrative Agent in its sole reasonable discretion as of the Closing Date or the applicable Cut-Off Date (in the case of an Asset added to the Collateral after the Closing Date), and amended by the Administrative Agent in its sole reasonable discretion at any time following an Assigned Value Adjustment Event; provided that (a) the Assigned Value of any Priced Loan shall not be less than the price quoted therefor (if any) by such pricing service as selected by the Administrative Agent and (b) the Assigned Value shall not be based upon the practices set forth in FASB Statement No. 157 or any pronouncement, statement, rule or amendment with respect to GAAP-mandated mark-to-market requirements, but rather shall be based on the amortized cost adjusted for any credit impairment of such Asset. In the event the Seller disagrees with the Administrative Agent’s determination of the Assigned Value of an Asset, the Seller may (at its expense) retain any Approved Valuation Firm to value such Asset, and, if the value determined by such firm is greater than the Administrative Agent’s determination of the Assigned Value, such firm’s valuation shall be the Assigned Value of such Asset; provided that the Assigned Value of such Asset shall be the value assigned by the Administrative Agent until such valuation firm has determined its value. The value determined by such firm shall be based on the amortized cost adjusted for any credit impairment of such Asset. The Assigned Value of any Asset may be increased at the sole reasonable discretion of the Administrative Agent upon improvement in the Net Leverage Ratio or the Interest Coverage Ratio of such Asset, or the Originator’s internal risk rating with respect to such Asset, as the case may be, as part of an Assigned Value Adjustment Event. The Administrative Agent shall promptly notify the Servicer of any change effected by the Administrative Agent in the Assigned Value of any Asset. Notwithstanding the foregoing, the Assigned Value of any Delinquent Loan and Charged-Off Loan shall be zero; provided that, solely for the purpose of calculating the Overcollateralization Ratio and the Overcollateralization Ratio Covenant, the Assigned Value of Charged-Off Loans and Delinquent Loans shall be computed as set forth in the preceding four sentences.

“Assigned Value Adjustment Event”: With respect to any Eligible Asset, the occurrence of any one or more of the following events:

(i) a Material Modification occurs with respect to such Loan;

(ii) with respect to any Middle Market Loan, the Net Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is more than 0.50x higher than such Net Leverage Ratio as calculated on the Closing Date or the applicable Cut-Off Date (in the case of a Loan added to the Collateral after the Closing Date);

(iii) with respect to any Real Estate Loan, the Originator’s internal risk rating with respect to such Loan shall increase by more than two notches over the internal risk rating as of the Closing Date or the applicable Cut-Off Date (in the case of a Loan added to the Collateral after the Closing Date), in each case as calculated in accordance with the Credit and Collection Policy; or

(iv) the Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is less than 90% of the Interest Coverage Ratio with respect to such Loan as calculated on the Closing Date or the applicable Cut-Off Date (in the case of a Loan added to the Collateral after the Closing Date).

“Assignment of Leases and Rents”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Obligor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, whether contained in the

Mortgage or in a document separate from the Mortgage, in the form that was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter in accordance with the Credit and Collection Policy and the Servicing Standard.

“Assignment of Mortgage”: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to effect the assignment of the Mortgage to the Trustee, for the benefit of the Secured Parties, which assignment, notice of transfer or equivalent instrument may be in blank or to the Trustee, for the benefit of the Secured Parties, and may be in the form of one or more blanket assignments covering the Loans secured by Mortgaged Properties located in the same jurisdiction, if permitted by Applicable Law.

“Available Funds”: With respect to any Payment Date, all amounts received in the Collection Account (including, without limitation, any Collections on Assets included in the Collateral and earnings from Permitted Investments in the Collection Account) during the Collection Period that ended on the Determination Date immediately preceding the calendar month in which such Payment Date occurs.

“Backup Servicer”: Defined in the Preamble.

“Backup Servicer Fee Letter”: The Trustee and Backup Servicer Fee Letter, dated as of April 5, 2006, by and among the Originator, the Administrative Agent and the Backup Servicer, as such letter may be amended, modified, supplemented, restated or replaced from time to time. For the avoidance of doubt, the Backup Servicer Fee Letter forms a part of the Trustee Fee Letter.

“Backup Servicer Termination Notice”: Defined in Section 7.5(b).

“Backup Servicing Fee”: The fee identified as the “Backup Servicer Administration Fee” in Schedule II to the Backup Servicer Fee Letter.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: On any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1.5%.

“Benefit Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Seller or any ERISA Affiliate of the Seller is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“B-Note Loan”: Any Real Estate Loan which is a Term Loan: (i) that is secured by a valid and perfected first priority security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) where the underlying Related Property consists primarily of real property, (iii) that has a Loan-to-Value Ratio of less than or equal to 90%, and (iv) that contains terms which, upon the occurrence of an “event of default” (however described or denominated) under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related Property, provide that the principal of the Seller’s portion of such Loan will be paid only after the other lender parties on the senior tranche related to such Loan are paid in full.

“Borrowing Base”: As of any Measurement Date, an amount equal to the Principal Collateral Value after giving effect to all Assets added to and removed from the Collateral on such date.

“Borrowing Base Certificate”: Each certificate, in the form of Exhibit A-4, required to be delivered by the Seller along with each Borrowing Notice and on each Measurement Date.

“Borrowing Notice”: Each notice, in the form of Exhibit A-1, A-2 or A-3 (as applicable), required to be delivered by the Seller in respect of (i) the Initial Advance and each incremental Advance or (ii) any repayment of Advances Outstanding.

“Breakage Costs”: Means, with respect to any applicable Purchaser, any amount or amounts as shall compensate such Purchaser for any loss, cost or expense incurred by such Purchaser (as determined by the applicable Purchaser Agent on behalf of such Purchaser, in such Purchaser Agent’s sole discretion) as a result of a prepayment by the Seller of Advances Outstanding or Interest. All Breakage Costs relating to any Purchaser shall be due and payable hereunder upon demand, in accordance with the terms hereof.

“Business Day”: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in New York City, New York, Boston, Massachusetts, Minneapolis, Minnesota, Charlotte, North Carolina or Florence, South Carolina and (b) if the term “Business Day” is used in connection with the determination of the LIBOR Rate, dealings in United States dollar deposits are carried on in the London interbank market.

“Call Premium”: With respect to any applicable Purchaser, the “call premium” set forth in such Purchaser’s Purchaser Fee Letter.

“Capital Lease Obligations”: With respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash”: Such currency or coin of the United States as at the time shall be legal tender for payment of all public and private debts.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change-in-Control”: Any of the following:

(a) The acquisition by any Person or “group” of any “beneficial ownership” (as such terms are defined under Rule 13d-3 of, and Regulation 13D under the Exchange Act), either directly or indirectly, of stock or other equity interests or any interest convertible into any such interest in the Originator or Servicer having more than fifty percent (50%) of the voting power for the election of directors of the Originator or the Servicer, if any, under ordinary circumstances;

(b) the creation or imposition of any Lien on any limited liability company membership interest in the Seller; other than a pledge of the membership interests in the Seller, which has been approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed; or

(c) the failure by Originator to own all of the limited liability company membership interests in the Seller.

“Charged-Off Loan”: A Loan as to which any of the following first occurs: (i) the Servicer has determined or should have reasonably determined in accordance with the Credit and Collection Policy and the Servicing Standard that such Loan is not collectible, (ii) the Loan has been a Delinquent Loan for a period of 60 days or more (without giving effect to any Servicer Advance thereon or any grace period permitted in the Underlying Instruments), (iii) the related Obligor is subject to an Insolvency Event, (iv) the related Obligor is not Solvent, as reasonably determined by the Servicer in accordance with the Servicing Standard or (v) any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing such Loan has the effect of forgiving indebtedness of such Loan.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Counsel”: Legal counsel responsible for closing the origination or acquisition of any Asset on behalf of the Originator which is sold to the Seller under the Sale Agreement and financed by the Seller under this Agreement.

“Closing Date”: July 15, 2009.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Seller in the property identified in clauses (i)-(vi) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and any fee permitted to be retained by the Originator in connection with the origination of any Asset under clause (b)(iii) of the definition of Excluded Amounts):

(i) the Existing Assets and Additional Assets, and all monies due or to become due in payment under such Existing Assets and Additional Assets on and after the related Cut-Off Date, including but not limited to all Collections;

(ii) all Related Security with respect to the Assets referred to in clause (i);

(iii) the Equity Interests in any REO Affiliate described in clause (b) of the definition thereof;

(iv) any loans from the Seller to any REO Affiliate described in clause (b) of the definition thereof with the prior written consent of the Administrative Agent;

(v) for the avoidance of doubt, all “Collateral” under and as defined in the Existing Agreement; and

(vi) all income and Proceeds of the foregoing.

For the avoidance of doubt, the term “Collateral” shall, for all purposes of this Agreement, be deemed to include any Asset acquired directly by the Seller from a third party in a transaction arranged and underwritten by the Originator or any transaction in which the Seller is the designee of the Originator under the instruments of conveyance relating to the applicable Asset.

“Collection Account”: Defined in Section 6.4(h).

“Collection Date”: The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

“Collection Period”: With respect to the first Payment Date, the period from and including the Initial Closing Date to and including the Determination Date preceding the first Payment Date; and thereafter, the period from but excluding the Determination Date preceding the previous Payment Date to and including the Determination Date preceding the current Payment Date.

“Collections”: (a) All Cash collections and other Cash proceeds of any Asset, including, without limitation, any Interest Collections, any Principal Collections, Prepayments, Insurance Proceeds, interest earnings in the Collection Account, and all other amounts received in respect of any Asset but excluding any Excluded Amounts and amounts attributable to any Retained Interests, (b) any Cash proceeds or other funds received by the Seller or the Servicer with respect to any Related Security, including from any guarantors and (c) all payments received pursuant to any Hedging Agreement or Hedge Transaction.

“Commercial Paper Notes”: On any day, any short-term promissory notes of any Conduit Purchaser issued by such Conduit Purchaser in the commercial paper market.

“Commitment”: With respect to each Purchaser, the commitment of such Purchaser to make Advances in accordance herewith in an amount not to exceed (i) (a) prior to the Termination Date, the dollar amount set forth opposite such Purchaser’s signature on the signature pages hereto under the heading “Commitment” and (b) on or after the Termination Date, with respect to each Purchaser, such Purchaser’s Pro-Rata Share of the aggregate Advances Outstanding or (ii) as to Purchasers only, with respect to each Advance, the Pro-Rata Share.

“Commitment Fee”: With respect to any applicable Purchaser, the “commitment fee” set forth in such Purchaser’s Purchaser Fee Letter.

“Company”: Defined in the Preamble of this Agreement.

“Company LIBOR Rate”: The posted rate for one-month, two-month or three-month, as applicable, deposits in Dollars appearing on the applicable Telerate Page (3750 for Dollars, which is known as Telerate Successor Page 37507) or the applicable Reuters Screen Page, or, if such Telerate Page is not available, in such other manner, as and when determined in accordance with the applicable Underlying Instruments.

“Company Prime Rate”: The rate designated by the Company (or the Person serving as agent on a Loan if other than the Company) from time to time and/or pursuant to the related Underlying Instruments as its prime rate in the United States, such rate to change as and when the designated rate changes; provided that the Company Prime Rate is not intended to be the lowest rate of interest charged by the Company (or such agent) in connection with extensions of credit to debtors.

“Concentration Account”: The account maintained at the Concentration Account Bank for the purpose of receiving Collections, the details of which are contained in Schedule II, as such schedule may be amended from time to time.

“Concentration Account Bank”: Either (i) US Bank or (ii) Wachovia, as applicable.

“Conduit Purchaser”: Each commercial paper conduit from time to time party hereto as a Purchaser.

“Continued Errors”: Defined in Section 6.19(e).

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Covenant-lite Loan” shall mean any Loan that (i) does not contain any financial covenants or (ii) requires the related Obligor to comply with Incurrence Covenants, but no Maintenance Covenants.

“CP Rate”: With respect to any Conduit Purchaser for any day during any Accrual Period, the per annum rate equivalent to (a) unless clause (b) applies, the rate (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year) or, if more than one rate, the weighted average thereof, paid or payable by such Conduit Purchaser from time to time as interest on or otherwise in respect of the Commercial Paper Notes issued by such Conduit Purchaser that are allocated, in whole or in part, by such Purchaser’s Purchaser Agent to fund the purchase or maintenance of such Advances Outstanding (and which may also, in the case of a pool-funded Conduit Purchaser, be allocated in part to the funding of other assets of such Conduit Purchaser and which Commercial Paper Notes need not mature on the last day of any Accrual Period) during such Accrual Period as determined by such Purchaser’s Purchaser

Agent, which rates shall reflect and give effect to (i) certain documentation and transaction costs (including, without limitation, dealer and placement agent commissions, and incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser) associated with the issuance of such Conduit Purchaser’s Commercial Paper Notes, and (ii) other borrowings by such Conduit Purchaser, including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market, to the extent such amounts are allocated, in whole or in part, by such Conduit Purchaser’s Purchaser Agent to fund such Conduit Purchaser’s purchase or maintenance of such Advances Outstanding during such Accrual Period; provided that if any component of such rate is a discount rate, in calculating the applicable “CP Rate” for such day, such Conduit Purchaser’s Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum or (b) such other rate as may be set forth as such with respect to such Conduit Purchaser in such Conduit Purchaser’s Purchaser Fee Letter.

“Credit and Collection Policy”: The written credit policies and procedures manual of the Originator and the initial Servicer set forth on Schedule VI, as may be as amended or supplemented from time to time in accordance with Section 5.1(h) and Section 5.4(f).

“CreditModel”: S&P’s CreditModel, or any successor thereto.

“Custodial Account”: The securities account designated as the Custodial Account and established in the name of the Trustee pursuant to Section 6.4(i).

“Cut-Off Date”: With respect to each Existing Asset, the date on and after which Collections on an Existing Asset are to be transferred to the Collateral, and with respect to each Additional Asset, the date on and after which Collections on an Additional Asset are to be transferred to the Collateral.

“Delayed Draw Term Loan”: A Middle Market Loan or Large Syndicated Loan that is fully committed on the initial funding date of such Loan and is required to be fully funded in one or more installments on draw dates to occur within one year of the initial funding of such Loan but which, once all such installments have been made has the characteristics of a Term Loan; provided that any such Loan shall exclude any Retained Interest.

“Delinquent Loan”: A Loan (that is not a Charged-Off Loan) as to which any of the following first occurs: (a) all or any portion of any one or more payments of principal or interest thereunder remains unpaid for at least 5 Business Days from the original due date for such payment (without giving effect to any Servicer Advance thereon or any grace period permitted in the Underlying Instruments) or, in the case of ABS Direct Loans, an “event of default” has occurred that results in “accelerated amortization” (in each case however such terms are denominated or described in the applicable Underlying Instruments), (b) the provisions of the Underlying Instruments for such Loan are amended, modified or waived due to the Obligor’s current or prospective inability to pay principal or interest, (c) the related Obligor is not paying any of the accrued and unpaid interest on a current basis for at least 5 Business Days from the original date for such payment (without giving effect to any Servicer Advance thereon or any grace period permitted in the Underlying Instruments), (d) the Originator or any Affiliate thereof has made a loan to such Obligor for the purpose of enabling such Obligor to pay principal and interest on such Loan and to avoid a payment default, or (e) consistent with the Credit and Collection Policy and the Servicing Standard such Loan would be classified as delinquent or placed on non-accrual status by the Servicer.

“Derivatives”: Any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination thereof, whether for physical delivery or Cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Determination Date”: The last day of each calendar month.

“DIP Loan”: Any Loan (i) which is an obligation of a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code, (ii) the terms of which have been approved by an order of a United States Bankruptcy Court, a United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure), (iii) which has the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code, (iv) which pays Cash interest on a current basis, and (v) which has paid its most recent scheduled interest and principal payments (if any) and the Servicer reasonably expects that the Loan will continue to pay interest and principal.

“Discretionary Sale”: Defined in Section 2.21(a).

“Discretionary Sale Date”: The Business Day identified by the Seller to the Administrative Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

“Discretionary Sale Notice”: Defined in Section 2.21(a)(i).

“Diversity Score”: A single number that indicates the collateral concentration for Eligible Assets in terms of both the Obligor and industry classification, which number is calculated as described in Schedule VII.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“EBITDA”: With respect to any period and any Asset, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Asset, and in any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the principal obligor on such Asset and any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instruments for such Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Seller and the Administrative Agent mutually deem to be appropriate.

“Eligible Asset”: On the initial Purchase Date thereof, each Asset (A) for which the Administrative Agent, the Trustee, and the Backup Servicer have received in the case of the initial Advance no later than 2:00 p.m. (Charlotte, North Carolina time) on the related Funding Date the following: (1) a Borrowing Notice delivered by the Seller to the Trustee and the Administrative Agent and (2) a Borrowing Base Certificate, (B) for which any assignment or other Transfer Document shall be in the possession of the Trustee within two Business Days of any related Funding Date and all other Required Loan Documents (including any UCCs included in the Required Loan Documents) shall be in the possession of the Trustee within the earlier of two Business Days after the date specified for delivery of such Required Loan Documents to the Seller in the Underlying Instruments or seven Business Days after any related Funding Date as to any Assets that become part of the Collateral after the Initial Closing Date, and (C) that satisfies each of the following eligibility requirements, as applicable:

(a) such Asset is a Large Syndicated Loan, Middle Market Loan, Real Estate Loan or ABS Direct Loan (subject to the limitations set forth in Appendix A);

(b) such Asset is an “eligible asset” as defined in Rule 3a-7 under the 1940 Act;

(c) such Asset is Registered;

(d) such Asset, together with the Related Security, has been purchased directly by or sold or assigned to the Seller in each case, pursuant to (and in accordance with) the Sale Agreement and the Seller has good and marketable title, free and clear of all Liens (other than Permitted Liens), on such Asset and Related Security;

(e) the Asset, (together with the Collections and Related Security related thereto) has been the subject of a Grant by the Seller in favor of the Trustee, for the benefit of the Secured Parties, of a valid and perfected first priority security interest;

(f) the Obligor with respect to such Asset is an Eligible Obligor;

(g) such Asset is denominated and payable only in Dollars in the United States and does not permit the currency in which or country in which such Asset is payable to be changed;

(h) such Asset complies with each of the representations and warranties made by the Seller and Servicer hereunder with respect thereto and all information provided by the Seller or the Servicer with respect to the Asset is true and correct in all material respects;

(i) such Asset does not contravene any Applicable Laws (including, without limitation, laws, rules and regulations, if applicable, relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, licensing and privacy) and with respect to which no part thereof is in violation of any Applicable Law;

(j) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the acquisition, transfer or performance and, if originated by the Originator, the origination of such Asset have been duly obtained, effected or given and are in full force and effect;

(k) such Asset is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Seller and to have a security interest therein granted to the Trustee for the benefit of the Secured Parties;

(l) such Asset is not the subject of an offer of exchange or tender by its issuer, for Cash, securities or any other type of consideration, and has not been called for redemption or tender into any other security or property that is not, on the date of such investment, an Asset;

(m) such Asset (A) is not an Equity Security and (B) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(n) such Asset does not require the Seller to make future advances to the Obligor under the related Underlying Instruments (exclusive of advances under Revolving Loans which are part of the Retained Interest or advances made to protect or preserve rights against the Obligor, to preserve or enhance the value of any Related Property securing such Asset or to indemnify an agent or representative for lenders pursuant to any such Underlying Instrument);

(o) such Asset is not a Loan with respect to which interest required by the Underlying Instrument to be paid in cash has previously been deferred or capitalized as principal and not subsequently paid in full;

(p) no selection procedure adverse to the interests of the Administrative Agent, the Purchaser Agents or the Secured Parties was utilized by the Seller or Originator in the selection of such Asset for inclusion in the Collateral;

(q) the repayment of such Asset is not subject to material non-credit related risk (for example, an Asset the payment of which is expressly contingent upon the nonoccurrence of a catastrophe), as reasonably determined by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard;

(r) such Asset is not one as to which in the reasonable business judgment of the Seller has a significant risk of declining in credit quality and, with lapse of time, becoming a Charged-Off Loan or not being paid in full;

(s) the acquisition of such Asset will not cause the Seller or the pool of Collateral to be required to register as an investment company under the 1940 Act and if the issuer of such Asset is excepted from the definition of an “investment company” solely by reason of Section 3(c)(1) of the 1940 Act, then either (A) such security does not constitute a “voting security” for purposes of the 1940 Act or (B) the aggregate amount of such security held by the Seller is less than 10% of the entire issue of such security;

(t) such Asset does not constitute Margin Stock;

(u) such Asset provides for a fixed amount of principal payable in Cash no later than its stated maturity;

(v) such Asset provides for periodic payments of interest in Cash no less frequently than quarterly;

(w) such Asset is not subject to withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis;

(x) such Asset is not a Loan to Modern Luxury Media LLC;

(y) if such Asset is a Loan, it satisfies the further requirements set forth in Appendix A;

(z) such Asset is not a Covenant-lite Loan, Mezzanine Loan or a Subordinated Loan; and

(aa) such Asset is approved by the Administrative Agent in its sole discretion and has been included in the Asset List, it being understood that the Assets included in the Asset List on the Closing Date shall be deemed as having been approved by the Administrative Agent.

“Eligible Bid”: A bid made in good faith (and acceptable as a valid bid in the Administrative Agent’s reasonable discretion) by a bidder for all or any portion of the Collateral in connection with a sale of Collateral in whole or in part pursuant to Section 10.2.

“Eligible Obligor”: On the initial Funding Date of the related Asset, any Obligor that (i) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is a legal operating entity, holding company or SPE Obligor, (iii) has not entered into the Asset primarily for personal, family or household purposes, (iv) is not a Governmental Authority, (v) is not an Affiliate of the Seller, the Originator or the Servicer (so long as the Servicer is an Affiliate of the Seller), (vi) such Obligor is organized under the federal or provincial laws of, or its principal office is located in, and the Related Property with respect to which the Asset is principally underwritten is located in, the United States, Canada or a Group I Country, a Group II Country or a Group III Country, (vii) is not in the gaming, nuclear waste, biotechnology, natural resources, utility or internet industry (other than Obligors in the business of wholesale purchasing and reselling of natural gas or electricity, the Loans to which have been appropriately hedged) unless approved in writing by each of the Purchaser Agents in their sole discretion, (viii) except with respect to a DIP Loan, is not (and has not been for at least three years) the subject of an Insolvency Event, and, as of the date on which such Asset became part of the Collateral, such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise, as determined by the Servicer, unless approved in writing by the Administrative Agent in its sole discretion and (ix) is not (and has never been) an Obligor of a Charged-Off Loan or Delinquent Loan.

“Eligible Repurchase Obligations”: Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clauses (iii)(c) and (iii)(d) of the definition of Permitted Investments.

“Entitlement Holder”: The meaning specified in Section 8-102(a)(7) of the UCC.

“Environmental Laws”: Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Environmental Site Assessment”: Means, in respect of any Mortgaged Property, a “Phase I assessment” or “Phase II assessment” conducted in accordance with ASTM Standard E 1527-97 or any successor thereto published by the American Society for Testing and Materials Standard.

“Equity Interests”: Any share of capital stock, membership interest, partnership interest, beneficial ownership interest or other equity security of any nature in and to any REO Affiliate.

“Equity Security”: (i) Any equity security or any other security that is not eligible for purchase by the Seller as a Loan, (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Seller as a Loan, and (iii) any obligation that, at the time of commitment to acquire such obligation, qualified as a Loan (because of its characterization as indebtedness) but that, as of any subsequent date of determination, no longer satisfies the requirements of a Loan, for so long as such obligation fails to satisfy such requirements.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Seller, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Seller, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Seller, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Errors”: Defined in Section 6.19(e).

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Institutional Purchaser or Liquidity Bank shall have notified the Administrative Agent of a determination by such Institutional Purchaser or Liquidity Bank or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) any Institutional Purchaser or Liquidity Bank shall have notified the Administrative Agent of a determination by such Institutional Purchaser or Liquidity Bank or any of its assignees or participants that the rate at which deposits of Dollars are being offered to such Institutional Purchaser or Liquidity Bank or any of its assignees or participants in the London interbank market does not accurately reflect the cost to such Institutional Purchaser or Liquidity Bank, such assignee or such participant of making, funding or maintaining any Advance or (c) any Institutional Purchaser or Liquidity Bank shall have notified the Administrative Agent of the inability of such Institutional Purchaser or Liquidity Bank or any of its assignees or participants to obtain Dollars in the London interbank market to make, fund or maintain any Advance.

“Excepted Persons”: Defined in Section 13.13(a).

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (a) Any amount received in the Concentration Account by, on or with respect to any Asset included as part of the Collateral, which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Asset or on any Related Property, and (b) any amount received into the Collection Account or other Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments, (iii) any fee retained by the Originator in connection with the Origination of any Asset, (iv) any fees or similar charges which are permitted to be retained by the Servicer under this Agreement, and (v) any amount with respect to any Asset retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Asset, or that is otherwise sold by the Seller pursuant to Section 2.14, Section 2.19, Section 2.20 or Section 2.21, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Existing Assets”: Each Asset purchased by the Seller under the Sale Agreement and owned by the Seller on the Initial Closing Date, if any, as set forth on the Asset List delivered pursuant to Section 3.2(a)(i) on the Initial Closing Date.

“Exposure Amount”: As of any date of determination, with respect to any Delayed Draw Term Loan or Revolving Loan included in the Collateral, the excess, if any, of (i) the maximum commitment of the Seller under the terms of the Underlying Instruments to make loans (and, for the avoidance of doubt, the Seller’s commitment in respect of an Asset as to which the commitment to make additional loans has been terminated shall be zero) over (ii) the outstanding principal balance (exclusive of any interest and Accreted Interest) of such Delayed Draw Term Loan or Revolving Loan, as the case may be.

“Facility Amount”: The sum of (a) the Advances Outstanding and (b) the Aggregate Exposure Amount; provided that on or after the Termination Date, the Facility Amount shall mean the Advances Outstanding.

“Facility Termination Date”: July 15, 2012, or such later date as the Administrative Agent and each Purchaser Agent shall mutually agree to, in their sole discretion, and the Administrative Agent shall notify the Seller of such date in writing.

“Fair Market Value”: With respect to any Loan, the offered price of such Loan as quoted by Markit or Loan Pricing Corporation, or if such a price quotation is not available, the price at which such Loan would be sold and purchased by sophisticated participants in an arms-length transaction reflecting market conditions prevailing at the time of such sale, as reasonably determined by the Servicer in accordance with the Servicing Standard and the Credit and Collection Policy.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. (Charlotte, North Carolina time).

“Finance Charges”: With respect to any Asset, any interest or finance charges owing by an Obligor pursuant to or with respect to such Asset.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Fitch”: Fitch, Inc. or any successor thereto.

“Fixed Rate Loan”: A Loan that is an Eligible Asset other than a Floating Rate Loan.

“Floating Rate Loan”: A Loan that is an Eligible Asset where the interest rate payable by the Obligor thereof is based on the Company Prime Rate or the Company LIBOR Rate, plus some specified interest percentage in addition thereto, and the Loan provides that such interest rate will reset immediately upon any change in the related Company Prime Rate or Company LIBOR Rate.

“Funding Date”: When used with respect to any request for an Advance or any Advance (including any incremental Advance) made hereunder, the Business Day of the receipt by the Administrative Agent and each Purchaser Agent of a Borrowing Notice and other required deliveries in accordance with Section 2.3. When used in Section 3.2(c), the Business Day on which the related Asset is acquired by the Seller.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Grant”: To grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of any instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation, the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect thereof, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring any suit in equity, action at law or other judicial or administrative proceeding in the name of the granting party or otherwise, and generally to do and receive anything that the granting party may be entitled to do or receive thereunder or with respect thereto.

“Group I Country”: Any of the Netherlands, the United Kingdom, Australia and New Zealand.

“Group II Country”: Any of Germany, Ireland, Sweden and Switzerland.

“Group III Country”: Any of Austria, Belgium, Denmark, Finland, France, Iceland, Lichtenstein, Luxembourg, Norway and Spain.

“H.15”: Federal Reserve Statistical Release H.15.

“Hazardous Materials”: All materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. §172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Amount”: (a) With respect to Fixed Rate Loans (excluding Real Estate Loans which are Fixed Rate Loans), on any day, an amount equal to the product of (1) the aggregate Principal Balance of such Fixed Rate Loans and (2) 80%, and (b) with respect to Real Estate Loans bearing a fixed rate of interest, on any day, an amount equal to the product of (1) the outstanding principal amount of such Real Estate Loan times (2) the Advance Rate applicable to such Real Estate Loan.

“Hedge Breakage Costs”: For any Hedge Transaction, any amount payable by the Seller for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Collateral”: Defined in Section 5.3(b).

“Hedge Counterparty”: means (a) Wachovia and (b) any entity to the extent that such other entity (i) on the date of entering into a Hedging Agreement (x) is an interest rate swap dealer that has been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld), and (y) has a long-term unsecured debt rating of not less than “A” by S&P, not less than “A2” by Moody’s and not less than “A” by Fitch (if such entity is rated by Fitch) (“Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and not less than “F-1” by Fitch (if such entity is rated by Fitch) (“Short-term Rating Requirement”), and (ii) in a Hedging Agreement (x) consents to the assignment of the Seller’s rights under the Hedging Agreement to the Trustee for the benefit of the Secured Parties pursuant to Section 5.3(b) and (y) agrees that in the event that Moody’s, S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, it shall transfer its rights and obligations under each Hedge Transaction to another entity that meets the requirements of clause (i) and (ii) hereof and has entered into a Hedging Agreement with the Seller on or prior to the date of such transfer.

“Hedge Guaranty”: The Guaranty, dated as of the Initial Closing Date, by and between NewStar Financial, Inc. in favor of Wachovia, as Hedge Counterparty, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Hedge Guaranty Fee”: The fee payable on each Payment Date to the Originator, in an amount equal to the product of (i) 0.01%, (ii) the average daily aggregate Hedge Notional Amount, if any, during the immediately preceding Collection Period and (iii) the actual number of days in such Collection Period divided by 360, subject to and in accordance with the priority of payments set forth in Section 2.10 and Section 2.11, as applicable.

“Hedge Notional Amount”: For any Advance, the aggregate notional amount in effect on any day under all Hedge Transactions entered into pursuant to Section 5.3(a) for that Advance.

“Hedge Percentage”: On any day on which (a) the Principal Balances of Eligible Assets and ABS Direct Loans is less than or equal to $150,000,000, an amount equal to 0% for Fixed Rate Loans if the sum of the Principal Balances of all Fixed Rate Loans is less than or equal to $20,000,000, (b) the Principal Balances of Eligible Assets and ABS Direct Loans is less than or equal to $150,000,000, an amount equal to 80% for Fixed Rate Loans if the sum of the Principal Balances of all Fixed Rate Loans is greater than $20,000,000, (c) the Principal Balances of Eligible Assets and ABS Direct Loans is greater than $150,000,000, an amount equal to 0% for Fixed Rate Loans if the sum of the Principal Balances of all Fixed Rate Loans is less than or equal to $50,000,000 and (d) the Principal Balances of Eligible Assets and ABS Direct Loans is greater than $150,000,000, an amount equal to 80% for Fixed Rate Loans if the sum of the Principal Balances of all Fixed Rate Loans is greater than $50,000,000. The “Hedge Percentage” for Floating Rate Loans is 0%.

“Hedge Transaction”: Each interest rate or index rate swap transaction or other comparable derivative arrangements as the Administrative Agent may approve in writing in its reasonable discretion between the Seller and a Hedge Counterparty that is entered into pursuant to Section 5.3(a) and is governed by a Hedging Agreement.

“Hedged Rate”: For any Advance, the interest rate payable to the Hedge Counterparty under the Hedge Transaction related to such Advance computed as of the Cut-Off Date under or with respect to the Asset to which that Advance relates.

“Hedging Agreement”: Each agreement between the Seller and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.3(a), which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto substantially in the form of Exhibit D hereto or such other form as the Administrative Agent shall approve in writing in its reasonable discretion and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

“Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three-month instruments, “Aa3” and “P-1” for six-month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“Increased Costs”: Any amounts required to be paid by the Seller to an Affected Party pursuant to Section 2.16.

“Incurrence Covenant” means with respect to any Loan, a covenant by the Obligor thereon to comply with one or more financial covenants only upon the occurrence of certain actions of the Obligor including, but not limited to, a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness”: (i) With respect to any Obligor under any Asset, for the purposes of the definitions of Interest Coverage Ratio, LTV and Net Leverage Ratio, the meaning of “Indebtedness” or any comparable definition in the Underlying Instruments for each such Asset, and in any case that “Indebtedness” or such comparable definition is not defined in such Underlying Instruments, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and

(ii) for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii).

“Indemnified Amounts”: Defined in Section 11.1.

“Indemnified Parties”: Defined in Section 11.1.

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC.

“Indorsed” has a corresponding meaning.

“Industrial Property”: Means, factories, refinery plants, breweries, and other similar real property interests in one or more similar businesses;

“Industry Diversity Score”: Defined in Schedule VII.

“Initial Advance”: The first Advance.

“Initial Closing Date”: August 11, 2004.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Institutional Purchaser”: Each financial institution which may from time to time become a Purchaser hereunder as an “Institutional Purchaser” by executing and delivering an assumption agreement in the form of Exhibit L to the Administrative Agent and the Seller as contemplated by Section 2.1(e).

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damage to or loss of the Related Property.

“Insurance Proceeds”: Any amounts received on or with respect to a Loan under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation which is neither required to be used to restore, improve or repair the related real estate nor required to be paid to the Obligor or to the holder of the first priority security interest in the applicable Related Property in the case of a Second Lien Loan, under the Underlying Instruments.

“Intercreditor Agreement”: Either (i) the Amended and Restated Intercreditor and Concentration Account Administration Agreement, dated as of November 30, 2005 (as further amended, modified, waived, supplemented, restated or replaced from time to time), by and among U.S. Bank National Association, as account custodian and as concentration account bank, Wachovia Capital Markets, LLC, as administrative agent, NewStar Financial, Inc., as originator, as original servicer, as collateral manager and as concentration account servicer, NewStar CP Funding LLC, as seller, U.S. Bank National Association, as indenture trustee and trustee, NewStar Trustee 2005-1, as issuer, NewStar Short-Term Funding LLC, as borrower, NewStar Credit Opportunities Funding I Ltd., as seller, IXIS Financial Products Inc. as administrative agent, and each party that from time to time executes and delivers a joinder thereto or (ii) the

Intercreditor and Concentration Account Administration Agreement (Wachovia Deposit Account), dated as of February 15, 2007 (as further amended, modified, waived, supplemented, restated or replaced from time to time), by and among U.S. Bank National Association, as account custodian and as secured party, Wachovia Capital Markets, LLC, as administrative agent, NewStar Financial, Inc., as originator, as original servicer, as collateral manager and as concentration account servicer, NewStar CP Funding LLC, as seller, U.S. Bank National Association, as trustee, NewStar Trust 2005-1, as issuer, NewStar Short-Term Funding LLC, as borrower, NewStar Credit Opportunities Funding I Ltd., as seller, IXIS Financial Products Inc., as administrative agent and as investor agent, NewStar Warehouse Funding 2005 LLC, as issuer, NewStar Structured Finance Opportunities, LLC, as issuer, NewStar Commercial Loan Trust 2006-1, as issuer, NewStar Concentration LLC, as account titleholder, each party that from time to time executes and delivers a joinder thereto and Wachovia Bank, National Association, as concentration account bank, as applicable.

“Interest”: For each Accrual Period and each Advance outstanding, the sum of the products (for each day during such Accrual Period) of:

where:

IR	=	the Interest Rate applicable on such day;

P	=	the principal amount of such Advance on such day; and

D	=	360 or, to the extent the Interest Rate is based on the Base Rate, 365 or 366 days, as applicable.

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections”: Any and all amounts of Collections received in respect of interest (including, without limitation, the interest portion of any Scheduled Payment or of any repurchase amount paid by the Originator to repurchase an Asset pursuant to Section 6.1 of the Sale Agreement), fees (including, without limitation, collateral management fees, commitment fees, unused line fees and termination fees) or other similar charges (including any Finance Charges) on or with respect to a Asset and in each case from or on behalf of any Obligor that are deposited into the Collection Account, or received by or on behalf of the Seller by the Servicer or Originator in respect of an Asset, in the form of Cash, checks, wire transfers, electronic transfers or any other form of Cash payment (net of any payment owed by the Seller to, and including any receipts from, any Hedge Counterparties) plus any interest received on Permitted Investments.

“Interest Collections Account”: Defined in Section 6.4(h).

“Interest Coverage Ratio”: With respect to any Asset for any Relevant Test Period, the meaning of “Interest Coverage Ratio” or any comparable definition in the Underlying Instruments for each such Asset, and in any case that “Interest Coverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) EBITDA to (b) Interest Obligations.

“Interest Obligations”: With respect to any period and any Asset, for the Obligor thereon and, to the extent included in the corresponding calculation of EBITDA, any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instruments for such Asset (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest Obligations” or any comparable definition in the Underlying Instruments for each such Asset, and in any case that “Interest Obligations” or such comparable definition is not defined in such Underlying Instruments, all cash interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued during such period (whether or not actually paid during such period).

“Interest Rate”: For any Accrual Period and for each Advance outstanding for each day during such Accrual Period:

(a) to the extent the applicable Purchaser has funded the applicable Advance through the issuance of commercial paper (whether directly or indirectly through such Purchaser’s funding source), a rate equal to the applicable CP Rate; or

(b) to the extent the applicable Purchaser did not fund the applicable Advance through the issuance of commercial paper (whether directly or indirectly through such Purchaser’s funding source), a rate equal to the Alternative Rate.

“Interests in Real Property”: A fee simple interest, a financeable estate for years or a leasehold interest in each case in real property.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Assets pursuant to the Sale Agreement and the Transfer Documents and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“ISDA Definitions”: The 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.

“Issuer”: Variable Funding Capital Company LLC and any other entity whose principal business consists of issuing commercial paper or other notes to fund its acquisition or maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets.

“Large Obligor Coverage Amount”: As of any Measurement Date, an amount equal to the sum of the Principal Balances of all Eligible Assets to the three largest Obligors included in the Collateral.

“Large Syndicated Loan”: Any Loan that (unless otherwise approved in writing by the Administrative Agent prior to its acquisition by the Seller): (i) arises under an Underlying Instrument with at least four lending financial institutions or lender parties thereto, (ii) is made to an Obligor with EBITDA of at least $40,000,000 on a trailing 12 month basis, (iii) is priced on Markit or Loan Pricing Corporation, (iv) has a rating of at least “B3” by Moody’s and “B-” by S&P and (v) is secured by a first priority lien on all of the Obligor’s assets constituting Related Property for the Loan. For avoidance of doubt a Large Syndicated Loan that satisfies some but not all of the foregoing provisions of this definition may still be eligible for purchase by the Seller as a Middle Market Loan, a Real Estate Loan or an ABS Direct Loan, as applicable, subject to such Loan’s satisfaction of the criteria set forth in the definitions of those Loans and in the definition of Eligible Asset.

“LIBOR” means on any date of determination (a) the posted rate for one-month deposits in Dollars appearing on the applicable Telerate Page (3750 for Dollars, which is known as Telerate Successor Page 37507) or the applicable Reuters Screen Page, or a successor page, as of 11:00 a.m. (London time) on such day or (b) if no such rate appears on the applicable Telerate Page (3750 for Dollars, which is known as Telerate Successor Page 37507) or the applicable Reuters Screen Page, or a successor page, at such time and day, then LIBOR shall be determined by Wachovia at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which 30 day deposits in Dollars are being, have been, or would be offered or quoted by Wachovia to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. (Charlotte, North Carolina time) on such day.

“LIBOR Rate”: For any day, (a) the rate per annum appearing on Page 3750 of the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by any Purchaser from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day, or, if such day is not a Business Day, the immediately preceding Business Day, as the rate for Dollar deposits with a one-month maturity; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such service), the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m., London time, for such day, or, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (c) if the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such service) and if no rate specified in clause (b) of this definition so appears on Reuters Screen LIBO page (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the respective principal London offices of such Purchaser in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Liquidation Expenses”: With respect to any Asset, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer (including amounts paid to any subservicer) in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any related assets securing such Asset upon or after the expiration or earlier termination of such Asset and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing pursuant to such Asset if it is a Charged-Off Loan and, if requested by the Administrative Agent, the Servicer and Originator must provide to the Administrative Agent a breakdown of the Liquidation Expenses for such Asset, along with any supporting documentation therefor.

“Liquidity Agreement”: Means any agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to or, purchase assets from or cause third parties to purchase assets from any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Advances hereunder.

“Liquidity Bank”: The Person or Persons who provide liquidity support to each Conduit Purchaser, respectively, pursuant to a Liquidity Agreement in connection with the issuance by such Purchaser of Commercial Paper Notes.

“Loan”: Any ABS Direct Loan, Large Syndicated Loan, Middle Market Loan or Real Estate Loan originated or acquired by the Originator or by the Seller in the ordinary course of its respective business, which loan includes, without limitation, (i) the Required Loan Documents and Loan File, and (ii) all right, title and interest of the Originator and/or of the Seller, as applicable, in and to the loan and any Related Property excluding, however, the Retained Interest and Excluded Amounts set forth in clause (b)(iii) of the definition thereof.

“Loan Checklist”: The list delivered by or on behalf of the Seller to the Trustee that identifies each of the items contained in the related Loan File which constitute Required Loan Documents.

“Loan Files”: With respect to any Loan and Related Security, copies of each of the Required Loan Documents and duly executed originals (to the extent required by the Credit and Collection Policy and the Servicing Standard) and copies of any other Records relating to such Loan and Related Security.

“Loan Pricing Corporation”: Loan Pricing Corporation, or any successor thereto.

“Loan-to-Liquidation Value Ratio” or “LLV”: With respect to any Middle Market Loan or Large Syndicated Loan as of its date of origination, the percentage equivalent of a fraction (i) the numerator of which is equal to the maximum availability (as provided in the applicable Underlying Instruments) of such Loan and (ii) the denominator of which is equal to the liquidation value of the Related Property securing such Loan that is subject to a valid and perfected first priority security interest in favor of the Originator, the Seller or a collateral agent on its behalf (as determined by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard).

“Loan-to-Value Ratio” or “LTV”: With respect to any Middle Market Loan, as of its date of origination, the percentage equivalent of a fraction (i) the numerator of which is equal to the commitment amount as provided in the applicable Underlying Instruments (or in the case of Revolving Loans the maximum availability thereof) of such Loan plus the commitment amount of any other senior or pari passu Indebtedness of the related Obligor (including in the case of Revolving Loans the maximum availability thereof) and (ii) the denominator of which is equal to the enterprise value of the Related Property securing such Loan (as determined by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard unless the Administrative Agent in its discretion disagrees with such determination, in which case the decision of the Administrative Agent as to the enterprise value of the Related Property shall be conclusive and binding on the parties hereto absent manifest error). With respect to any Real Estate Loan, as of its date of origination, the percentage equivalent of a fraction (i) the numerator of which is equal to the original principal amount of such Real Estate Loan plus the then outstanding principal amount of any other senior or pari passu Indebtedness of the related Obligor secured by the same Mortgaged Property and (ii) the denominator of which is the Appraised Value of the Mortgaged Property determined in connection with the origination of such Real Estate Loan.

“LOT Loan”: Any Term Loan that (i) is secured by a valid and perfected first priority security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) (a) has a “first dollar” at risk at less than or equal to 50% of the Loan-to-Value Ratio and a “last dollar” at risk less than or equal to 65% of the Loan-to-Value Ratio where the Loan is not a Material Middle Market Mortgage Loan or the Related Property is not primarily real estate, and (b) has a “last dollar” at risk less than or equal to 80% of the Loan-to-Value Ratio where the Loan is a Material Middle Market Mortgage Loan or the Related Property is primarily real estate and (iii) contains terms which, upon the occurrence of an event of default under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related Property, the Seller’s portion of such Loan would be paid only after the other lender party to such Loan (whose right to payment is contractually senior to the Seller) is paid in full.

“Lyon”: Defined in the Preamble.

“Maintenance Covenant”: With respect to any Loan, a covenant by the Obligor thereon to comply with one or more financial covenants during each reporting period, whether or not it has taken any specified action.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Markit”: Markit Group Ltd., or any successor thereto.

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Originator, the Servicer or the Seller, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Assets generally or any material portion of the Assets, (c) the rights and remedies of the Administrative Agent, the Trustee, the Purchasers, the Purchaser Agents and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of the Seller, the Servicer, the Backup Servicer or the Trustee to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Trustee’s interest on behalf of the Secured Parties in the Collateral.

“Material Modification”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan that (a) reduces the rate of cash interest payable on such Loan (provided that the rate of cash interest payable may be reduced by not more than 10% if the Interest Coverage Ratio is greater than 1.5:1 at such time), (b) postpones the due date of any Scheduled Payment in respect of such Loan, (c) terminates or releases any material lien or security interest securing such Loan (other than the release of such lien or security interest (i) as required by the Underlying Instruments so long as it does not involve a material portion of the Collateral or (ii) in conjunction with the sale or disposition of the assets subject to such lien or security interest so long as 100% of the cash proceeds from such sale or disposition (minus any taxes and expenses incurred in connection with such sale or disposition) are applied to prepay the applicable Loan and the gross cash proceeds from such sale or disposition are at least equal to 100% of the value of the property being released from such lien or security interest), (d) alters the status of such Loan as a Delinquent Loan or Charged-Off Loan or (e) amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Net Leverage Ratio”, “LTV” or “Interest Coverage Ratio” or any respective comparable definitions in the Underlying Instruments for such Loan or (ii) any term or provision of such Underlying Instruments referenced in or utilized in the calculation of the “Net Leverage Ratio”, “LTV” or “Interest Coverage Ratio” or any respective comparable definitions for such Loan, in either case in a manner that, in the sole reasonable judgment of the Administrative Agent, is materially adverse to the Secured Parties.

“Materially Modified Loan”: Any Loan subject to a Material Modification, unless otherwise deemed not to constitute a Materially Modified Loan by the Administrative Agent in its sole discretion.

“Material Middle Market Mortgage Loan”: Any Loan for which the underlying Related Property consisting of real property owned by the Obligor (i) represents 25% or more (measured by the book value of the three most valuable parcels of real property as of the date of such Loan) of (a) the original commitment for such Loan and (b) the fair value of the underlying Obligor and Related Property as a whole and (ii) is material to the operations of the related business; provided that a Material Middle Market Mortgage Loan shall not include certain parcels of real property which the Obligor is in the process of disposing.

“Maximum Availability”: At any time, an amount equal to the least of (x) (i) the product of the Borrowing Base and the Weighted Average Advance Rate, plus (ii) the amounts on deposit in the Principal Collections Account received in reduction of the Principal Balance of any Asset, plus (iii) the amount on deposit in the Unfunded Exposure Account, minus (iv) the Aggregate Unfunded Exposure Equity Amount, (y) the Borrowing Base minus the Large Obligor Coverage Amount plus the amounts in the Principal Collections Account received in reduction of the Principal Balance of any Asset plus the amount on deposit in the Unfunded Exposure Account minus the Aggregate Unfunded Exposure Equity Amount, and (z) the Facility Amount.

“Measurement Date”: Each of the following: (i) the Closing Date; (ii) each Determination Date; (iii) the date of any Borrowing Notice; (iv) any date on which a substitution or repurchase of an Asset occurs; (v) any Optional Sale Date; (vi) the day as of which any Eligible Asset becomes a Delinquent Loan or a Charged-Off Loan; (vii) the day as of which any Servicing Report, as provided for herein, is calculated; (viii) the date of any requested release of Principal Collections pursuant to Section 2.10(c); (ix) any Discretionary Sale Date; (x) the date of any requested release of amounts on deposit in the Unfunded Exposure Account pursuant to Section 2.10(d) or Section 2.11(b); (xi) the date on which an Assigned Value for any Eligible Asset is changed; and (xii) the date any Assigned Value Adjustment Event occurs.

“Mezzanine Loan”: Any Real Estate Loan that is a Term Loan: (i) that is subordinate to a B-Note Loan in terms of priority of payment obligations and does not share in the same collateral package as senior loans to the applicable Obligor and (ii) where the underlying Related Property consists of real property and/or a pledge of the ownership interests in the entity that owns the related Mortgaged Property.

“Middle Market Loan”: Each of the following types of Loans: DIP Loans, LOT Loans, Permitted PIK Loans, Second Lien Loans, Senior Secured ABLs, Senior Secured Loans and Stretch Senior Secured Loans.

“Money”: The meaning specified in Section 1-201(24) of the UCC.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Moody’s Industry Classification Group”: Any of Moody’s industry classification groups set forth in Schedule VIII, and any additional such industry classification groups that may be subsequently established by Moody’s and provided by the Servicer or Moody’s to the Administrative Agent. The Servicer shall determine the industry classification group unless the Administrative Agent in its discretion disagrees with such determination, in which case the decision of the Administrative Agent as to such industry classification group shall be conclusive and binding on the parties hereto absent manifest error, unless and until Moody’s determines the industry classification group in which case the Moody’s determination shall be conclusive.

“Moody’s Rating”: With respect to any Asset, for determining the Moody’s Rating as of any date of determination: (a) for Middle Market Loans, (i) if such Loan is rated by Moody’s, such Moody’s rating, (ii) if such Loan is rated by S&P (but not Moody’s), such S&P rating, and (iii) if such Loan is not rated by Moody’s or S&P, a ratings estimate (after giving effect to the following downward notching), as determined by the Servicer utilizing RiskCalc:

RiskCalc Rating	Downward Notching
“Aa1” to “Ba3”	3.0 notches
“B1” to “B3”	2.0 notches
“Caa1” to “Caa3”	1.0 notch

and (b) for ABS Direct Loans and Real Estate Loans, (i) if such Loan is rated by Moody’s, such Moody’s rating, (ii) if such Loan is rated by S&P (but not Moody’s), such S&P rating, and (iii) if such Loan is not rated by Moody’s or S&P, a rating as determined by the Servicer in accordance with its Credit and Collection Policy and the Servicing Standard. The Administrative Agent shall have the right to challenge the inputs utilized for any RiskCalc model or rating determined by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard, and if such disagreement cannot be resolved, the determination of the Administrative Agent as to such inputs or rating shall be conclusive and binding on the parties hereto absent manifest error.

“Moody’s Rating Factor”: In relation to any Middle Market Loan or ABS Direct Loan, the number set forth in the table below opposite the Moody’s Rating of such Middle Market Loan or ABS Direct Loan, as applicable; provided that if the rating on such Middle Market Loan or ABS Direct Loan has been put on watch for possible downgrade, the Moody’s Rating that will apply to such Middle Market Loan or ABS Direct Loan will be one subcategory below the current rating on such Middle Market Loan or ABS Direct Loan.

Moody’s Rating	Moody’s Rating Factor	Moody’s Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aal	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
Al	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baal	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or below	10,000

For purposes of determining the Weighted Average Rating Factor, any Charged-Off Loan will not be included in such calculation.

“Moody’s Recovery Rate”: With respect to any Middle Market Loan or ABS Direct Loan, the recovery rate specified by Moody’s for such Loan:

Moody’s Category	Recovery Rate
Senior Secured ABL Loan	50%
Senior Secured Loan	50%
Stretch Senior Secured Loan	40%
LOT Loan	30%
Second Lien Loan	30%
DIP Loan	50%
ABS Direct Loan	25%

“Moody’s Weighted Average Recovery Rate”: means, as of any Measurement Date, the percentage (rounded up to the first decimal place) obtained by dividing (a) the sum of the products obtained by multiplying the outstanding Principal Balance of each Middle Market Loan and ABS Direct Loan by its Moody’s Recovery Rate, by (b) the aggregate Principal Balance of all Middle Market Loans and ABS Direct Loans as of such date.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first or second Lien on an Interest in Real Property securing a Loan subject to this Agreement, including the Assignment of Leases and Rents related thereto.

“Mortgaged Property”: The underlying Interests in Real Property (including any REO Property) which are subject to the Lien of a Mortgage that secures a Loan, consisting of Interests in Real Property in a parcel or parcels of land, at least one of which parcels is improved by a commercial building or facility, together with Interests in Real Property in such commercial building or facility and any personal property, fixtures, leases and other property or rights pertaining to such land, commercial building or facility which are subject to the related Mortgage.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Seller or any ERISA Affiliate on behalf of its employees.

“Multifamily Property”: Means, multifamily dwellings such as apartment blocks, condominiums and cooperative owned buildings;

“Net Leverage Ratio”: With respect to any Asset for any Relevant Test Period, the meaning of “Net Leverage Ratio” or any comparable definition in the Underlying Instruments for each such Asset, and in any case that “Net Leverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) Indebtedness minus Unrestricted Cash to (b) EBITDA.

“Nonrecoverable Advance”: Any Servicer Advance which, if made by the Servicer in respect of a Loan, in the reasonable good faith judgment of the Servicer would not be ultimately recoverable by the Servicer from the net proceeds and collections received solely with respect to such Asset, Mortgaged Property or Related Property, including related Liquidation Proceeds, REO Proceeds and escrowed amounts.

“Noteless Loan”: A Loan with respect to which the related Required Loan Documents (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan and/or (ii) require any holder of the indebtedness created under such Loan to affirmatively request a promissory note from the related Obligor, so long as such holder has not requested and obtained a promissory note from such Obligor.

“Notice of Intended Sale”: Defined in Section 10.2(d).

“Obligor”: With respect to any Asset, any Person or Persons obligated to make payments pursuant to or with respect to such Asset, including any guarantor thereof. For purposes of calculating the Large Obligor Coverage Amount, all Assets included as part of the Collateral or to be transferred to the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Assets of such other Obligor; for example, if Corporation A is an Affiliate of Corporation B, and the sum of the Principal Balances of all of Corporation A’s Assets included as part of the Collateral equals $25,000,000 and the sum of the Principal Balances all of Corporation B’s Assets included as part of the Collateral equals $10,000,000, the Principal Balance for Corporation A and Corporation B would be $35,000,000 (it being understood that only one such Obligor shall be counted for purposes of calculating the Large Obligor Coverage Amount).

“Office Property”: Means, office buildings (including medical offices), conference facilities and other similar real property interests used in the commercial real estate business;

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Seller or the Servicer, as the case may be, and delivered to the Trustee.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Optional Sale”: Defined in Section 2.20(a).

“Optional Sale Date”: Any Business Day, provided 45 days written notice is given in accordance with Section 2.20(a).

“Originator”: Defined in the Preamble of this Agreement.

“Other Costs”: Defined in Section 13.9(c).

“Overcollateralization Ratio”: As of any date of determination, the quotient, expressed as a percentage, of (a) the sum of (i) the Principal Collateral Value plus (ii) amounts on deposit in the Principal Collections Account plus (iii) the Aggregate Exposure Amount, divided by (b) the Facility Amount.

“Overcollateralization Ratio Covenant”: As of any date of determination,

(a) if the Principal Collateral Value equals or exceeds $125,000,000, 150.0%; or

(b) if the Principal Collateral Value is less than $125,000,000, 185.0%.

“Participations”: Participations acquired by the Seller in all or a portion of a loan obligation held by a Selling Institution.

“Payment Date”: (a) Quarterly on the 15th day of each February, May, August and November or (b) if the Administrative Agent reasonably determines that a majority of the Assets are paying on a monthly basis then upon 30 days prior written notice to the Seller, monthly on the 15th day of each calendar month, and in each case if such day is not a Business Day, the next succeeding Business Day, commencing November 15, 2004.

“Permitted Encumbrances”: Defined in Appendix A.

“Permitted Investments”: Means negotiable instruments or securities or other investments (i) which, except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) that, as of any date of determination, mature by their terms on or prior to the Business Day immediately preceding the next Payment Date immediately following such date of determination, and (iii) that evidence:

(a) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b) demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Seller’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Fitch and each Rating Agency in the Highest Required Investment Category granted by Fitch and such Rating Agency, which in the case of Fitch, shall be “F-1”;

(c) commercial paper, or other short term obligations, having, at the time of the Seller’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency, which in the case of Fitch, shall be “F-1”;

(d) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-1”;

(e) notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f) investments in taxable money market funds or other regulated investment companies having, at the time of the Seller’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from Moody’s, S&P and Fitch (if rated by Fitch);

(g) time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Seller’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by Fitch and each Rating Agency; or

(h) Eligible Repurchase Obligations with a rating acceptable to the Rating Agencies, which in the case of Fitch, shall be “F-1” and in the case of S&P shall be “A-1”.

The Trustee may, pursuant to the direction of the Servicer or Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens”:

(i) With respect to the interest of the Originator and/or of the Seller in the Assets and the Accounts: (a) Liens in favor of the Seller created pursuant to the Sale Agreement and transferred to the Trustee for the benefit of the Secured Parties pursuant to this Agreement and (b) Liens in favor of the Trustee for the benefit of the Secured Parties pursuant to this Agreement; and

(ii) with respect to the interest of the Originator and/or of the Seller in the other Collateral (including any Related Property): (a) materialmen’s, warehousemen’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested by an appropriate Person in good faith by appropriate proceedings, (b) purchase money security interests in certain items of equipment, (c) Liens for state, municipal and other local taxes if such taxes shall not at the time be due and payable or the validity or amount thereof is currently being contested by an appropriate Person in good faith by appropriate proceedings, (d) Liens in favor of the Seller and transferred by the Seller to the Trustee for the benefit of the Secured Parties pursuant to this Agreement, (e) Liens in favor of the Trustee for the benefit of the Secured Parties created pursuant to this Agreement, (f) Liens which have priority over first priority perfected security interests in such other Collateral or any portion thereof under the UCC or any other Applicable Law, and (g) with respect to Agented Loans and Third Party Serviced Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related facility.

“Permitted PIK Loan”: A Middle Market Loan which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.

“Person”: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Predecessor Servicer Work Product”: Defined in Section 6.19(e).

“Prepaid Asset”: Any Asset (other than a Charged-Off Loan) that was terminated or has been prepaid in full or in part prior to its scheduled expiration date.

“Prepayment Amount”: Defined in Section 6.4(b).

“Prepayments”: Any and all (i) partial or full prepayments on or with respect to an Asset (including, with respect to any Asset and any Collection Period, any Scheduled Payment, Finance Charge or portion thereof that is due in a subsequent Collection Period that the Servicer has received, and pursuant to the terms of Section 6.4(b) expressly permitted the related Obligor to make, in advance of its scheduled due date, and that will be applied to such Scheduled Payment on such due date), (ii) Recoveries, and (iii) Insurance Proceeds.

“Priced Loan”: Means any Loan that has an observable quote from Markit or Loan Pricing Corporation.

“Prime Rate”: The rate announced by Wachovia from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wachovia or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Balance”: As of any Measurement Date, (i) with respect to any Asset, the lower of (a) the Assigned Value of such Asset multiplied by its outstanding principal balance (exclusive of any interest and Accreted Interest) as of the most recent date of determination and (b) the outstanding principal balance of such Asset (exclusive of any interest and Accreted Interest). The Principal Balance of (i) any Prepaid Asset which has been prepaid in full or (ii) any Equity Security shall equal $0. For the avoidance of doubt, any principal balance previously covered by Servicer Advances will be excluded from the principal balance outstanding for purposes of this definition.

“Principal Collateral Value”: On any Measurement Date, the sum of the Principal Balances of all Eligible Assets included as part of the Collateral on such date.

“Principal Collections”: Any and all amounts of Collections received in respect of any principal due and payable under the Assets, from or on behalf of Obligors that are deposited into the Collection Account (including, without limitation, the principal portion of any Scheduled Payment or of any repurchase amount paid by the Originator to repurchase an Asset pursuant to Section 6.1 of the Sale Agreement) or received by or on behalf of the Seller by the Servicer or Originator in respect of Assets and all Recoveries, in the form of Cash, checks, wire transfers, electronic transfers or any other form of Cash payment.

“Principal Collections Account”: Defined in Section 6.4(h).

“Proceeds”: With respect to any Collateral, whatever is receivable or received when such Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Program Fee”: With respect to any applicable Purchaser, the fee set forth as such in such Purchaser’s Purchaser Fee Letter.

“Pro-Rata Share”: For each Purchaser, (i) the percentage obtained by dividing such Purchaser’s Commitment (as determined under subsection (i)(a) of the definition of Commitment) by the aggregate Commitments of all the Purchasers (as determined under subsection (i)(a) of the definition of Commitment).

“Purchase Date”: Defined in the Sale Agreement.

“Purchaser”: Each Person from time to time party hereto as a Conduit Purchaser or an Institutional Purchaser, and “Purchasers” means all such Persons collectively.

“Purchaser Agent”: With respect to any Purchaser, the person listed as the “Purchaser Agent” for such Purchaser on the signature pages to this Agreement or any document pursuant to which a Purchaser may, following the date of this Agreement, become a party hereto.

“Purchaser Fee Letter”: With respect to any Purchaser, the fee letter among such Purchaser, the Seller and any other parties thereto relating to the fees payable to such Purchaser in connection with the transactions contemplated hereby, as any such letter may be amended, modified, waived, supplemented, restated or replaced from time to time.

“Qualified Institution”: A depository institution or trust company acceptable to the Administrative Agent and a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Qualified Insurer”: An insurance company or security or bonding company qualified to write the applicable insurance policy in the relevant jurisdiction.

“Rating Agency”: Each of S&P, Moody’s and any other rating agency that has been requested to issue a rating with respect to a Term Securitization.

“Real Estate Loan”: Each of the following types of Loans: Senior Secured Real Estate Loans, Mezzanine Loans and B-Note Loans.

“Records”: All documents relating to the Assets, including books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) executed in connection with the origination or acquisition of the Collateral or maintained with respect to the Collateral and the related Obligors that the Seller, the Originator or the Servicer have generated, in which the Seller or the Servicer have acquired an interest pursuant to the Sale Agreement or in which the Seller, the Originator or the Servicer have otherwise obtained an interest.

“Recoveries”: As of the time any Related Property or any other related property is sold, discarded or abandoned (after a determination by the Servicer that such Related Property or any other related property has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard with respect to any Charged-Off Loan, the proceeds from the sale of the Related Property or any other related property, the proceeds of any related Insurance Policy, any other recoveries with respect to such Charged-Off Loan, the Related Property, any other related property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Loan, to be refunded to the related Obligor.

“Registered”: With respect to any debt obligation, a debt obligation that was issued after July 18, 1984 and that is in registered form for purposes of the Code.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

“Related Property”: With respect to any Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan (including, without limitation, Mortgaged Property and/or a pledge of the stock, membership or other ownership interests in the Obligor), including all Proceeds from any sale or other disposition of such property or other assets.

“Related Security”: As used in the Sale Agreement, all of the Originator’s right, title and interest in and to the items set forth in clauses (a) through (d) and (i) hereto and as used herein, all of the Seller’s right, title and interest in and to:

(a) any Related Property securing an Asset and all Recoveries related thereto;

(b) all Required Loan Documents and Loan Files related to any Loan, any Records, and the documents, agreements, and instruments included in the Loan File or Records including, without limitation, rights of recovery of the Seller against the Originator;

(c) all Insurance Policies with respect to any Loan;

(d) all security interests, liens, guaranties, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure or support payment of any Asset, together with all UCC financing statements or similar filings signed by an Obligor relating thereto;

(e) the Accounts and the Concentration Account as it relates to the Collateral, together with all Cash and investments in each of the foregoing other than amounts earned on investments therein;

(f) any Hedging Agreement;

(g) any payment from time to time due from a Hedge Counterparty under a Hedging Agreement;

(h) the Sale Agreement and the assignment to the Trustee for the benefit of the Secured Parties of all UCC financing statements filed by the Seller against the Originator under or in connection with the Sale Agreement; and

(i) the proceeds of each of the foregoing.

“Relevant Test Period”: With respect to any Asset, the relevant test period for the calculation of Net Leverage Ratio, LTV or Interest Coverage Ratio, as applicable, for such Asset in the applicable Underlying Instruments or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Asset; provided that, with respect to any Asset for which the relevant test period is not provided for in the applicable Underlying Instruments, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“REO Acquisition”: The acquisition by the Servicer or an REO Affiliate, on behalf of the Seller for the benefit of the Trustee (or a nominee) for the benefit of the Secured Parties, of any Mortgaged Property through foreclosure or by deed in lieu of foreclosure.

“REO Affiliate”: A corporation, limited partnership, limited liability company or business trust organized under the laws of any state of the United States which is wholly owned by the Seller (a) which acquires title to any REO Property in connection with any REO Acquisition or (b) with the prior written approval of the Administrative Agent, which acquires or makes Loans to Canadian obligors.

“REO Loan”: Any Loan as to which the related Mortgaged Property has been acquired by the Servicer or an REO Affiliate on behalf of the Seller through foreclosure or by deed in lieu of foreclosure.

“REO Property”: A Mortgaged Property acquired by REO Acquisition.

“Replaced Asset”: Defined in Section 2.19(a)(i).

“Reporting Date”: The date that is two Business Days prior to the 15th of each month (unless in such month a Payment Date occurs in which case two Business Days prior to such Payment Date), commencing September 13, 2004.

“Required Loan Documents”: For each Loan, originals (except as otherwise indicated) of the following documents or instruments:

(a) (i) other than in the case of a Noteless Loan, the original or, if accompanied by a “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Seller or the prior holder of record either in blank or to the Trustee for the benefit of the Secured Parties (and evidencing an unbroken chain of endorsements from the prior holder thereof evidenced in the chain of endorsements to the Trustee for the benefit of the Secured Parties), with any such endorsement to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee”, and (ii) in the case of a Noteless Loan, (x) a copy of each Transfer Document, and (y) a copy of the related credit agreement, note purchase agreement or sale and servicing agreement (or equivalent agreement as identified on the Loan Checklist), as applicable, together with, to the extent in the possession of the Originator or reasonably available to the Originator, copies of all other documents and instruments described in clauses (b), (c) and (d) with respect to such Noteless Loan;

(b) other than in the case of a Noteless Loan, originals or copies of each of the following, to the extent applicable to the related Loan: any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any Mortgage), sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;

(c) other than in the case of a Noteless Loan, an Agented Loan or a Third Party Serviced Loan, if any Loan is secured by a Mortgage:

(i) either (A) the original Mortgage, the original Assignment of Leases and Rents, if any, and the originals of all intervening assignments, if any, of the Mortgage and Assignments of Leases and Rents with evidence of recording thereon, (B) copies thereof certified by the Servicer, by Closing Counsel or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording until such time as the originals are returned by the public recording office or (C) copies certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost; and

(ii) an Assignment of Mortgage and of any other material recorded security documents (including any Assignment of Leases and Rents) in recordable form, executed by the Seller or the prior holder of record, in blank or to the Trustee for the benefit of the Secured Parties (and evidencing an unbroken chain of assignments from the prior holder of record to the Trustee for the benefit of the Secured Parties), with any such assignment to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee for the Secured Parties”;

(d) other than in the case of a Noteless Loan, with respect to any Loan originated by the Originator, either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Trustee as total assignee or showing the Obligor, as debtor and the Originator as secured party and each with evidence of filing thereon, together with (except for Agented Loans and Third Party Serviced Loans) a copy of each intervening UCC-2 or UCC-3 financing statement showing a complete chain of assignment from the secured party named in such UCC-1 Financing Statement to the Trustee with evidence of filing thereon disclosing the assignment to the Trustee of the security interest in the personal property securing the Loan or (ii) copies of any such financing statements certified by the Servicer to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing.

“Required Reports”: Collectively, the Servicing Report, the Servicer’s Certificate required pursuant to Section 6.13(c), the financial statements of the Servicer required pursuant to Section 6.13(d), the annual statements as to compliance required pursuant to Section 6.14, and the annual independent public accountant’s report required pursuant to Section 6.15.

“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person or of the manager of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person or the manager of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment”: (i) Any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Seller now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Seller; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of the Seller now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of Seller now or hereafter outstanding, and (iv) any payment of management fees by the Seller (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed). For the avoidance of doubt, (i) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, (ii) distributions by the Seller to its members of amounts received by the Seller pursuant to clause ELEVENTH of Section 2.10(a), clause SEVENTH of Section 2.10(b) or clause THIRTEENTH of Section 2.11(a) do not constitute Restricted Junior Payments, and (iii) distributions by the Seller to its members of Assets or of cash or other proceeds relating thereto which have been repurchased or substituted by the Seller in accordance with this Agreement do not constitute Restricted Junior Payments.

“Retained Interest”: (a) With respect to any Delayed Draw Term Loan, any Revolving Loan or any Loan with an unfunded commitment on the part of the lender that does not provide by its terms that funding thereunder is in the lender’s sole and absolute discretion and the right to receive payment (but not the obligation of the lender to provide additional fundings) with respect to which Loan is transferred to the Seller and/or by the Seller to the Trustee for the benefit of the Secured Parties, including, without limitation, Agented Loans and Third Party Serviced Loans, all of the obligations, if any, of the lender to provide additional funding with respect to such Loan, and (b) with respect to any Participation or any Loan arising under agented or syndicated Underlying Instruments that is transferred to the Seller and/or by the Seller to the Trustee for the

benefit of the Secured Parties, (i) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Participation or such Loan arising under agented or syndicated Underlying Instruments and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Participation or such Loan arising under agented or syndicated Underlying Instruments that relate to such portion(s) of the indebtedness that is owned by another lender (which may be the Originator, the Seller or an Affiliate of either thereof) or is described in clause (a) of this definition; provided that for the avoidance of doubt, as between the Seller and the Originator, the Originator shall be responsible for and assume all obligations of the lender with respect to that portion of the Loan not transferred to the Seller including all Retained Interests described in clause (a) of this definition.

“Retail Property”: Means, retail stores, restaurants, bookstores, clothing stores and other similar real property interests used in one or more similar businesses.

“Retransfer Date”: Defined in Section 2.19(b).

“Retransfer Price”: Defined in Section 2.19(b).

“Review Criteria”: Defined in Section 8.2(b)(i).

“Revolving Loan”: A Middle Market Loan or a Large Syndicated Loan that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed or which is a Delayed Draw Term Loan; provided that any such Loan shall exclude any Retained Interest.

“Revolving Period”: The period commencing on the Initial Closing Date and ending on the day immediately preceding the Termination Date.

“S&P”: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“S&P Rating”: With respect to any Asset, for determining the S&P Rating as of any date of determination: (a) for Middle Market Loans, (i) if such Loan is rated by S&P, such S&P rating, (ii) if such Loan is rated by Moody’s (but not S&P), such Moody’s rating, and (iii) if such Loan is not rated by S&P or Moody’s, a ratings estimate as determined by the Servicer utilizing CreditModel; and (b) for ABS Direct Loans and Real Estate Loans, (i) if such Loan is rated by S&P, such S&P rating, (ii) if such Loan is rated by Moody’s (but not S&P), such Moody’s rating, and (iii) if such Loan is not rated by Moody’s or S&P, a rating as determined by the Servicer in accordance with its Credit and Collection Policy and the Servicing Standard. The Administrative Agent shall have the right to challenge the inputs utilized for any CreditModel model or rating determined by the Servicer in accordance with the Credit and Collection Policy and the Servicing Standard, and if such disagreement cannot be resolved, the determination of the Administrative Agent as to such inputs or rating shall be conclusive and binding on the parties hereto absent manifest error.

“Sale Agreement”: The Sale and Contribution Agreement, dated as of the Initial Closing Date and amended and restated as of April 5, 2006, between the Originator and the Seller, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Scheduled Payment”: The scheduled payment of principal and/or interest required to be made by an Obligor on the related Asset, as adjusted pursuant to the terms of the related Required Loan Documents.

“Second Lien Loan”: Any Middle Market Loan that (i) is secured by a valid and perfected second priority security interest on all of the Obligor’s assets constituting Related Property for the Loan (whether or not there is also a security interest of a higher or lower priority in additional collateral), (ii) with respect to priority of payment obligations is pari passu with the indebtedness of the holder with the first priority security interest except after an event of default thereunder, (iii) pursuant to an intercreditor agreement between the Seller and the holder of such first priority security interest, the amount of the indebtedness covered by such first priority security interest is limited (in terms of aggregate dollar amount or percent of outstanding principal or both) and (iv) has a Loan-to-Value Ratio of less than or equal to 75%.

“Secured Party”: (i) Each Purchaser, (ii) the Administrative Agent and each Purchaser Agent, and (iii) each Hedge Counterparty that at the time of entering into a Hedge Agreement is either a Purchaser or an Affiliate of the WBNA Agent if that Affiliate is a Hedge Counterparty that executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.

“Securities Account”: The meaning specified in Section 8-501 of the UCC.

“Securities Account Control Agreement”: The Amended and Restated Securities Account Control Agreement, dated as of the April 5, 2006 (as further amended, modified, waived, supplemented, restated or replaced from time to time), among NewStar CP Funding LLC, as the debtor, the Servicer, US Bank, as Trustee and as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary”: (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security”: The meaning specified in Section 9-102(a)(15) of the UCC.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Seller”: Defined in the Preamble of this Agreement.

“Seller ISDA Guaranty”: That certain limited guaranty, in the form agreed by the Seller, NewStar and Wachovia, made by the Seller in favor of Wachovia, guaranteeing the obligations of NewStar under the ISDA Master Agreement between the Administrative Agent and the Originator dated as of November 12, 2004, as the same may be amended from time to time in accordance with its terms.

“Selling Institution”: An institution from which the Originator acquires a Participation which it sells to the Seller or from which the Seller acquires a Participation, as applicable.

“Senior Secured ABL Loan”: Any Revolving Loan that (i) is secured by a valid and perfected first priority security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) provides the related Obligor with the option to the receive additional borrowings thereunder based on the value of its eligible accounts receivable, inventory or equipment, (iii) unless otherwise approved by the Administrative Agent in writing in its sole discretion, has a Loan-to-Liquidation Value Ratio of less than or equal to (a) 85% where the Related Property is accounts receivable, (b) 50% where the Related Property is inventory and (c) 80% where the Related Property is Equipment, (iv) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor and (v) requires the Obligor to make payments to a lock-box under the Seller’s control or to the Concentration Account.

“Senior Secured Loan”: Any Middle Market Loan or Large Syndicated Loan that is a Term Loan and any Revolving Loan that (i) is secured by a valid and perfected first priority security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) has a Loan-to-Value Ratio of less than or equal to (a) 60% where the Related Property is not primarily real property and (b) 70% where the Related Property is primarily real property and (iii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor.

“Senior Secured Real Estate Loan”: Any Real Estate Loan that is a Term Loan that (i) is secured by a valid and perfected first priority Mortgage on the Obligor’s Mortgaged Property constituting Related Property for the Loan, (ii) the underlying Related Property consists primarily of real property, (iii) has as its sole purpose to provide mortgage financing to the Obligor, (iv) has a Loan-to-Value Ratio of less than or equal to (a) 80% where the Related Property is not multi-family real estate and (b) 85% where the Related Property is multi-family real estate and (v) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor.

“Servicer”: NewStar Financial, Inc., and each successor (in the same capacity) appointed as Successor Servicer pursuant to Section 6.19(a) (including for the avoidance of doubt the Backup Servicer upon its appointment as Servicer, subject to the limitations therein provided) .

“Servicer Advance”: An advance of Scheduled Payments made by the Servicer pursuant to Section 6.5 or as otherwise permitted or required as a Servicer Advance pursuant to this Agreement.

“Servicer Default”: Defined in Section 6.18.

“Servicer Termination Notice”: Defined in Section 6.18.

“Servicer’s Certificate”: Defined in Section 6.13(c).

“Servicing Fee”: Defined in Section 2.15(b).

“Servicing Fee Rate”: 0.625% per annum or, if the Backup Servicer is the Servicer, 1.00%.

“Servicing File”: For each Loan, the following documents or instruments:

(a) copies of each of the Required Loan Documents;

(b) with respect to any Material Middle Market Mortgage Loan or Real Estate Loan:

(i) the original or a copy of the lender’s title insurance policy or a written commitment to issue such title insurance policy issued on or about the date of the origination of such Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy or commitment, or, with respect to each Loan not covered by a lender’s title insurance policy to the extent customary in the applicable jurisdiction, an attorney’s opinion of title given by an attorney licensed to practice law in the jurisdiction where the related Mortgaged Property is located, or, if such policy or commitment has not been issued and if the related Loan was funded through a title insurance company or other comparable closing agent pursuant to escrow instructions or lender’s closing instructions precluding the title insurance company or such agent from funding until the title insurance company is prepared to issue the required title insurance coverage, a copy of such escrow instructions or lender’s closing instructions;

(ii) the originals or copies of any environmental indemnity agreement;

(iii) the Appraisal or Appraisals relating to the related Mortgaged Property;

(iv) any Environmental Site Assessment in the possession of the Servicer relating to the related Mortgaged Property;

(c) any other portion of the Loan File which is not part of the Required Loan Documents.

“Servicing Report”: Defined in Section 6.13(b).

“Servicing Standard”: With respect to any Loans included in the Assets, to service and administer such Loans on behalf of the Trustee (for the benefit of the Secured Parties) and the Secured Parties in accordance with the Underlying Instruments and all customary and usual servicing practices (A) which are consistent with the higher of: (x) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the

Loans for its own account, and (y) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; (B) with a view to maximize the value of the Loans; and (C) without regard to: (1) any relationship that the Servicer or any Affiliate of the Servicer may have with any Obligor or any Affiliate of any Obligor, (2) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Loan, (3) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (4) the ownership by the Servicer or any Affiliate of any Loans, (5) the ownership, servicing or management for others by the Servicer of any other Loans or property by the Servicer or (6) any relationship that the Servicer or any Affiliate of the Servicer may have with any holder of Mezzanine Loans or the Obligor with respect to such Loans; provided that with respect to any Successor Servicer, the “Servicing Standard” shall be the same care, skill and diligence with which such Successor Servicer services and administers loans for its own account and for the account of others.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital.

“SPE Obligor”: With respect to any ABS Direct Loan, an entity which (i) is formed solely for the purpose of acquiring and directly holding an ownership interest in a pool of assets, (ii) does not engage in any business unrelated to the ownership of such a pool of assets, (iii) does not have any assets other than those related to its interest in such a pool of assets, (iv) has books, records and accounts which are separate and apart from the books, records and accounts of any other Person, (v) is subject to limitations comparable to substantially all of the limitations on powers set forth in the organizational documentation of the Seller as of April 5, 2006, (vi) holds itself out as being an entity separate and apart from any other Person and (vii) is not taxable as a corporation for U.S. Federal income tax purposes or otherwise subject to tax on a net income basis.

“Stretch Senior Secured Loan”: Any Middle Market Loan or Large Syndicated Loan that (i) is secured by a valid and perfected first priority security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) has a Loan-to-Value Ratio of less than or equal to (a) 70% where the Related Property is not primarily real property, and (b) 80% where the Related Property is primarily real property and (iii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor.

“Subordinated Loan”: Any Middle Market Loan which is a Term Loan that (i) may be secured by a combination of senior and/or junior Liens on substantially all of the Obligor’s assets constituting Related Property for the Loan, (ii) has a Loan-to-Value Ratio of less than or equal to (a) 80% where the Related Property is not primarily real property, and (b) 90% where the Related Property is primarily real property and (iii) contains terms which, upon the occurrence of an “event of default” (however denominated or described) under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related Property, provide that the Seller’s portion of such Loan would be paid only after the other lenders to such Obligor (including any lender party making any Senior Secured ABL Loan, Senior Secured Loan, LOT Loan or other Indebtedness of the related Obligor whose right to payment is contractually senior to the Seller) is paid in full.

“Subsidiary”: As to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) sufficient to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitute Asset”: On any day, an Eligible Asset that meets each of the conditions for substitution set forth in Section 2.19.

“Successor Servicer”: Defined in Section 6.19(a).

“Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Termination Date”: The earliest of (a) the date of the termination in whole of the Facility Amount pursuant to Section 2.5(a), (b) the Business Day designated by the Seller to the Administrative Agent and each Purchaser Agent as the Termination Date at any time following two Business Days’ prior written notice thereof to the Administrative Agent and each Purchaser Agent, (c) the date of the declaration of the Termination Date pursuant to Section 10.2(a) or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(b) and (d) the Facility Termination Date.

“Termination Event”: Defined in Section 10.1.

“Term Loan”: A Loan that is a term loan that has been fully funded and does not contain any unfunded commitment arising from an extension of credit to an Obligor.

“Term Securitization”: Any private or public term securitization transaction (a) undertaken by the Company, the Seller or an Affiliate of the Company or the Seller that is secured, directly or indirectly, by any Asset currently or formerly included in the Collateral or any portion thereof or any interest therein, including, without limitation, any collateralized loan or collateralized debt offering or other asset securitization and (b) in which the Company or an Affiliate has agreed to purchase 100% of the equity in such term securitization transaction. For the avoidance of doubt, notwithstanding any agreement by the Company or an Affiliate to purchase 100% of the equity in such term securitization transaction, any such party agreeing to so purchase may designate other Persons as purchasers of such equity provided such party or parties remain primarily liable therefor if such designees fail to purchase in connection with the closing date of such term securitization and/or, after the closing of such term securitization, may transfer equity it purchases at the closing thereof.

“Third Party Agented Loan” means, with respect to any Loan, (a) the Loan is originated by a Person other than the Originator as part of a syndicated loan transaction, (b) the Required Loan Documents shall have been delivered to the Trustee in accordance with this Agreement, (c) the Seller, as assignee of the Loan, has all of the rights of the lender which have been transferred to the Seller with respect to such Loan and the Related Property but none of the obligations as such obligations relate to the Retained Interest, (d) the Loan is secured by an undivided interest in the Related Property that also secures and is shared by, on a pro rata basis, all other holders of such Obligor’s indebtedness of equal lien priority issued in such loan transaction, and (e) the third party Loan originator (or an affiliate thereof) is the lead agent, collateral agent and paying agent for all lenders in such loan transaction and receives payment directly from the Obligor thereof on behalf of such lenders.

“Third Party Serviced Loan”: Any Third Party Agented Loan or Participation with respect to which a third party unaffiliated with the Servicer services and administers such Loan.

“Title Policy”: Defined in Appendix A.

“Trade Ticket”: A confirmation of the purchase and sale of an Asset as provided by the Servicer to the Trustee in connection with such purchase.

“Transaction”: Defined in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreement, each Hedging Agreement, each Hedge Guaranty, the Seller ISDA Guaranty, the Intercreditor Agreement, the Securities Account Control Agreement, each Variable Funding Note, the WBNA Fee Letter, any additional Purchaser Fee Letter, the Backup Servicer Fee Letter, the Trustee Fee Letter, any UCC financing statements filed pursuant to the terms of this Agreement, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transfer Document”: With respect to any Loan, each transfer document or instrument relating to such Loan evidencing the assignment of such Loan either (1) to the Originator and from the Originator to the Seller, or (2) from the prior third party owner thereof directly to the Seller (at the direction of the Originator).

“Transferee Letter”: Defined in Section 13.16.

“Transition Expenses”: The reasonable costs (including reasonable attorneys’ fees) of the Trustee and the Backup Servicer incurred in connection with transferring the servicing obligations under this Agreement and amending this Agreement to reflect such transfer in an amount not to exceed $125,000, which expenses shall include the fee identified as “One-Time Successor Servicer Engagement Fee” on Schedule II to the Backup Servicer Fee Letter.

“Trustee”: US Bank, not in its individual capacity, but solely as Trustee, its successor in interest pursuant to Section 8.3 or such Person as shall have been appointed successor Trustee pursuant to Section 8.5.

“Trustee Fee”: Defined in Section 8.4.

“Trustee Fee Letter”: The Trustee and Backup Servicer Fee Letter, dated as of April 5, 2006, by and among the Originator, the Administrative Agent and the Trustee, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Trustee Termination Notice”: Defined in Section 8.5.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Instruments”: The indenture, loan agreement, credit agreement or other agreement pursuant to which an Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which the holders of such Asset are the beneficiaries.

“Unfunded Exposure Account”: Defined in Section 6.4(k).

“Unfunded Exposure Equity Amount”: As of any date of determination, with respect to any Revolving Loan or Delayed Draw Term Loan, an amount equal to the sum of (a) the product of (i) the Exposure Amount of such Loan times (ii) 100% minus the Advance Rate of such Loan plus (b) the product of (i) (x) 100% minus the Assigned Value of such Loan times (y) the Exposure Amount of such Loan times (ii) the Advance Rate of such Loan.

“United States”: The United States of America.

“Unmatured Termination Event”: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

“Unrestricted Cash”: The meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for each Asset, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments).

“US Bank”: Defined in the Preamble.

“U.S. Treasury Obligations”: Direct registered obligations of the United States which are expressly backed by the full faith and credit of the United States, but excluding (x) any such obligations that are Zero-Coupon Bonds and (y) such obligations that are interest only securities.

“Variable Funding Note” or “VFN”: Defined in Section 2.1.

“Wachovia”: Wachovia Bank, National Association, a national banking association in its individual capacity, and its successors and assigns.

“WARF Modifier” means an amount equal to, as of any date of determination, the product of (i) the excess, if any, of the Moody’s Weighted Average Recovery Rate as of such date of determination over 40% times (ii) 38 times (iii) 100.

“Warranty Asset”: Any Asset that fails to satisfy any criteria of the definition of Eligible Asset as of the applicable Cut-Off Date of such Asset or any Asset with respect to which a Warranty Event has occurred.

“Warranty Event”: As to any Asset, the discovery that as of the related Cut-Off Date or Funding Date there existed a breach of any representation or warranty relating to such Asset (other than any representation or warranty that the Asset satisfies the criteria of the definition of Eligible Asset) and the failure of Seller to cure such breach, or cause the same to be cured, within 30 days after the earlier occur of the Seller’s receipt of notice thereof from the Administrative Agent or the Seller becoming aware thereof.

“WBNA”: Wachovia Bank, National Association, a national banking association, as a Purchaser, together with its successors and assigns in such capacity.

“WBNA Agent”: WFS or any other entity that has been appointed as the administrator for WBNA.

“Weighted Average Advance Rate”: For any Advances Outstanding on any day, the weighted average of the Advance Rates applicable to the Eligible Assets backing such Advances on such day, weighted according to the proportion of the Principal Collateral Value that each Asset forming a part of the Collateral represents.

“Weighted Average Life”: As of any Measurement Date, the number obtained by (i) for each Asset (included in the Borrowing Base) multiplying the amount of each Scheduled Payment of principal (treating each Revolving Loan as if the same were fully funded) to be paid after such date of determination by the number of years (rounded to the nearest hundredth) from such date of determination until such Scheduled Payment of principal is due; (ii) summing all of the products calculated pursuant to clause (i); and (iii) dividing the sum calculated pursuant to clause (ii) by the sum of all Scheduled Payments of principal due on all the Assets (including in the Borrowing Base) as of such date.

“Weighted Average Rating Factor”: As of any Measurement Date, the number obtained by (a) multiplying the Principal Balance of each Middle Market Loan and ABS Direct Loan (included in the Borrowing Base) by its Moody’s Rating Factor on any Measurement Date; (b) summing the products obtained in clause (a) for all Middle Market Loans and ABS Direct Loans;

(c) dividing the sum obtained in clause (b) by the sum of the Principal Balances of all Middle Market Loans and ABS Direct Loans on such Measurement Date; (d) rounding the result to the nearest whole number; and (e) subtracting the WARF Modifier; provided that (i) after giving effect to clause (e) of this definition, the Weighted Average Rating Factor shall not be less than 2250, and (ii) clause (e) of this definition shall not apply in the event that the Weighted Average Rating Factor is less than 2250 after giving effect to clauses (a), (b), (c) and (d).

“Weighted Average Spread”: As of any Measurement Date, a fraction (expressed as a percentage and rounded up to the next 0.001%), (a) the numerator of which is the sum of the products determined by multiplying the outstanding Principal Balance of each Middle Market Loan and ABS Direct Loan (excluding Charged-Off Loans and Delinquent Loans) in the Collateral as of such Measurement Date by (i) in the case of Middle Market Loans or ABS Direct Loans that are Floating Rate Loans, the stated spread above or below LIBOR of the current interest rate applicable to such Loan or (ii) in the case of Middle Market Loans or ABS Direct Loans that are Fixed Rate Loans, the spread above or below LIBOR of the interest rate applicable to such Loan calculated on any Measurement Date by the Servicer in its sole discretion on behalf of the Administrative Agent by subtracting LIBOR from the interest rate of such Loan, and (b) the denominator of which is the sum of the outstanding Principal Balances of all Middle Market Loan and ABS Direct Loans (excluding Charged-Off Loans and Delinquent Loans) in the Collateral as of such Measurement Date; provided that for purposes of this definition, (1) no contingent payment of interest will be included in such calculation; (2) any interest rate payable by an Obligor shall exclude any portion of the interest that is currently being deferred in violation of the terms of the related Required Loan Documents; (3) in the case of an interest rate for a Middle Market Loan or ABS Direct Loan that is a Floating Rate Loan not expressed as a stated spread above or below LIBOR, the stated spread to LIBOR relating to such Loan shall be calculated on any Measurement Date by the Servicer in its sole discretion on behalf of the Administrative Agent by subtracting LIBOR from the interest rate of such Loan; and (4) Middle Market Loans or ABS Direct Loans that are Charged-Off Loans and Delinquent Loans will be included in the calculations described herein if, as of such Measurement Date, such Loans are paying in full current interest pursuant to the terms of their respective Underlying Instruments.

“WSO System”: The loan administrator software system developed by JPMorgan FCS Corp., a wholly owned subsidiary of JPMorgan Chase Bank, a Texas corporation.

“Zero-Coupon Bond”: A bond that, at the time of determination, does not make periodic payments of interest.

Section 1.2. Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3. Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4. Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means Charlotte, North Carolina time;

(f) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(g) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

ARTICLE II.

PURCHASE OF THE VARIABLE FUNDING NOTES

Section 2.1. The Variable Funding Notes.

(a) On the terms and conditions hereinafter set forth, Seller shall deliver a duly executed variable funding note (each such note, a “Variable Funding Note” or “VFN”), in substantially the form of Exhibit B-1 or B-2, as applicable, (i) on the Closing Date, to the WBNA Agent at its address set forth on Annex A to this Agreement, and (ii) on each date on which an additional Purchaser purchases a Variable Funding Note, to the related additional Purchaser Agent at the address designated by such additional Purchaser Agent. Interest shall accrue, and each VFN shall be payable, as described herein. The VFN purchased by WBNA shall be in the name of “Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the WBNA Agent” and shall be in the face amount equal to up to $145,743,636.80 and otherwise duly completed; provided that the aggregate amount outstanding under all VFNs at any one time shall not exceed the Facility Amount.

(b) On the terms and conditions hereinafter set forth, from the Closing Date to, but excluding the Termination Date, the Seller may, at its option, request the Purchasers to make advances of funds under the VFNs (each, an “Advance”) and each such Purchaser shall make such Advance in an amount equal to their Pro-Rata Share of such requested Advance; provided that in no event shall the Purchasers make any Advance if, after giving effect to such Advance the aggregate Advances Outstanding hereunder would exceed the Maximum Availability. Notwithstanding anything contained in this Section 2.1 or elsewhere in this Agreement to the contrary, no Purchaser shall be obligated to provide its Purchaser Agent or the Seller with aggregate funds in connection with an Advance that would exceed such Purchaser’s unused Commitment then in effect.

Section 2.2. [Reserved].

Section 2.3. Procedures for Advances by Purchasers.

(a) Each Advance from a Purchaser hereunder shall be effected by the Seller (or the Servicer on its behalf) delivering to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee) a duly completed Borrowing Notice (along with a Borrowing Base Certificate) no later than 2:00 p.m. (Charlotte, North Carolina time) on the Business Day of the proposed Funding Date. Each Borrowing Notice (along with a Borrowing Base Certificate) shall (i) specify the desired amount of such Advance, which amount must be at least $250,000, to be allocated to each Purchaser in accordance with its Pro-Rata Share, (ii) specify the date of such Advance, (iii) specify the Assets, the unfunded commitments pertaining to which are to be financed on such Funding Date (including the appropriate file number, Principal Balance for each Asset and identifying each Asset by type and proposed Advance Rate applicable to each Asset) and (iv) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Borrowing Notice shall be irrevocable. If any Borrowing Notice is received by the Administrative Agent after 2:00 p.m. (Charlotte, North Carolina time) on the Business Day for which such Advance is requested or on a day that is not a Business Day, such Borrowing Notice shall be deemed to be received by the Administrative Agent at 9:00 a.m. (Charlotte, North Carolina time) on the next following Business Day.

(b) On each Funding Date, the obligation of each Purchaser to remit its Pro-Rata Share of any such Advance shall be several from that of each other Purchaser and the failure of any Purchaser to so make such amount available to the Seller shall not relieve any other Purchaser of its obligation hereunder.

(c) Upon satisfaction of the applicable conditions set forth in Article III, on the relating Funding Date of an Advance, each Purchaser shall, subject to the limitations set forth in Section 2.1, make available to the Seller in same day funds, at such bank or other location reasonably designated by the Seller in the Borrowing Notice given pursuant to Section 2.1, an amount equal to its Pro-Rata Share of the lesser of (i) the amount requested by the Seller for such Advance and (ii) the excess of the Maximum Availability at such time over the aggregate Advances Outstanding.

Section 2.4. Delivery of Loans.

(a) Upon the acquisition of any Collateral by the Seller, the ownership of each transferred Underlying Instrument and the contents of each Loan File will be vested in the Seller. Each Loan and Related Security transferred to the Seller shall immediately and without further action automatically become part of the Collateral.

(b) Pursuant to and in accordance with the terms of Section 3.2(c), the Seller will deliver, or cause to be delivered, to the Trustee the Required Loan Documents accompanied by the related Loan Checklist relating to each Loan being transferred on such Funding Date.

Section 2.5. Termination of the Facility Amount; Optional Repayments.

(a) The Seller may, upon at least 10 Business Days’ prior written notice (such notice to be received by the Administrative Agent and each Purchaser Agent no later than 5:00 p.m. (Charlotte, North Carolina time) on such day) to the Administrative Agent and each Purchaser Agent, terminate in whole the Facility Amount. Each notice of termination pursuant to this Section 2.5(a) shall be revocable by the Seller at any time until the third Business Day preceding the date of termination specified in such notice, and shall be irrevocable thereafter.

(b) The Seller may, upon one Business Day’s prior written notice in the form of Exhibit A-2 (such notice to be received by the Administrative Agent, each Hedge Counterparty and each Purchaser Agent no later than 5:00 p.m. (Charlotte, North Carolina time) on such day) to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee), reduce the Advances Outstanding by remitting, in accordance with their Pro-Rata Share, to each Purchaser Agent, for payment to the respective Purchasers, (i) Cash in an amount equal to the sum of the amount by which Advances Outstanding are to be reduced, related Breakage Costs, if any, and related Hedge Breakage Costs, if any (with related accrued Interest on such Advances Outstanding to be remitted on the next Payment Date) and (ii) instructions to reduce such Advances Outstanding, and pay any such Breakage Costs and/or Hedge Breakage Costs; provided that no such reduction shall be given effect (a) unless the Seller has complied with the terms of any Hedging Agreement requiring that one or more Hedge Transactions be terminated in whole or in part as the result of any such reduction of the Advances Outstanding, and Seller has paid all Hedge Breakage Costs and any payments owing to the relevant Hedge Counterparty for any such termination (b) if a Termination Event or Unmatured Termination Event has occurred, is continuing or would result from such reduction. Any reduction of the Advances Outstanding shall be in a minimum amount of $250,000 (or such lesser amount as may be required to prevent a Termination Event pursuant to Section 10.1(i)). Any such reduction will occur only if sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. Upon receipt of such amounts, the Purchaser Agents shall apply such amounts to the pro-rata reduction of the Advances Outstanding, and to the payment of any Breakage Costs and Hedge Breakage Costs and any other payments owing to each Hedge Counterparty in respect of the termination of any Hedge Transaction. Any notice relating to any prepayment pursuant to this Section 2.5(b) shall be irrevocable.

Section 2.6. Determination of Interest.

Each applicable Purchaser Agent shall determine the applicable Interest Rate for its related Purchaser (including unpaid Interest related thereto, if any, due and payable to a prior Payment Date) to be paid by the Seller with respect to each Advance on each Payment Date for the related Accrual Period and shall advise the Servicer thereof on the third Business Day prior to such Payment Date.

Section 2.7. Principal Repayments on the Termination Date.

The Advances Outstanding shall be payable in full on the Termination Date.

Section 2.8. [Reserved].

Section 2.9. Notations on Variable Funding Notes.

Each Purchaser Agent is hereby authorized to enter on a schedule attached to the VFN a notation (which may be computer generated) with respect to each Advance under the VFN made by the related Purchaser of: (a) the date and principal amount thereof, and (b) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Purchaser Agent to make any such notation on the schedule attached to the VFN shall not limit or otherwise affect the obligation of the Seller to repay the Advances in accordance with their respective terms as set forth herein.

Section 2.10. Settlement Procedures During the Revolving Period.

(a) On each Payment Date during the Revolving Period, the Servicer shall direct the Trustee to pay pursuant to the Servicing Report (and the Trustee shall make payment, in reliance on the information set forth in such Servicing Report) to the following Persons, from (1) the Interest Collections Account, to the extent of Available Funds, and (2) Servicer Advances of Scheduled Payments, if any, received with respect to the immediately preceding Collection Period that ended on the last day of the calendar quarter (or month if the Administrative Agent makes an election to change the Payment Date pursuant to clause (b) of the definition thereof) immediately preceding the calendar month in which such Payment Date occurs, the following amounts in the following order of priority:

(i) FIRST, pro rata to each Hedge Counterparty, any amounts, (other than any Hedge Breakage Costs, owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(ii) SECOND, to the extent not paid for by the Servicer, pro rata to the Trustee and the Backup Servicer, (a) in an amount equal to any accrued and unpaid Trustee Fees, Backup Servicing Fees and Transition Expenses, and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to their respective duties as Trustee or as Backup Servicer hereunder, in respect of which the Trustee or the Backup Servicer, as applicable, has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof; provided that amounts payable pursuant to clause (b) shall not exceed $5,000 for any Payment Date;

(iii) THIRD, to the Servicer, in an amount equal to any unreimbursed Servicer Advances (but solely to the extent of Collections in respect of the Asset for which such Servicer Advance was made), for the payment thereof;

(iv) FOURTH, to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees to the end of the preceding Collection Period, for the payment thereof;

(v) FIFTH, to each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser), pro rata in accordance with the amount of Advances Outstanding hereunder for the account of the applicable Purchaser, in an amount equal to any accrued and unpaid Interest, Program Fee, Commitment Fee and Breakage Costs, for the payment thereof;

(vi) SIXTH, to each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser), pro rata in accordance with amounts due for the account of the applicable Purchaser, in an amount equal to any accrued and unpaid fees and expenses incurred in connection with this Agreement and the other Transaction Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser Agents, as set forth in Section 13.9(a);

(vii) SEVENTH, as follows:

(1) if the difference between (x) the Advances Outstanding as of the most recent Determination Date and (y) the Maximum Availability as of such Determination Date is less than or equal to zero, pro rata in accordance with the amounts payable under clauses (a) and (b) of this clause (1), (a) to each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser), pro rata in accordance with the amount of Advances Outstanding hereunder for the account of the applicable Purchaser, 50% of any remaining distributable amounts to the reduction of the Advances Outstanding to zero (provided that on the Payment Date occurring on August 17, 2009, the percentage of any remaining distributable amounts so applied shall be 0%), and (b) pro rata to each Hedge Counterparty and without duplication, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement (not caused by any default of the Hedge Counterparty or any of its Affiliates under such Hedging Agreement); or

(2) if the difference between (x) the Advances Outstanding as of the most recent Determination Date and (y) the Maximum Availability as of such Determination Date is greater than zero, pro rata in accordance with the amounts payable under clauses (a) and (b) of this clause (2), (a) to each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser), pro rata in accordance with the amount of Advances Outstanding hereunder for the account of the applicable Purchaser, 100% of any remaining distributable amounts to the reduction of the Advances Outstanding to zero, and

(b) pro rata to each Hedge Counterparty and without duplication, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement (not caused by any default of the Hedge Counterparty or any of its Affiliates under such Hedging Agreement);

(viii) EIGHTH, to the Administrative Agent, each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser), the applicable Purchaser, the Trustee and the Backup Servicer, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amounts owed to such Persons under this clause EIGHTH, and without duplication, all other amounts, including Increased Costs but other than Advances Outstanding, then due under this Agreement, reasonable third-party out-of-pocket expenses relating to their respective duties as the Trustee or the Backup Servicer hereunder, to the extent not paid pursuant to clause SECOND above in respect of which the Trustee or the Backup Servicer, as applicable, has provided prior written notice to the Servicer and the Administrative Agent, and any Hedge Breakage Costs owing to each Hedge Counterparty under its respective Hedging Agreement (caused by any default of the Hedge Counterparty or any of its Affiliates under such Hedging Agreement), for the payment thereof;

(ix) NINTH, to the Servicer, in an amount equal to the sum of (i) any unreimbursed Servicer Advances, to the extent not paid pursuant to clause THIRD above, and (ii) any Nonrecoverable Advance for the payment thereof;

(x) TENTH, to the Originator, in an amount equal to the accrued and unpaid Hedge Guaranty Fee;

(xi) ELEVENTH, any remaining amount shall be distributed to the Seller, provided that the Seller shall first reimburse the Servicer for any unreimbursed amounts paid by the Servicer pursuant to Section 2.16, Section 2.17 or Section 13.9 together with interest thereon at a per annum rate of interest equal to LIBOR plus 2.00% from and including the date such payment was made to but not including the date of such reimbursement.

(b) On each Payment Date during the Revolving Period, the Servicer shall direct the Trustee to pay pursuant to the Servicing Report (and the Trustee shall make payment, in reliance on the information set forth in such Servicing Report) to the following Persons, from the Principal Collections Account, to the extent of Available Funds, the following amounts in the following order of priority:

(i) FIRST, to the parties to which amounts are expressed to be due pursuant to Sections 2.10(a)(i) – (vi), in the priority set forth therein, such amounts to the extent not paid in full pursuant to Sections 2.10(a)(i) – (vi);

(ii) SECOND, at the Servicer’s discretion, to the Unfunded Exposure Account, up to an amount that would cause the funds in the Unfunded Exposure Account to equal the Aggregate Exposure Amount;

(iii) THIRD, pro rata in accordance with the amounts due under subclauses (a) and (b) of this clause THIRD, (a) to each Purchaser Agent for the account of the applicable Purchaser, an amount necessary to reduce the Advances Outstanding and Aggregate Unpaids to zero, and (b) pro rata in accordance with the amounts due under this subclause (b), to each Hedge Counterparty, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement (not caused by any default of the Hedge Counterparty or any of its Affiliates under such Hedging Agreement);

(iv) FOURTH, to the Unfunded Exposure Account, up to an amount that would cause the funds in the Unfunded Exposure Account to equal the Aggregate Exposure Amount;

(v) FIFTH, to Wachovia, solely to the extent of any remaining available funds, up to the amount due under the Seller ISDA Guaranty until an aggregate amount equal to $1,000,000 shall have been distributed to Wachovia pursuant to this subsection (v) and Section 2.11(ix);

(vi) SIXTH, to the Administrative Agent, each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser), the applicable Purchaser, the Trustee and the Backup Servicer, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amounts owed to such Persons under this clause SIXTH, and without duplication, all other amounts, including Increased Costs then due under this Agreement, and reasonable third-party out-of-pocket expenses relating to their respective duties as the Trustee or the Backup Servicer hereunder, to the extent not paid pursuant to Section 2.10(a), in respect of which the Trustee or the Backup Servicer, as applicable, has provided prior written notice to the Servicer and the Administrative Agent, the Call Premium and any Hedge Breakage Costs owing to each Hedge Counterparty under its respective Hedging Agreement (caused by any default of the Hedge Counterparty or any of its Affiliates under such Hedging Agreement), for the payment thereof; and

(vii) SEVENTH, any remaining amount shall be distributed to the Seller.

(c) From time to time during the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collections Account, withdraw such funds for the purpose of making reductions of Advances Outstanding pursuant to and in accordance with Section 2.5 hereof.

(d) From time to time during the Revolving Period, the Servicer may withdraw amounts on deposit in the Unfunded Exposure Account for the purpose of funding the Seller’s unfunded commitments with respect to Delayed Draw Term Loans and Revolving Loans in the Collateral, provided the following conditions are satisfied (unless otherwise waived in writing by the Administrative Agent):

(i) the Servicer provides same day written notice (in the form of a Borrowing Notice appended hereto as Exhibit A-2) to the Administrative Agent and the Trustee by facsimile (to be received no later than 1:00 p.m. (Charlotte, North Carolina time) on such day) of the request to withdraw funds from the Unfunded Exposure Account and the amount of such request;

(ii) the notice required in clause (i) above shall be accompanied by a Borrowing Base Certificate, executed by the Seller and at least one Responsible Officer of the Servicer; and

(iii) the Trustee provides to the Administrative Agent by facsimile (to be received no later than 1:00 p.m. (Charlotte, North Carolina time) on that same date) a statement reflecting the total amount on deposit on such day in the Unfunded Exposure Account.

Upon the satisfaction of the conditions set forth in clauses (i) through (iii) above, the Trustee will release funds from the Unfunded Exposure Account to the Servicer in an amount not to exceed the lesser of (A) the aggregate amount requested by the Borrower, which amount shall not exceed the aggregate amount of the applicable funding commitment requests made by, and payable to, the Obligors under such Delayed Draw Term Loans and Revolving Loans and (B) the amount on deposit in the Unfunded Exposure Account on such day.

Section 2.11. Settlement Procedures During the Amortization Period.

(a) On each Payment Date during the Amortization Period, the Servicer shall direct the Trustee to pay pursuant to the Servicing Report (and the Trustee shall make payment, in reliance on the information set forth in such Servicing Report) to the following Persons, from (i) the Collection Account, to the extent of Available Funds, and (ii) Servicer Advances of Scheduled Payments, if any, received with respect to the immediately preceding Collection Period, the following amounts in the following order of priority:

(i) FIRST, pro rata to each Hedge Counterparty, any amounts, (other than any Hedge Breakage Costs, owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(ii) SECOND, to the extent not paid for by the Servicer, pro rata to the Trustee and Backup Servicer, (2) in an amount equal to any accrued and unpaid Trustee Fees, Backup Servicing Fees and Transition Expenses, and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to their respective duties as Trustee or as Backup Servicer hereunder, in respect of which the Trustee or the Backup Servicer or the Trustee, as applicable, has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof; provided that amounts payable pursuant to clause (b) shall not exceed $5,000 for any Payment Date;

(iii) THIRD, to the Servicer, in an amount equal to any unreimbursed Servicer Advances (but solely to the extent of Collections in respect of the Asset for which such Servicer Advance was made), for the payment thereof;

(iv) FOURTH, to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees to the end of the preceding Collection Period, for the payment thereof;

(v) FIFTH, to each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser), pro rata in accordance with the amount of Advances Outstanding hereunder for the account of the applicable Purchaser, in an amount equal to any accrued and unpaid Interest, Program Fee, Commitment Fee and Breakage Costs, for the payment thereof;

(vi) SIXTH, to each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser), pro rata in accordance with amounts due for the account of the applicable Purchaser, in an amount equal to any accrued and unpaid fees and expenses incurred in connection with this Agreement and the other Transaction Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser Agents, as set forth in Section 13.9(a);

(vii) SEVENTH, to the Unfunded Exposure Account, up to an amount that would cause the funds in the Unfunded Exposure Account to equal the Aggregate Exposure Amount;

(viii) EIGHTH, pro rata in accordance with the amounts payable under clauses (a) and (b) hereof, (a) to each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser), pro rata in accordance with the amount of Advances Outstanding hereunder for the account of the applicable Purchaser, in an amount necessary to reduce the Advances Outstanding to zero, and (b) pro rata to each Hedge Counterparty and without duplication, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement (not caused by any default of the Hedge Counterparty or any of its Affiliates under such Hedging Agreement);

(ix) NINTH, to Wachovia, solely to the extent of any remaining available funds, up to the amount due under the Seller ISDA Guaranty until an aggregate amount equal to $1,000,000 shall have been distributed to Wachovia pursuant to this subsection (ix) and Section 2.10(v);

(x) TENTH, to the Administrative Agent, each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser), the applicable Purchaser, the Trustee, the Backup Servicer, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amounts owed to such Persons under this clause TENTH, and without duplication, all other amounts, including Increased Costs, then due under this Agreement, and reasonable third-party out-of-pocket expenses relating to their respective duties as Trustee or as Backup Servicer hereunder to the extent not paid pursuant to clause SECOND above in respect of which the Trustee or the Backup Servicer, as applicable, has provided prior written notice to the Servicer and the Administrative Agent, the Call Premium and any Hedge Breakage Costs owing to each Hedge Counterparty under its respective Hedging Agreement (caused by any default of the Hedge Counterparty or any of its Affiliates under such Hedging Agreement), for the payment thereof;

(xi) ELEVENTH, to the Servicer, in an amount equal to the sum of (i) any unreimbursed Servicer Advances, to the extent not paid pursuant to clause THIRD above, and (ii) any Nonrecoverable Advance for the payment thereof;

(xii) TWELFTH, to the Originator, in an amount equal to the accrued and unpaid Hedge Guaranty Fee;

(xiii) THIRTEENTH, any remaining amount shall be distributed to the Seller, provided that the Seller shall first reimburse the Servicer for any unreimbursed amounts paid by the Servicer pursuant to Section 2.16, Section 2.17 or Section 13.9 together with interest thereon at a per annum rate of interest equal to LIBOR plus 2.00% from and including the date such payment was made to but not including the date of such reimbursement.

(b) From time to time during the Amortization Period, the Servicer may withdraw amounts on deposit in the Unfunded Exposure Account for the purpose of funding the Seller’s unfunded commitments with respect to Delayed Draw Term Loans and Revolving Loans in the Collateral, provided the conditions set forth in clauses (i) through (iii) of Section 2.10(d) are satisfied (unless otherwise waived in writing by the Administrative Agent). Upon the satisfaction or waiver of such conditions, the Trustee will release funds from the Unfunded Exposure Account to the Servicer in an amount not to exceed the least of (A) the amount requested by the Servicer in the related Borrowing Notice (which amount will not exceed the aggregate amount of the applicable funding commitment requests made by, and payable to, the Obligors under such Delayed Draw Term Loans and Revolving Loans) and (B) the amount on deposit in the Unfunded Exposure Account on such day.

Section 2.12. Collections and Allocations.

(a) Collections. The Servicer shall promptly identify (with the assistance of the Trustee, if necessary) any collections as being on account of Interest Collections, Principal Collections or other Collections, whether received by it in its capacity as Concentration Account Servicer under the Intercreditor Agreement or on deposit in the Custodial Account or otherwise, and shall transfer or cause to be transferred to the Collection Account, all such Collections which are in the form of available funds to the Collection Account by the close of business on the second Business Day after such Collections are so received. Upon the transfer of Collections to the Collection Account, and on the basis of information received from the Servicer, the Trustee shall segregate Principal Collections and Interest Collections and transfer the same to the corresponding Principal Collections Account and Interest Collections Account, as applicable. The Trustee shall make such deposits or payments on the date indicated therein by wire transfer, in immediately available funds. The Trustee shall further provide a statement to the Servicer as to the amount of Principal Collections and Interest Collections on deposit in the Collection Account as of the related Determination Date on each Reporting Date for inclusion in the Servicing Report delivered pursuant to Section 6.13(b). In addition, at the time the Trustee receives Collections or funds from the Concentration Account into the Collection Account, the Servicer will classify all funds so transferred on the WSO System (or such successor system as mutually agreed by the Servicer and the Trustee and the Administrative Agent in writing) as one of the following types of Collections (which list may have reasonable additional items added to it from time to time by written notice from the Servicer to the Trustee and the Administrative Agent): (i) Scheduled Payments, (ii) Prepayments, (iii) Recoveries, (iv) Insurance Proceeds, (v) fees, (vi) hedge payments, (vii) Servicer Advances, (viii) Excluded Amounts and (ix) additional amounts.

(b) Initial Deposits. On the Initial Closing Date and on each Addition Date thereafter, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received after the applicable Cut-Off Date and through and including the Initial Closing Date or Addition Date, as the case may be, in respect of Eligible Assets being transferred to and included as part of the Collateral on such date.

(c) Excluded Amounts. With the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld (a copy of which will be provided by the Servicer to the Trustee), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee) a report setting forth the calculation of such Excluded Amounts in a form and substance satisfactory to the Administrative Agent, the Trustee and each Purchaser Agent in their sole discretion.

(d) Investment of Funds. Until the occurrence of a Termination Event, to the extent there are uninvested available amounts deposited in the Collection Account on or before 3:00 p.m. (Boston, Massachusetts time), all such amounts shall be invested in Permitted Investments selected by the Servicer in written instructions delivered to the Trustee (which may be in the form of standing instructions) that mature no later than the Business Day immediately preceding the next Payment Date; to the extent that there are uninvested available funds deposited after 3:00 p.m. (Boston, Massachusetts time), such funds shall be swept into the overnight funds investment which shall be a Permitted Investment selected by the Servicer in written instructions delivered to the Trustee (which may be in the form of standing instructions). From and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account (net of losses and investment expenses), all amounts may be invested in Permitted Investments selected by the Administrative Agent in written instructions delivered to the Trustee (which may be in the form of standing instructions) that mature no later than the Business Day immediately preceding the next Payment Date. Until the occurrence of a Termination Event, to the extent there are uninvested available amounts deposited in the Custodial Account after 3:00 p.m. (Boston, Massachusetts time), such funds shall be swept into the overnight funds investment which shall be a Permitted Investment selected by the Servicer in written instructions delivered to the Trustee (which may be in the form of standing instructions). From and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Custodial Account (net of losses and investment expenses) after 3:00 p.m. (Boston, Massachusetts time), all such amounts may be swept into the overnight funds investment which shall be a Permitted Investment selected by the Administrative Agent in written instructions delivered to the Trustee (which may be in the form of standing instructions). All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied pursuant to the provisions of Section 2.10 and Section 2.11. All investments shall be subject to availability. Absent receipt of instructions as contemplated herein, the Trustee shall have no obligation to invest any funds.

Section 2.13. Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Charlotte, North Carolina time) on the day when due in lawful money of the United States in immediately available funds to the applicable Purchaser Agent’s Account and if not received before such time shall be deemed received on the next Business Day. The Seller shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Base Rate, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of, and distributed to, each applicable Purchaser. All computations of interest and all computations of Interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to the provisions of Section 2.10 or Section 2.11, as applicable, such unpaid amounts shall remain due and owing and shall accrue Interest until repaid in full.

(c) If any Advance requested by the Seller and approved by the applicable Purchaser and the Purchaser Agents pursuant to Section 2.3 is not, for any reason made or effectuated, as the case may be, on the date specified therefor, the Seller shall indemnify the applicable Purchaser against any reasonable loss, cost or expense incurred by the applicable Purchaser including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by each Purchaser), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Purchaser to fund or maintain such Advance.

Section 2.14. Optional Repurchase.

At any time following the Termination Date when the Borrowing Base is less than 10% of the Borrowing Base as of the Termination Date, the Seller or the Servicer may notify the Administrative Agent and each Purchaser Agent (with a copy to the Trustee and the Backup Servicer) in writing of its intention to purchase all remaining Collateral; provided that all Hedge Transactions have been terminated in accordance with their terms prior thereto or contemporaneously therewith. On the Payment Date next succeeding any such notice, the Seller or the Servicer, as applicable, shall purchase all such Collateral for a price equal to the Aggregate Unpaids and the proceeds of such purchase will be deposited into the Collection Account and paid in accordance with Section 2.11.

Section 2.15. Fees.

(a) The Servicer on behalf of the Seller shall pay in accordance with Section 2.10 and Section 2.11, as applicable, to the applicable Purchaser Agent from the Collection Account to the extent funds are available on each Payment Date, in arrears in respect of each Collection Period, the applicable Program Fee and the applicable Commitment Fee agreed to between the Seller and such Purchaser Agent in the Purchaser Fee Letter.

(b) The Servicer shall be entitled to receive a servicing fee (the “Servicing Fee”), in arrears in respect of each Collection Period in accordance with Section 2.10 and/or Section 2.11, as applicable, which fee shall be equal to the product of (i) the applicable Servicing Fee Rate, (ii) average daily Principal Collateral Value during the immediately preceding Collection Period (which, in the case of the first Collection Period, shall commence as of the Initial Closing Date) and (iii) the actual number of days in such Collection Period divided by 360. The Servicing Fee is payable to the Servicer to compensate the Servicer for performing its obligations as Servicer hereunder and, so long as the Servicer is also the Originator, for the Originator’s performance of its obligations hereunder and under the Sale and Contribution Agreement as such obligations relate to Collateral purchased directly by the Seller from third parties which was reunderwritten by the Originator on behalf of the Seller in connection with the Seller’s purchase thereof.

(c) The Trustee shall be entitled to receive the Trustee Fee and the Backup Servicer shall be entitled to receive the Backup Servicing Fee and such parties shall be entitled to receive reimbursement for certain expenses as described in, and in accordance with, Section 2.10 and Section 2.11, as applicable.

(d) [Reserved].

(e) The Seller shall pay to Mayer Brown LLP as counsel to the Administrative Agent, and to Nixon Peabody LLP, as counsel to the Trustee, all reasonable fees and out-of-pocket expenses thereof within 30 Business Days after receiving an invoice for such amounts.

Section 2.16. Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any ownership interest in the Collateral, or any right to make Advances hereunder, or on any payment made hereunder, (b) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (c) impose any other condition affecting the security interest in the Collateral Granted to the Trustee for the benefit of the Secured Parties hereunder or the Purchasers’ rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Seller shall pay (and to the extent the Seller does not make such payment the Servicer shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Seller shall pay (and to the extent the Seller does not make such payment the Servicer shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, if the issuance of Interpretation No. 46 by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Originator or Seller with the assets and liabilities of the Administrative Agent, any Purchaser Agent, any Purchaser or any Liquidity Bank, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.16.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.16, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten days after demand by such Affected Party, the Seller shall pay (or to the extent the Seller does not make such payment the Servicer shall pay) to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.16, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.16 shall submit to the Seller and the Servicer a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

(e) If the applicable Purchaser shall notify their respective Purchaser Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the applicable Purchaser Agent or the Administrative Agent shall in turn so notify the Seller and the Servicer, whereupon all Advances Outstanding of the affected Purchaser in respect of which Interest accrues at the Alternative Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

Section 2.17. Taxes.

(a) All payments made by an Obligor in respect of an Asset and all payments made by the Seller or made by the Servicer on behalf of the Seller under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Purchaser Agents, any Affected Party or any Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on the Purchasers, any Affected Party, the Administrative Agent or the Purchaser Agents, respectively, with respect to payments required to be made by the Seller or Servicer under this Agreement, by a taxing jurisdiction in which the Purchasers, any Affected Party, the Administrative Agent or the Purchaser Agents, are organized, conducts business or is paying taxes (as the case may be).

(b) The Seller will indemnify (and to the extent the indemnification provided by the Seller is insufficient the Servicer will indemnify) each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within ten days from the date a written invoice therefor is delivered to the Seller and the Servicer.

(c) Within 30 days after the date of any payment by the Seller or by the Servicer on behalf of the Seller of any Taxes, the Seller or the Servicer, as applicable, will furnish to the Administrative Agent and each of the Purchaser Agents at the applicable address set forth on Annex A to this Agreement, appropriate evidence of payment thereof.

(d) If a Purchaser is not created or organized under the laws of the United States or a political subdivision thereof, such Purchaser shall deliver to the Seller, with a copy to the Administrative Agent, (i) within 15 days after the date hereof, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Seller to make payments hereunder for the account of such Purchaser without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.17(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Seller or the Servicer to make payments hereunder for the account of such Purchaser without deduction or withholding of United States federal income or similar Taxes.

(e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchasers in connection with this Agreement or the funding or maintenance of Advances hereunder, the Purchasers are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.17, then, within ten days after demand by the Purchasers, the Seller shall pay (or to the extent the Seller does not make such payment the Servicer shall pay) to the Purchasers such additional amount or amounts as may be necessary to reimburse the Purchasers for any amounts paid by them.

(f) Without prejudice to the survival of any other agreement of the Seller and the Servicer hereunder, the agreements and obligations of the Seller and the Servicer contained in this Section 2.17 shall survive the termination of this Agreement.

Section 2.18. Assignment of the Sale Agreement.

The Seller hereby assigns to the Trustee, for the ratable benefit of the Secured Parties hereunder, all of the Seller’s right, title and interest in and to, but none of its obligations under, the Sale Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Seller hereby assigns to the Trustee for the benefit of the Secured Parties its right to indemnification under Article IX of the Sale Agreement. The Seller confirms that the Trustee on behalf of the Secured Parties shall have the sole right to enforce the Seller’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.

Section 2.19. Substitution of Assets; Repurchase or Substitution of Warranty Assets; Repurchase of Charged-Off Loans.

(a) Substitution of Assets. On any day, the Seller may, subject to the conditions set forth in this Section 2.19 and subject to the other restrictions contained herein, replace any Asset with one or more Eligible Assets (each, a “Substitute Asset”); provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:

(i) the Seller has recommended to the Administrative Agent (with a copy to the Trustee and the Backup Servicer) in writing that the Asset to be replaced should be replaced (each a “Replaced Asset”) and the Administrative Agent has consented in writing to such replacement in its sole and absolute discretion;

(ii) each Substitute Asset is an Eligible Asset on the date of substitution;

(iii) the sum of the Principal Balances of such Substitute Assets shall be equal to or greater than the sum of the Principal Balances of the Replaced Assets;

(iv) for purposes only of substitutions pursuant to Section 2.19(b) undertaken because an Asset has become a Warranty Asset, such Substitute Assets, at the time of substitution by the Seller, shall have no greater Weighted Average Life than the Replaced Assets;

(v) all representations and warranties of the Seller contained in Section 4.1 and Section 4.2 shall be true and correct as of the date of substitution of any such Substitute Asset;

(vi) the substitution of any Substitute Asset does not cause a Termination Event or Unmatured Termination Event to occur;

(vii) the sum of (1) the Principal Balances of all Assets that are Substitute Assets plus (2) the Principal Balances of all Assets that have been sold pursuant to Discretionary Sales does not exceed 15% of the highest Principal Collateral Value of any month during the 12 month period immediately preceding such date of determination;

(viii) the sum of the Principal Balances of all Substitute Assets substituted for Delinquent Loans, Charged-Off Loans and Warranty Assets shall not exceed 10% of the highest Principal Collateral Value of any month during the 12 month period immediately preceding such date of determination;

(ix) the Seller shall deliver to the Administrative Agent on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date; and

(x) each Asset that is replaced pursuant to the terms of this Section 2.19 shall be substituted only with another Asset that meets the foregoing conditions.

In addition, the Seller shall in connection with such substitution deliver the related Required Loan Documents to the Trustee in accordance with Section 3.2(c), and deliver the related Servicing File to the Servicer. In connection with any such substitution, the Trustee, on behalf of the Secured Parties, shall, automatically and without further action, be deemed to transfer to the Seller, free and clear of any Lien created pursuant to this Agreement, all of the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under such Replaced Asset, but without any other representation and warranty of any kind, express or implied.

(b) Repurchase or Substitution of Warranty Assets. If on any day an Asset is (or becomes) a Warranty Asset, no later than 30 Business Days following the earlier of knowledge by the Seller of such Asset becoming a Warranty Asset or receipt by the Seller from the Administrative Agent or the Servicer of written notice thereof, the Seller shall either: (i) make a deposit to the Collection Account (for allocation pursuant to Section 2.10 or Section 2.11, as applicable) in immediately available funds in an amount equal to the sum of (a) the

Principal Balance of such Asset, (b) any outstanding Servicer Advance thereon, (c) any accrued and unpaid interest thereon, (d) all Hedge Breakage Costs arising as a result thereof and owed to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement and (e) any costs and damages incurred by the Administrative Agent or by any Purchaser in connection with any violation by such Asset of any predatory-or abusive-lending law which is an Applicable Law (collectively, the “Retransfer Price”); or (ii) subject to the satisfaction of the conditions in Section 2.19(a), substitute for such Warranty Asset a Substitute Asset. In either of the foregoing instances, the Seller may (in its discretion) accept retransfer of each such Warranty Asset and any Related Property and the Borrowing Base shall be reduced by the Principal Balance of each such Warranty Asset and, if applicable, increased by the Principal Balance of each Substitute Asset. Upon confirmation of the deposit of such Retransfer Price into the Collection Account or the delivery by the Seller of a Substitute Asset for each Warranty Asset (the “Retransfer Date”), such Warranty Asset shall not be included in the Borrowing Base (and, if and when the Seller elects to accept the retransfer of such Warranty Asset and Related Property) and, as applicable, the Substitute Asset shall be included in the Collateral. Upon the Retransfer Date of each Warranty Asset, the Trustee, on behalf of the Secured Parties, shall (if and when the Seller elects to accept the retransfer of such Warranty Asset) automatically and without further action be deemed to transfer, assign and set-over to the Seller, without recourse, representation or warranty, all the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under such Warranty Asset and all future monies due or to become due with respect thereto, the Related Property, all Proceeds of such Warranty Asset, and Recoveries relating thereto, all rights to security for any such Warranty Asset, and all Proceeds and products of the foregoing.

(c) Repurchase of Charged-Off Loans.

(i) In the event a Loan becomes a Charged-Off Loan, on the immediately following Payment Date, the Servicer is hereby granted an assignable option (a “Purchase Option”) to purchase such Charged-Off Loan at a price (the “Option Price”) equal to the Fair Market Value thereof. The Servicer may sell, transfer, assign or otherwise convey its Purchase Option with respect to any Charged-Off Loan to any party at any time after the related Loan becomes a Charged-Off Loan. The Servicer shall notify the Trustee, the Administrative Agent and the Purchaser Agents of such transfer and such notice shall include the transferee’s name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the transferee. If not exercised earlier, the Purchase Option with respect to any Charged-Off Loan shall automatically terminate (i) once the related Charged-Off Loan is no longer a Charged-Off Loan; provided that if such Loan subsequently becomes a Charged-Off Loan, the related Purchase Option shall again be exercisable, (ii) upon the acquisition, by or on behalf of the Seller, of title to the Related Property through foreclosure or deed in lieu of foreclosure, (iii) the modification or pay-off, in full or at a discount, of such Charged-Off Loan in connection with a workout, (iv) upon a repurchase of a Charged-Off Loan by the Originator due to the Originator’s breach of a representation with respect to such Charged-Off Loan in the Sale Agreement or (v) on the Business Day immediately preceding the last day of the next calendar quarter after the Payment Date upon which the related Purchase Option was triggered. The sum of the Principal Balances of Loans with respect to which the Servicer may exercise its Purchase Option on any date of determination before the Termination Date shall not exceed 10% of the highest Principal Collateral Value of any month during the 12 month period immediately preceding such date of determination.

(ii) Upon a Loan becoming a Charged-Off Loan, the Servicer or its assignee, as applicable, may exercise the Purchase Option by providing the Trustee, the Backup Servicer, the Administrative Agent and the Purchaser Agents at least five days prior written notice thereof (the “Purchase Option Notice”), which notice shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 2.19(c)(i). The exercise of any Purchase Option pursuant to this clause (ii) shall be irrevocable.

(iii) Unless and until the Purchase Option with respect to a Charged-Off Loan is exercised, the Servicer shall pursue such other resolution strategies available hereunder with respect to such Charged-Off Loan, including, without limitation, workout and foreclosure, as the Servicer may deem appropriate and consistent with the Servicing Standard, in each case with a view towards the maximization of the recovery on such Loan to the Secured Parties (as a collective whole) on a present value basis.

(iv) The Servicer shall act on behalf of the Trustee and the Secured Parties in negotiating and taking any other action necessary or appropriate in connection with the exercise of a Purchase Option, including the collection of all amounts payable in connection therewith. Any sale of a Charged-Off Loan (pursuant to a Purchase Option) shall be without recourse to, or representation or warranty by, the Trustee, the Originator, the Servicer or the Seller.

(v) Upon exercise of a Purchase Option, the Servicer or its assignee, as applicable, shall be required to pay the Option Price on the Payment Date immediately following the date the Servicer or its assignee, as applicable, exercises its Purchase Option, and the Option Price shall be deposited into the Collection Account. Upon receipt of a request for release and receipt of documents, the Trustee shall release or cause to be released to the Servicer or its assignee, as applicable, the related Loan File.

(vi) The Servicer may sell or purchase, or permit the sale or purchase of, a Charged-Off Loan only on the terms and subject to the conditions set forth in this Section 2.19.

(d) In connection with any Replaced Asset, Warranty Asset or Charged-Off Loan replaced, retransferred or purchased pursuant to this Section 2.19, on the related date thereof, the Trustee, on behalf of the Secured Parties, shall, at the expense of the Seller and upon receipt of an Officer’s Certificate of the Servicer that all applicable provisions of this Section 2.19 have been fully complied with, (i) execute such instruments of release with respect to the portion of the Collateral to be so replaced, retransferred or purchased to the Seller, in recordable form if necessary, in favor of the Seller as the Seller or Servicer may reasonably request, (ii) deliver any portion of the Collateral to be so replaced, retransferred or purchased to the Seller in its possession to the Seller and (iii) otherwise take such actions as requested by the Servicer and as are reasonably necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the portion of the Collateral to be so replaced, retransferred or purchased to the Seller and release and deliver to the Seller such portion of the Collateral to be so replaced, retransferred or purchased to the Seller.

Section 2.20. Optional Sales.

(a) Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any Optional Sale Date, the Seller shall have the right to prepay all or a portion of the Advances Outstanding in connection with the transfer, assignment and release to the Seller by the Trustee, on behalf of the Secured Parties, of the Collateral (each, an “Optional Sale”), subject to the following terms and conditions:

(i) The Seller shall have given the Administrative Agent (with a copy to the Trustee and the Backup Servicer) at least 45 Business Days’ prior written notice of its intent to effect an Optional Sale, and the Administrative Agent has consented in writing to such Optional Sale in its sole but reasonable discretion unless such notice and consent are waived or such notice is reduced by the Administrative Agent;

(ii) Any Optional Sale shall be in connection with either (A) a Term Securitization or (B) the repayment of all Aggregate Unpaids and termination in whole of the Facility Amount pursuant to Section 2.5(a);

(iii) Unless an Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Servicing Report), the Servicer shall deliver to the Administrative Agent a certificate and evidence to the reasonable satisfaction of the Administrative Agent (with a copy to the Trustee) (which evidence may consist solely of a certificate from the Servicer) that the Seller shall have sufficient funds on the related Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement. In effecting an Optional Sale, the Seller may use the Proceeds of sales of the Collateral to repay all or a portion of the Aggregate Unpaids;

(iv) After giving effect to any Optional Sale in connection with a Term Securitization and the assignment to the Seller of the Collateral on any related Optional Sale Date, (a) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (b) neither an Unmatured Termination Event nor a Termination Event shall have resulted. On the related Optional Sale Date, the Administrative Agent, each Purchaser Agent on behalf of the applicable Purchaser, the Hedge Counterparties, the Trustee and the Backup Servicer, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid that are attributable to the Collateral to be sold by the Seller in connection with such Optional Sale plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent and the Purchaser Agents to be attributable to that portion of the Advances Outstanding to be paid in connection with the Optional Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Trustee, and the Backup Servicer, the

Purchaser Agents, the applicable Purchaser, the Affected Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter to the next Payment Date (including, without limitation, Breakage Costs, Hedge Breakage Costs and any other payments owing to the Hedge Counterparties in respect of the termination of any Hedge Transaction) in each case to the extent attributable to the Collateral to be sold by the Seller in connection with such Optional Sale; provided that the Administrative Agent and each Purchaser Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Seller on the Optional Sale Date is sufficient to satisfy the requirements of clauses (iii) and (iv) and is sufficient to reduce the Advances Outstanding to the extent requested by the Seller in connection with the Optional Sale;

(v) After giving effect to any Optional Sale in connection with the repayment of all Aggregate Unpaids and termination in whole of the Facility Amount pursuant to Section 2.5(a), and the assignment to the Seller of the Collateral on any related Optional Sale Date, (a) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (b) neither an Unmatured Termination Event nor a Termination Event (other than a Termination Event due to the occurrence of a Termination Date specified in clause (a) of the definition of “Termination Date”) shall have resulted. On the related Optional Sale Date, the Administrative Agent, each Purchaser Agent on behalf of the applicable Purchaser, the Hedge Counterparties, the Trustee and the Backup Servicer, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the Aggregate Unpaids accrued to such date; provided that the Administrative Agent and each Purchaser Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Seller on the Optional Sale Date is sufficient to satisfy the requirements of clauses (iii) and (v) and is sufficient to repay the Advances Outstanding in full in connection with the Optional Sale; and

(vi) On or prior to each Optional Sale Date, the Seller shall have delivered to the Administrative Agent a list specifying all Assets to be sold and assigned pursuant to such Optional Sale.

(b) In connection with any Optional Sale, following receipt by the Purchaser Agents, the Hedge Counterparties, the Trustee, the Backup Servicer and the Administrative Agent of the amounts referred to in clauses (iv) and (v) above, as applicable, there shall be transferred, assigned and set-over to the Seller without recourse, representation or warranty all of the right, title and interest of the Trustee for the benefit of the Secured Parties, in, to and under the portion of the Collateral so retransferred and such portion of the Collateral so retransferred shall be released from the Lien of this Agreement (subject to the requirements of clause (iv) or (v) above, as applicable).

(c) The Seller hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, the Trustee, each Purchaser Agent and the Secured Parties in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee, for the benefit of the Secured Parties, and any other party having an interest in the Collateral in connection with such Optional Sale).

(d) In connection with any Optional Sale, on the related Optional Sale Date, the Trustee, on behalf of the Secured Parties, shall, at the expense of the Seller (i) execute such instruments of release with respect to the portion of the Collateral to be retransferred to the Seller, in recordable form if necessary, in favor of the Seller as the Seller may reasonably request, (ii) deliver any portion of the Collateral to be retransferred to the Seller in its possession to the Seller and (iii) otherwise take such actions as may be reasonably requested by the Seller or Servicer, on the Seller’s behalf, as are necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the portion of the Collateral to be retransferred to the Seller and release and deliver to the Seller such portion of the Collateral to be retransferred to the Seller.

(e) In connection with any Optional Sale resulting in the repayment of all Aggregate Unpaids and termination in whole of the Facility Amount occurring prior to April 15, 2010, the Seller shall pay to the Administrative Agent, for the account of each Purchaser, the Call Premium.

Section 2.21. Discretionary Sales.

(a) Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any Discretionary Sale Date, the Seller shall have the right to prepay all or a portion of the Advances Outstanding in connection with the transfer, assignment and release to the Seller by the Trustee, on behalf of the Secured Parties, of the Collateral (each, a “Discretionary Sale”), subject to the following terms and conditions:

(i) At least one Business Day prior to each Discretionary Sale Date, the Seller shall have given the Administrative Agent (with a copy to the Trustee and the Backup Servicer) written notice of its intent to effect a Discretionary Sale (each such notice, a “Discretionary Sale Notice”), specifying the Discretionary Sale Date and including a list of all Assets to be sold and assigned pursuant to such Discretionary Sale, and the Administrative Agent shall have consented in writing to such Discretionary Sale in its sole and absolute discretion;

(ii) Except as permitted by Section 2.21(a)(iii), any Discretionary Sale shall be made by the Seller to an unaffiliated third party purchaser in a transaction (i) reflecting arms-length market terms and (ii) in which the Seller makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale;

(iii) The Servicer shall deliver to the Administrative Agent (with a copy to the Trustee and the Backup Servicer) a certificate and evidence to the reasonable satisfaction of the Administrative Agent (which evidence may consist solely of a certificate from the Servicer) that (x) the Seller shall have sufficient funds on the related Discretionary Sale Date to effect the contemplated Discretionary Sale in accordance with this Agreement (unless an Discretionary Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Discretionary Sale shall be reflected on the applicable Servicing Report)), and (y) the aggregate Principal Balance of the Asset or Assets which are the subject of the proposed Discretionary Sale, together with the aggregate Principal Balance of the Asset or Assets sold in all other Discretionary Sales made in the preceding 12 month period (which amount shall not include the aggregate Principal Balance of any Asset(s) sold in a Discretionary Sale made in the preceding 12 month period where (i) the Discretionary Sale occurred within 90 days after such Asset became part of the Collateral and (ii) following such Discretionary Sale, a portion of such Asset remained part of the Collateral, shall not exceed 7.5% of the highest Principal Collateral Value of any month during the 12 month period immediately preceding such date of determination. In effecting an Discretionary Sale, the Seller may use the Proceeds of sales of the Collateral to satisfy its remittance obligations hereunder; provided that, notwithstanding clause (ii) of this Section 2.21(a), but subject to the Administrative Agent’s prior written consent, the Seller may make Discretionary Sales of Real Estate Loans to its Affiliates on arms-length market terms, and such Discretionary Sales shall not be subject to clause (y) above.

(iv) After giving effect to the Discretionary Sale and the assignment to the Seller of the Collateral on any Discretionary Sale Date, (a) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (b) neither an Unmatured Termination Event nor a Termination Event shall have resulted; and

(v) On the related Discretionary Sale Date, the Administrative Agent, each Purchaser Agent, on behalf of the applicable Purchaser and the Hedge Counterparties, the Trustee and the Backup Servicer shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid that are attributable to the Collateral to be sold by the Seller pursuant to this Section 2.21 plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent and the Purchaser Agents to be attributable to that portion of the Advances Outstanding to be paid in connection with the Discretionary Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Trustee, and Backup Servicer, the Purchaser Agents, the applicable Purchaser, the Affected Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue to the next Payment Date (including, without limitation, Breakage Costs, Hedge Breakage Costs and any other payments owing to the Hedge Counterparties in respect of the termination of any Hedge Transaction) in each case, to the extent attributable to the Collateral to be sold by the Seller pursuant to this Section 2.21; provided that the Administrative Agent and each Purchaser Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Seller on the Discretionary Sale Date is sufficient to satisfy the requirements of clauses (iii) and (iv) above and is sufficient to reduce the Advances Outstanding to the extent requested by the Seller in connection with the Discretionary Sale.

(b) In connection with any Discretionary Sale, following receipt by the Purchaser Agents of the amounts referred to in clause (v) above, there shall be transferred, assigned and set-over to the Seller without recourse, representation or warranty all of the right, title and interest of the Trustee, for the benefit of the Secured Parties in, to and under the portion of the Collateral so retransferred and such portion of the Collateral so retransferred shall be released from the Lien of this Agreement (subject to the requirements of clauses (iii), and (iv) above).

(c) The Seller hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, the Trustee, each Purchaser Agent and the Secured Parties in connection with any Discretionary Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee, for the benefit of the Secured Parties and any other party having an interest in the Collateral in connection with such Discretionary Sale).

(d) In connection with any Discretionary Sale, on the related Discretionary Sale Date, the Trustee, on behalf of the Secured Parties, shall, at the expense and request of the Seller (i) execute such instruments of release with respect to the portion of the Collateral to be retransferred to the Seller, in recordable form if necessary, in favor of the Seller as the Seller may reasonably request, (ii) deliver any portion of the Collateral to be retransferred to the Seller in its possession to the Seller and (iii) otherwise take such actions as are necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the portion of the Collateral to be retransferred to the Seller and release and deliver to the Seller such portion of the Collateral to be retransferred to the Seller.

Section 2.22. Market Gains and Market Losses.

The Seller shall not, nor shall the Servicer on behalf of the Seller, acquire or dispose of any Asset for the primary purpose of recognizing gains or decreasing losses resulting from market value changes.

ARTICLE III.

CONDITIONS TO ADVANCES AND SWINGLINE ADVANCES

Section 3.1. Conditions to Closing and Initial Advance.

The Purchasers shall not be obligated to make any Advance hereunder on the occasion of the Initial Advance, nor shall any Purchaser, Administrative Agent, the Purchaser Agents, the Trustee and the Backup Servicer be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Administrative Agent and each Purchaser Agent:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent and each Purchaser Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent and each Purchaser Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the Schedule of Documents attached hereto as Schedule I, each in form and substance satisfactory to the Administrative Agent and each Purchaser Agent;

(b) The Seller, the Servicer and the Originator shall each be in compliance in all material respects with all Applicable Laws and shall have delivered to the Administrative Agent and each Purchaser Agent as to this and other closing matters a certification in the form of Exhibits F-1 or F-2, as applicable;

(c) The Seller and the Servicer shall have delivered to the Administrative Agent and each Purchaser Agent duly executed Powers of Attorney in the form of Exhibits G-1 and G-2;

(d) The Seller and the Servicer shall each have delivered to the Administrative Agent and each Purchaser Agent a certificate as to Solvency in the form of Exhibits E-1 and E-2.

Section 3.2. Conditions Precedent to All Advances.

Each Advance to the Seller by the applicable Purchaser (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) (i) With respect to any Advance (including the Initial Advance), the Servicer shall have delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee), no later than 2:00 p.m. (Charlotte, North Carolina time), on the related Funding Date, in a form and substance satisfactory to the Administrative Agent and each Purchaser Agent, a Borrowing Notice (Exhibit A-1), Borrowing Base Certificate (Exhibit A-4), Asset List and Servicing Report, if applicable, and containing such additional information as may be reasonably requested by the Administrative Agent and each Purchaser Agent and (ii) with respect to any reduction in Advances Outstanding pursuant to Section 2.5(b), the Servicer shall have delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee) no later than 5:00 p.m. (Charlotte, North Carolina time) on the Business Day prior to any such reduction a Borrowing Notice (Exhibit A-3) and a Borrowing Base Certificate (Exhibit A-4) executed by the Servicer and the Seller;

(b) On the date of such Transaction the following statements shall be true and the Seller shall be deemed to have certified that:

(i) The representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(ii) No event has occurred and is continuing, or would result from such Transaction, that constitutes a Termination Event or Unmatured Termination Event;

(iii) On and as of such day, the Seller and the Servicer each has performed all of the covenants and agreements contained in this Agreement to be performed by such person at or prior to such day; and

(iv) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advance or incremental Advance by the Purchaser in accordance with the provisions hereof, the reduction of Advances Outstanding or any other transaction contemplated herein;

(c) The Seller shall cause any assignment or Transfer Document for any Loan to be in the possession of the Trustee within two Business Days after any related Funding Date and all other Required Loan Documents (including any UCCs included in the Required Loan Documents) to be in the possession of the Trustee within the earlier of two Business Days after the date specified for delivery of such Required Loan Documents to the Originator or the Seller, as applicable, in the Underlying Instruments or seven Business Days after any related Funding Date as to any Additional Assets;

(d) The Termination Date shall not have occurred;

(e) On the date of such Transaction, the Administrative Agent and each Purchaser Agent shall have received such other approvals, opinions or documents as the Administrative Agent and each Purchaser Agent may reasonably require;

(f) The Administrative Agent shall have received from the Seller all hedging confirms relating thereto, if any are then required hereunder;

(g) The Seller and Servicer shall have delivered (or caused to be delivered) to the Trustee, the Administrative Agent and each Purchaser Agent, as applicable, all reports required to be delivered as of the date of such Transaction including, without limitation, all deliveries required by Section 2.3;

(h) The Seller shall have paid all fees required to be paid, including all fees required hereunder and under any Purchaser Fee Letter and shall have reimbursed the Purchasers, the Administrative Agent and each Purchaser Agent for all reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Purchasers, the Administrative Agent and each Purchaser Agent;

(i) The Seller shall have delivered to the Administrative Agent and each Purchaser Agent an Officer’s Certificate (which may be part of the Borrowing Notice) in form and substance reasonably satisfactory to the Administrative Agent and each Purchaser Agent certifying that each of the foregoing conditions precedent has been satisfied or, with respect to
Section 3.2(c), will be satisfied as required thereby; and

(j) The Seller will use the proceeds of any Advances disbursed on or after the Closing Date only (i) to fund unfunded commitments pertaining to Revolving Loans and Delayed Draw Term Loans, in each case, which are Eligible Assets included in the Collateral on or prior to the Closing Date, or (ii) to deposit funds in the Unfunded Exposure Account until the amount on deposit therein is equal to the Aggregate Exposure Amount.

The failure of the Seller to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Purchaser Agent, which right may be exercised at any time on the demand of the applicable Purchaser Agent, to rescind the related Advance and direct the Seller to pay to the Administrative Agent for the benefit of the applicable Purchaser an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3. Custodianship; Transfer of Loans and Permitted Investments.

(a) The Trustee on behalf of the Secured Parties shall hold all Certificated Securities (whether Loans, Equity Interests or Permitted Investments) and Instruments in physical form at the office of the Trustee in Boston, Massachusetts or the office of the Trustee in Florence, South Carolina at the addresses specified in Schedule III hereto. Any successor Trustee shall be a state or national bank or trust company which is not an Affiliate of the Seller and which is a Qualified Institution.

(i) Each time that the Seller shall direct or cause the acquisition of any Permitted Investment, the Seller shall, if such Permitted Investment has not already been transferred in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Custodial Account or Collection Account (with respect to Permitted Investments), cause the transfer of such Permitted Investment) in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Trustee to be held in the Custodial Account or Collection Account, as applicable, for the benefit of the Secured Parties in accordance with the terms of this Agreement. The security interest of the Trustee, for the benefit of the Secured Parties, in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee, for the benefit of the Secured Parties, shall nevertheless come into existence and continue in the Permitted Investment so acquired, including all rights of the Seller in and to any contracts related to and proceeds of such Permitted Investment.

The Seller shall cause all Permitted Investments to be credited to the appropriate Account, and shall cause all Loans and Equity Interests acquired by the Seller to be delivered to the Trustee, for the benefit of the Secured Parties, by one of the following means (and shall take any and all other actions necessary to create in favor of the Trustee, for the benefit of the Secured Parties, a valid, perfected, first priority security interest in each Loan and Permitted Investment Granted to the Trustee, for the benefit of the Secured Parties, under laws and regulations (including without limitation Articles 8 and 9 of the UCC, as applicable) in effect at the time of such Grant):

(i) in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it specially Indorsed to the Trustee or in blank by an effective Indorsement or registered in the name of the Trustee and by (A) delivering such Instrument or Security Certificate to the Trustee in the Commonwealth of Massachusetts or the State of South Carolina and (B) causing the Trustee to maintain continuous possession of such Investment or Security Certificate in the Commonwealth of Massachusetts or the State of South Carolina;

(ii) in the case of an Uncertificated Security, by (A) causing the Trustee to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iii) in the case of any Security Entitlement, by causing the Trustee to become the Entitlement Holder of such Security Entitlement;

(iv) in the case of general intangibles (including any loan not evidenced by an Instrument and any Participation in which neither the Participation nor the underlying debt are evidenced by any Instrument) by (A) if required by the Required Loan Documents, notifying the Obligor (and, in the case of a Participation, both the institution which has sold the Participation and the Obligor of the debt underlying the Participation) thereunder of the transfer and (B) filing, maintaining and continuing the effectiveness of, a financing statement naming the Seller as debtor and the Trustee as secured party and describing the Loan or Permitted Investment (as the case may be) as the collateral at the filing office of the Secretary of State for the State of Delaware;

(v) in the case of a Participation which represents 100% of the beneficial ownership of the underlying debt and in which the underlying debt is evidenced by an Instrument which is delivered to the Trustee by taking the actions specified in clause (i) with respect to such Instrument; and

(vi) in the case of a Participation which represents 100% of the beneficial ownership of the underlying debt and in which the underlying debt is evidenced by an Instrument which is not delivered to the Trustee, by causing the Selling Institution to authenticate a record (within the meaning of Section 9-313(c) of the UCC) acknowledging that it holds possession of such Instrument for the benefit of the Trustee; and

(vii) in the case of a Participation which represents less than 100% of the beneficial ownership of the underlying debt, (A) if the underlying debt is evidenced by an Instrument which is delivered to the Trustee, by taking the actions specified in clause (i) (with the Instrument to be Indorsed in blank) and by causing the Trustee to maintain continuous possession of such Investment in the Commonwealth of Massachusetts or the State of South Carolina for the benefit of the Trustee on behalf of the Secured Parties (to the extent of the Participation) and for the benefit of the other beneficial owners thereof, and (B) if the underlying debt is evidenced by an Instrument which is not delivered to the Trustee, by causing the Selling Institution to authenticate a record (within the meaning of Section 9-313(c) of the UCC) acknowledging that it holds possession of such Instrument for the benefit of the Trustee on behalf of the Secured Parties (to the extent of the Participation) and for the other beneficial owners thereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of the Seller.

The Seller represents and warrants as follows as of the Closing Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Seller has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b) Due Qualification. The Seller is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Seller (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, (c) sell and assign an ownership interest in the Collateral, and (d) receive Advances and sell the Collateral on the terms and conditions provided herein and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the sale and assignment of an ownership interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Seller is a party have been duly executed and delivered by the Seller.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Seller is a party constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Seller’s certificate of formation, operating agreement or any Contractual Obligation of the Seller, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Seller’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against the Seller, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Seller is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Seller is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Seller of this Agreement and any other Transaction Document to which the Seller is a party have been obtained.

(h) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by Seller.

(i) Solvency. The Seller is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Seller is a party do not and will not render the Seller not Solvent and the Seller shall deliver to the Administrative Agent and each Purchaser Agent on the Initial Closing Date a certification in the form of Exhibit E-1.

(j) Selection Procedures. No procedures believed by the Seller to be adverse to the interests of the Purchaser were utilized by the Seller in identifying and/or selecting the Assets in the Collateral. In addition, each Loan shall have been underwritten in accordance with and satisfy the standards of any Credit and Collection Policy that has been established by the Originator and is then in effect.

(k) Taxes. The Seller has filed or caused to be filed all tax returns that are required to be filed by it. The Seller has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Seller), and no tax lien has been filed and, to the Seller’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Seller does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(m) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Trustee, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Seller;

(ii) the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “tangible chattel paper”, “accounts”, “certificated securities”, “uncertificated securities” or “securities accounts” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Seller has complied with its obligations under Section 4.1(m));

(iii) with respect to Collateral that constitute “security entitlements”:

(1) all of such security entitlements have been credited to one of the Accounts and the securities intermediary for each Account has agreed to treat all assets credited to such Account as “financial assets” within the meaning of the applicable UCC;

(2) the Seller has taken all steps necessary to cause the securities intermediary to identify in its records the Trustee as the Person having a security entitlement against the securities intermediary in each of the Accounts; and

(3) the Accounts are not in the name of any Person other than the Seller, subject to the lien of the Trustee. The Seller has not authorized or allowed the securities intermediary of any Account to comply with the entitlement order of any Person other than the Trustee; provided that until the Trustee delivers a notice of exclusive control under the Securities Account Control Agreement, the Seller and the Servicer may cause cash in the Accounts to be invested in Permitted Investments.

(iv) all Accounts constitute “securities accounts” as defined in the applicable UCC;

(v) the Seller owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens), claim or encumbrance of any Person;

(vi) the Seller has received all consents and approvals required by the terms of any Asset to the Granting of a security interest in the Assets hereunder to the Trustee, on behalf of the Secured Parties;

(vii) the Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Trustee, on behalf of the Secured Parties, under this Agreement;

(viii) other than the security interest granted to the Trustee, on behalf of the Secured Parties, pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interest granted to the Seller under the Sale Agreement, (B) relating to the closing of a Term Securitization contemplated by Section 2.20, or (C) that has been terminated. The Seller is not aware of the filing of any judgment or tax lien filings against the Seller;

(ix) all original executed copies of each underlying promissory note that constitute or evidence each Loan has been, or subject to the delivery requirements contained herein, will be delivered to the Trustee;

(x) other than in the case of Noteless Loans, with respect to Loans originated by the Originator which are sold by the Originator to the Seller, the Seller has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Trustee that the Trustee or its bailee is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of and for the benefit of the Secured Parties;

(xi) none of the underlying promissory notes, if any, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, on behalf of the Secured Parties;

(xii) with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Trustee and, if in registered form, has been specially indorsed to the Trustee, on behalf of the Secured Parties, or in blank by an effective indorsement or has been registered in the name of the Trustee, on behalf of the Secured Parties, upon original issue or registration of transfer by the Seller of such certificated security; and

(xiii) with respect to Collateral that constitutes an “uncertificated security”, that the Seller of such uncertificated security has registered the Trustee as the registered owner of such uncertificated security.

(n) Reports Accurate. All Servicing Reports (if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Seller to the Administrative Agent, each Purchaser Agent or any Purchaser in connection with this Agreement are true, complete and correct.

(o) Location of Offices. The Seller’s location (within the meaning of Article 9 of the UCC) is Delaware. The office where the Seller keeps all the Records is at the address of the Seller referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). The Seller’s Federal Employee Identification Number is correctly set forth on Exhibit F-1. The Seller has not changed its name, whether by amendment of its certificate of formation, by reorganization or otherwise, and has not changed its location within the four months preceding the Closing Date.

(p) Concentration Account. The name and address of the Concentration Account Bank, together with the account number of the Concentration Account of the Seller at such Concentration Account Bank is specified in Schedule II. The Concentration Account and the Custodial Account are the only accounts to which Collections on the Collateral are sent. Except as contemplated by the Intercreditor Agreement, the Seller has not granted any Person other than the Administrative Agent and Trustee an interest in the Concentration Account at a future time or upon the occurrence of a future event.

(q) Tradenames. The Seller has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(r) Sale Agreement. The Sale Agreement is the only agreement pursuant to which the Seller purchases Collateral.

(s) Value Given. The Seller shall have given reasonably equivalent value to the Originator or the applicable third party transferor of Collateral in consideration for the transfer to the Seller of such Collateral, no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(t) Accounting. The Seller accounts for the transfers to it from the Originator of interests in Collateral under the Sale Agreement as financings of such Collateral for consolidated accounting purposes (with a notation that it is treating the transfers as a sale for legal and, where relevant, tax and all other purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein) provided that for federal income tax reporting purposes, the Seller is treated as a disregarded entity and therefore the transfer is not recognized.

(u) Special Purpose Entity. The Seller has not and shall not:

(i) engage in any business or activity other than the purchase and receipt of Collateral and related assets, the Grant of Collateral under the Transaction Documents, and such other activities as are incidental thereto;

(ii) acquire or own any material assets other than (a) the Collateral and related assets, (b) the ownership interests in any REO Affiliate and (c) incidental property as may be necessary for the operation of the Seller;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the consent of the Administrative Agent and each Purchaser Agent;

(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent and each Purchaser Agent, amend, modify, terminate or fail to comply with the provisions of Sections 1.05, 1.07, 1.08, 4.02(b) and 10.01 of its operating agreement and any of the defined terms in Section 1.01 of its operating agreement that are contained in any of the above-mentioned sections thereof, or fail to observe limited liability company formalities;

(v) own any Subsidiary or make any investment in any Person other than an REO Affiliate without the consent of the Administrative Agent and each Purchaser Agent;

(vi) except as permitted by this Agreement and the Intercreditor Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) indebtedness to the Secured Parties hereunder, (B) under the Seller ISDA Guaranty or (C) in conjunction with a repayment of all Advances owed to the Purchasers, except for trade payables in the ordinary course of its business; provided that such debt is not evidenced by a note and is paid when due;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any Affiliate, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with unrelated third parties;

(xi) seek its dissolution or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of Seller and the Originator or any principal or Affiliate thereof or any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv) make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person (other than the Assets, Cash, Permitted Investments and, with the prior written consent of the Administrative Agent, any loan to an REO Affiliate of the type described in clause (b) of the definition thereof);

(xv) fail to file its own separate tax return, or file a consolidated federal income tax return with any other Person, except as may be required by the Internal Revenue Code and regulations (without limiting the foregoing, it is acknowledged and agreed that a single member limited liability company is a disregarded entity for purposes of the Internal Revenue Code);

(xvi) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xviii) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xix) except as may be required by the Code and regulations, share any common logo with or hold itself out as or be considered as a department or division of (a) any of its principals or affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xx) permit any transfer (whether in any one or more transactions) of any direct ownership interest in the Seller to the extent it has the ability to control the same, unless the Seller delivers to the Administrative Agent and each Purchaser Agent an acceptable non-consolidation opinion and the Administrative Agent consents to such transfer;

(xxi) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person (without limiting the foregoing, it is acknowledged that for accounting purposes, the Company may be consolidated with another Person as required by GAAP and included in such Person’s consolidated financial statements);

(xxii) fail to pay its own liabilities and expenses only out of its own funds;

(xxiii) fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xxiv) acquire the obligations or securities of its Affiliates or stockholders except for obligations or securities of any REO Affiliate and any loan to an REO Affiliate of the type described in clause (b) of the definition thereof with the prior written consent of the Administrative Agent;

(xxv) guarantee any obligation of any person, including an Affiliate;

(xxvi) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxvii) fail to use separate invoices and checks bearing its own name;

(xxviii) pledge or permit the pledge of its assets for the benefit of any other Person, other than with respect to the payment of the indebtedness to the Secured Parties hereunder;

(xxix) fail at any time to have at least one independent manager (an “Independent Manager”) who is not currently a director, officer, employee, trade creditor, shareholder, manager or member (or spouse, parent, sibling or child of the foregoing) of (a) the Originator, (b) the Seller, (c) any principal of the Originator, (d) any Affiliate of the Originator, or (e) any Affiliate of any principal of the Originator; provided that such Independent Manager may be an independent manager or an independent manager of another special purpose entity affiliated with the Originator;

(xxx) fail to provide that the unanimous consent of all its managers (including the consent of the Independent Manager) is required for the Seller to (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Seller, (e) make any assignment for the benefit of the Seller’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing; and

(xxxi) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Dechert LLP, dated as of the Initial Closing Date, upon which the conclusions expressed therein are based.

(v) Confirmation from the Originator. The Seller has received in writing from the Originator confirmation that the Originator will not cause the Seller to file a voluntary petition under the Bankruptcy Code or Insolvency Laws. Each of the Seller and the Originator is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Collateral or any other assets of the Seller available to satisfy claims of the creditors of the Originator would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

(w) Investment Company Act. The Seller is not, and is not controlled by, an “investment company” within the meaning of the 1940 Act or is exempt from the provisions of the 1940 Act.

(x) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Seller, or in which employees of the Seller are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the

Seller to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(y) PUHCA. The Seller is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005, as amended, or any successor statute.

(z) Compliance with Law. The Seller has complied in all respects with all Applicable Laws to which it may be subject, and no item of Collateral contravenes any Applicable Laws (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(aa) Credit and Collection Policy. The Seller has complied in all material respects with all provisions applicable to it under the Credit and Collection Policy with respect to all of the Collateral.

(bb) Collections. The Seller acknowledges that all Collections received by it with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Trustee on behalf of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(cc) Set-Off, etc. No Collateral has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Seller, or, to the best of the Seller’s knowledge, by the Originator or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Seller, or, to the best of the Seller’s knowledge, by the Originator or the Obligor with respect thereto, except for amendments, extensions and modifications, if any, to such Collateral otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit and Collection Policy and the Servicing Standard.

(dd) Full Payment. As of the Funding Date thereof, the Seller has no knowledge of any fact which should lead it to expect that any Collateral will not be paid in full.

(ee) Accuracy of Representations and Warranties. Each representation or warranty by the Seller contained herein or in any certificate or other document furnished by the Seller pursuant hereto or in connection herewith is true and correct in all material respects.

(ff) Representations and Warranties in Sale Agreement. The representations and warranties made by the Originator to the Seller in the Sale Agreement are hereby remade by the Seller on each date to which they speak in the Sale Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.1(ff), such representations and warranties are incorporated herein by reference as if made by the Seller to the Administrative Agent, each Purchaser Agent and each of the Secured Parties under the terms hereof mutatis mutandis.

(gg) Reaffirmation of Representations and Warranties by the Seller. On each day that any Advance is made hereunder, the Seller shall be deemed to have certified that all representations and warranties described in Section 4.1 hereof are correct on and as of such day as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.

(hh) Participations. The participation interests created with respect to the Participations do not violate any provisions of the underlying Required Loan Documents.

(ii) Environmental. (i) No Hazardous Materials are present on such Mortgaged Property such that (A) the value, use or operation of such Mortgaged Property is materially and adversely affected or (B) under Applicable Law, (1) such Hazardous Materials could be required to be eliminated at a cost materially and adversely affecting the value of the Mortgaged Property before such Mortgaged Property could be altered, renovated, demolished or transferred or (2) the presence of such Hazardous Materials could (upon action by the appropriate Governmental Authorities) subject the owner of such Mortgaged Property, or the holders of a security interest therein, to liability for the cost of eliminating such Hazardous Materials or the hazard created thereby at a cost materially and adversely affecting the value of the Mortgaged Property, and (ii) such Mortgaged Property is in material compliance with all Applicable Laws pertaining to Hazardous Materials or environmental hazards, any noncompliance with such laws does not have a material adverse effect on the value of such Mortgaged Property and neither the Seller nor, to the Seller’s knowledge, the related Mortgagor or any current tenant thereon, has received any notice of violation or potential violation of any such law

(jj) USA PATRIOT Act. The Seller is not (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

The representations and warranties in Section 4.1(m) shall survive the termination of this Agreement and such representations and warranties may not be waived by any party hereto.

Section 4.2. Representations and Warranties of the Seller Relating to the Agreement and the Collateral.

The Seller hereby represents and warrants, as of the Closing Date and as of each Addition Date:

(a) Binding Obligation, Valid Transfer and Security Interest.

(i) This Agreement and each other Transaction Document to which the Seller is a party each constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(ii) This Agreement constitutes a valid Grant of a security interest in all of the Collateral to the Trustee, for the benefit of the Secured Parties, of all right, title and interest of the Seller in, to and under all of the Collateral, free and clear of any Lien of any Person claiming through or under the Seller or its Affiliates, except for Permitted Liens, which upon the delivery of the Required Loan Documents to the Trustee, the crediting of Assets to the Accounts and the filing of the financing statements described in Section 4.1(m) and, in the case of Additional Assets on the applicable Addition Date, shall be a valid and first priority perfected security interest in all Collateral, subject only to Permitted Liens. Neither the Seller nor any Person claiming through or under Seller shall have any claim to or interest in the Collection Account or any other Account and, because this Agreement constitutes the Grant of a security interest in such property, except for the interest of Seller in such property as a debtor for purposes of the UCC.

(b) Eligibility of Collateral. As of the Initial Closing Date and each Addition Date, (i) the Asset List and the information contained in the Borrowing Notice delivered pursuant to Section 2.3 is an accurate and complete listing of all Collateral as of the Cut-Off Date and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each such Asset that is part of the Borrowing Base is an Eligible Asset, (iii) each such item of Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws, (iv) with respect to each such item of Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Seller in connection with the Grant of a security interest in such Collateral to the Trustee for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect, and (v) the representations and warranties set forth in Section 4.2(a) are true and correct with respect to each item of Collateral.

(c) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator or, to the best of the Seller’s knowledge, on the part of the Obligor.

(d) Future Funding Commitment. Each Asset owned by the Seller that provides a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor is an Eligible Asset.

Section 4.3. Representations and Warranties of the Servicer.

The Servicer represents and warrants as follows as of the Closing Date, each Funding Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation or by-laws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceedings or investigations pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.

(h) Reports Accurate. All Servicer Certificates and other written and electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent, each Purchaser Agent or any Purchaser in connection with this Agreement are accurate, true and correct.

(i) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to the origination, underwriting and servicing of the Assets or the acquisition and re-underwriting and servicing of the Assets, as applicable.

(j) Collections. The Servicer acknowledges that all Collections received by it or its Affiliates with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Trustee on behalf of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(k) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Servicer.

(l) Solvency. The Servicer is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent and the Servicer shall deliver to the Administrative Agent and each Purchaser Agent on the Initial Closing Date a certification in the form of Exhibit E-2.

(m) Taxes. The Servicer has filed or caused to be filed all tax returns that are required to be filed by it. The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer), and no tax lien has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the Proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Servicer does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(o) Security Interest. The Servicer will take all steps necessary to ensure that the Seller has Granted a security interest (as defined in the UCC) to the Trustee, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Trustee as secured party and the Seller as debtor, the Trustee, for the benefit of the Secured Parties, shall have a valid and perfected first priority security interest in the Collateral (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Collateral have been (or prior to the date of the applicable Advance will be) made.

(p) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Servicer, or in which employees of the Servicer are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Servicer to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(q) Investment Company Act. The Servicer is not, and is not controlled by, an “investment company” within the meaning of the 1940 Act, as amended, or is exempt from the provisions of the 1940 Act.

(r) USA PATRIOT Act. The Servicer is not (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(s) Environmental. (i) No Hazardous Materials are present on such Mortgaged Property such that (A) the value, use or operation of such Mortgaged Property is materially and adversely affected or (B) under Applicable Law, (1) such Hazardous Materials could be required to be eliminated at a cost materially and adversely affecting the value of the Mortgaged Property before such Mortgaged Property could be altered, renovated, demolished or transferred or (2) the presence of such Hazardous Materials could (upon action by the appropriate Governmental Authorities) subject the owner of such Mortgaged Property, or the holders of a security interest therein, to liability for the cost of eliminating such Hazardous Materials or the hazard created thereby at a cost materially and adversely affecting the value of the Mortgaged Property, and (ii) such Mortgaged Property is in material compliance with all Applicable Laws pertaining to Hazardous Materials or environmental hazards, any noncompliance with such laws does not have a material adverse effect on the value of such Mortgaged Property and neither the Servicer nor, to the Servicer’s knowledge, the related mortgagor or any current tenant thereon, has received any notice of violation or potential violation of any such law.

Section 4.4. Representations and Warranties of the Trustee.

The Trustee in its individual capacity and as Trustee represents and warrants as follows:

(a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Trustee under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Trustee, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Trustee is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Trustee, required in connection with the execution and delivery of this Agreement, the performance by the Trustee of the transactions contemplated hereby and the fulfillment by the Trustee of the terms hereof have been obtained.

(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

(g) Non-Affiliated. The Trustee is not affiliated, as that term is defined in Rule 405 under the Securities Act, with the Seller or with any Person involved in the organization or operation of the Seller.

(h) Qualified Institutions. The Trustee meets the requirements of Rule 3a-7(a)(4)(i) under the 1940 Act.

Section 4.5. Representations and Warranties of the Backup Servicer.

The Backup Servicer in its individual capacity and as Backup Servicer represents and warrants as follows:

(a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Backup Servicer under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Backup Servicer, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Backup Servicer is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Backup Servicer, required in connection with the execution and delivery of this Agreement, the performance by the Backup Servicer of the transactions contemplated hereby and the fulfillment by the Backup Servicer of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Backup Servicer, enforceable against the Backup Servicer in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V.

GENERAL COVENANTS

Section 5.1. Affirmative Covenants of the Seller.

From the date hereof until the Collection Date:

(a) Compliance with Laws. The Seller will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Seller will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. The Seller will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.

(d) Keeping of Records and Books of Account. The Seller will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral.

(e) Originator’s Collateral. With respect to the Collateral acquired by the Seller, the Seller will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreement and the Transfer Documents, (ii) (at the Servicer’s expense) take all action necessary to perfect, protect and more fully evidence the Seller’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) filing and maintaining (at the Servicer’s expense), effective financing statements against the Originator in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent, each Purchaser Agent or their respective agents or representatives to visit the offices of the Seller during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Seller having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f) Delivery of Collections. The Seller will pay to the Servicer promptly (but in no event later than two Business Days after receipt) all Collections received by Seller in respect of the Collateral and cause the same to be promptly deposited into the Collection Account by the Servicer in accordance with Section 5.4(k).

(g) Separate Limited Liability Company Existence. The Seller shall be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(u).

(h) Credit and Collection Policy. The Seller will (a) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (b) furnish to the Administrative Agent and each Purchaser Agent, prior to its effective date, prompt written notice of any material changes in the Credit and Collection Policy. The Seller will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and each Purchaser Agent; provided that no consent shall be required from the Administrative Agent or any Purchaser Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Purchaser Agent.

(i) Termination Events. The Seller will provide the Administrative Agent and each Purchaser Agent (with copy to the Trustee and the Backup Servicer) with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which the Seller has knowledge or has received notice. In addition, no later than five Business Days following the Seller’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Seller will provide to the Administrative Agent and each Purchaser Agent (with copy to the Trustee and the Backup Servicer) a written statement of the chief financial officer or Responsible Officer handling financial matters of the Seller setting forth the details of such event and the action that the Seller proposes to take with respect thereto.

(j) Taxes. The Seller will file and pay any and all Taxes required to meet its obligations with respect thereto under the Transaction Documents.

(k) Use of Proceeds. The Seller will use the proceeds of any Advances disbursed on or after the Closing Date only (i) to fund unfunded commitments pertaining to Revolving Loans and Delayed Draw Term Loans, in each case, which are Eligible Assets included in the Collateral on or prior to April 17, 2009 and (ii) to deposit funds in the Unfunded Exposure Account until the amount on deposit therein is equal to the Aggregate Exposure Amount.

(l) Obligor Notification Forms. The Seller shall furnish the Trustee with an appropriate power of attorney to send (at the direction of the Administrative Agent after the occurrence of a Termination Event or an Unmatured Termination Event) Obligor notification forms to give notice to the Obligors and/or any appropriate agent with respect to any Agented Loan or Third Party Serviced Loan of the Trustee’s interest in the Collateral for the benefit of the Secured Parties and the obligation to make payments as directed by the Trustee acting at the direction of the Administrative Agent.

(m) Adverse Claims. The Seller will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Concentration Account other than in accordance with the terms of the Intercreditor Agreement.

(n) Seller’s Collateral. With respect to each item of Collateral Granted to the Trustee, for the benefit of the Secured Parties, the Seller will (i) take all action necessary to perfect, protect and more fully evidence the Grant of the security interest in such Collateral to the Trustee, for the benefit of the Secured Parties, including, without limitation, (a) filing and maintaining (at the Servicer’s expense), effective financing statements against the Seller in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (ii) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in such Collateral.

(o) Notices. The Seller will furnish to the Administrative Agent and each Purchaser Agent:

(i) Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of the Originator, the Servicer or the Seller which equal or exceed $1,000,000 in the aggregate, telephonic, facsimile or telecopy notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters are received by the Seller or by its accountants;

(iii) Representations. Forthwith upon receiving knowledge of the same, the Seller shall notify the Administrative Agent and each Purchaser Agent if any representation or warranty set forth in Section 4.1 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent and each Purchaser Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Seller shall notify the Administrative Agent and each Purchaser Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Seller which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made;

(iv) ERISA. Promptly after receiving notice of any “reportable event” (as defined in Title IV of ERISA) with respect to the Seller (or any Affiliate thereof), a copy of such notice;

(v) Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Seller receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral on behalf of the Secured Parties, or the Seller, the Servicer or the Originator; provided that, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral on behalf of the Secured Parties, or the Seller, the Servicer or the Originator in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.1(o); and

(vi) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Seller, is likely to have a Material Adverse Effect.

(p) Other. The Seller will furnish to the Administrative Agent and each Purchaser Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Seller as the Administrative Agent and each Purchaser Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, each Purchaser Agent, the Trustee or the Secured Parties under or as contemplated by this Agreement.

(q) REO Affiliates. Each REO Affiliate shall be a special purpose entity whose organizational documents will include provisions substantially similar to those set forth in Section 4.1(a), modified (with the prior written consent of the Administrative Agent) as appropriate to fit the relevant circumstances. The Seller shall not amend, modify or waive or permit any amendment, modification or waiver, of the special purpose entity terms of such organizational documents without the prior written consent thereto of the Administrative Agent. Seller shall not permit, create or suffer to exist any Indebtedness with respect to any REO Affiliate or any Lien on the assets owned by any REO Affiliate, except for the Liens created by this Agreement and except for any Permitted Encumbrances with respect to any REO Property.

(r) Future Funding Commitment. On or after the Closing Date, the Seller will not acquire or be obligated to fund Exposure Amounts with respect to any Assets other than Delayed Draw Term Loans and Revolving Loans that are Eligible Assets.

Section 5.2. Negative Covenants of the Seller.

From the date hereof until the Collection Date:

(a) Other Business. Seller will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement, under the Seller ISDA Guaranty, or under any Hedging Agreement required by Section 5.3(a), or (iii) form any Subsidiary other than any REO Affiliate or make any Investments in any other Person.

(b) Assets Not to be Evidenced by Instruments. The Seller will take no action to cause any Asset that is not, as of the Initial Closing Date or the related Addition Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Asset.

(c) Security Interests. Except as otherwise permitted herein and in respect of any Optional Sale, Discretionary Sale or Term Securitization, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Seller will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Seller will promptly notify the Administrative Agent and each Purchaser Agent of the existence of any Lien on any Collateral and the Seller shall defend the right, title and interest of the Trustee for the benefit of the Secured Parties in, to and under the Collateral against all claims of third parties; provided that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Seller from suffering to exist Permitted Liens upon any of the Collateral.

(d) Mergers, Acquisitions, Sales, etc. The Seller will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, other than any REO Affiliate or in connection with the exercise of remedies in connection with a Loan, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement or to the Sale Agreement).

(e) Deposits to Special Accounts. Except as otherwise contemplated by the Intercreditor Agreement, the Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Concentration Account Cash or Cash proceeds other than Collections in respect of the Collateral.

(f) Restricted Payments. The Seller shall not make any Restricted Junior Payment, except that, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Seller may declare and make distributions to its members on their membership interests.

(g) Change of Name or Location of Loan Files. The Seller shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Trustee or Servicer moving, the Required Loan Documents and the Loan Files from the location thereof on the Closing Date, unless the Seller has given at least 30 days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral.

(h) Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale Agreement in any manner other than as a sale of the Collateral by the Originator to the Seller.

(i) ERISA Matters. The Seller will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Seller or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Benefit Plan so as to result in any liability, or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(j) Operating Agreement; Sale Agreement. The Seller will not amend, modify, waive or terminate any provision of Sections 1.05, 1.07, 1.08, 4.02(b) and 10.01 the proviso in Section 10.01(a) of its operating agreement or any of the defined terms in Section 1.01 of its operating agreement that are contained in any of the above-mentioned sections thereof, or of the Sale Agreement without the prior written consent of the Administrative Agent and each Purchaser Agent.

(k) Changes in Payment Instructions to Obligors. The Seller will not add or terminate the Concentration Account Bank or the Concentration Account listed in Schedule II or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of the Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(l) Extension or Amendment of Collateral. The Seller will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Collateral (including the Related Security).

(m) Credit and Collection Policy. The Seller will furnish to the Administrative Agent and each Purchaser Agent, prior to its effective date, written notice of any material changes in the Credit and Collection Policy. The Seller will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and each Purchaser Agent; provided that no consent shall be required from the Administrative Agent or any Purchaser Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Purchaser Agent.

(n) Taxable Mortgage Pool Matters. The Seller will not issue or extend any new class or type of Indebtedness whether senior, pari passu or subordinated to the Indebtedness arising under this Agreement, unless an opinion of special tax counsel is first rendered to the effect that such issuance of Indebtedness will not cause the Seller or any portion thereof to be treated as a taxable mortgage pool.

Section 5.3. Covenants of the Seller Relating to the Hedging of Assets.

(a) On or prior to each Funding Date, the Seller shall enter into one or more Hedge Transactions for that Advance; provided that each such Hedge Transaction shall:

(i) be entered into with a Hedge Counterparty and governed by a Hedging Agreement;

(ii) have a schedule of quarterly (or monthly if the Administrative Agent makes an election to change the Payment Date pursuant to clause (b) of the definition thereof) calculation periods the first of which commences on the Funding Date of that Advance and the last of which ends on the last date projected under the amortization schedule under the applicable Hedge Transaction relating to the Fixed Rate Loans or with respect to the Assets to which that Advance relates;

(iii) have an amortizing notional amount such that the Hedge Notional Amount shall be at least equal to the product of the Hedge Percentage and the portion of the Hedge Amount represented by such Advance; and

(iv) provide for two series of quarterly (or monthly if the Administrative Agent makes an election to change the Payment Date pursuant to clause (b) of the definition thereof) payments to be netted against each other, one such series being payments to be made by the Seller to a Hedge Counterparty (solely on a net basis) by reference to a fixed rate for that Advance, and the other such series being payments to be made by the applicable Hedge Counterparty to the Administrative Agent (solely on a net basis) at a floating rate equal to “USD-LIBOR-BBA” (as defined in the ISDA Definitions), the net amount of which shall be paid into the Collection Account (if payable by the applicable Hedge Counterparty) or from the Collection Account to the extent funds are available under Section 2.10(a)(i), Section 2.10(b)(i) and Section 2.11(a)(i) of this Agreement (if payable by the Seller).

(b) As additional security hereunder, Seller hereby assigns to the Trustee (solely in its representative capacity and not individually), for the benefit of the Secured Parties, all right, title and interest (but none of the obligations) of the Seller in each Hedging Agreement, each Hedge Transaction, and all present and future amounts payable by a Hedge Counterparty to Seller under or in connection with the respective Hedging Agreement and Hedge Transaction(s) with that Hedge Counterparty (“Hedge Collateral”), and Grants a security interest to the Trustee, for the benefit of the Secured Parties, in the Hedge Collateral, provided that so long as the Hedge Counterparty is the Administrative Agent or any Affiliate thereof, the Trustee, on behalf of the Secured Parties, hereby grants to the Seller a non-exclusive license (which shall be deemed revoked upon the occurrence of a Termination Event) to exercise any rights under any related Hedging Agreement or Hedge Transaction. Seller acknowledges that, as a result of that assignment, Seller may not, except as set forth in the proviso to the immediately preceding sentence, without the prior written consent of the Administrative Agent and the Trustee, exercise any rights under any Hedging Agreement or Hedge Transaction, except for Seller’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Seller’s obligations under Section 5.3(a) hereof. Nothing herein shall have the effect of releasing the Seller from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Administrative Agent, the Trustee or any Secured Party for the performance by Seller of any such obligations.

(c) The Seller shall, promptly upon execution thereof, provide to the Administrative Agent and the Trustee, a copy of any Hedging Agreement (including each “Confirmation” thereunder) entered into in connection with this Agreement.

Section 5.4. Affirmative Covenants of the Servicer.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations and Compliance with Collateral. The Servicer will duly fulfill and comply with all obligations on the part of the Seller to be fulfilled or complied with under or in connection with each Collateral and will do nothing to impair the rights of the Trustee, for the benefit of the Secured Parties, in, to and under the Collateral.

(d) Keeping of Records and Books of Account.

(i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii) The Servicer shall permit the Trustee, the Administrative Agent, each Purchaser Agent or their respective agents or representatives, to visit the offices of the Servicer during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Servicer having knowledge of such matters.

(iii) The Servicer will, on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent and each Purchaser Agent, describing (A) the sale of the Collateral from the Originator to the Seller, and (B) the pledge of the Collateral from the Seller to the Trustee for the benefit of the Secured Parties.

(e) Preservation of Security Interest. The Servicer (in the case of the initial Servicer, at its own expense) will execute and file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Trustee for the benefit of the Secured Parties in, to and under the Collateral.

(f) Credit and Collection Policy. The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (ii) furnish to the Administrative Agent and each Purchaser Agent, prior to its effective date, prompt written notice of any changes in the Credit and Collection Policy. The Servicer will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could have a Material Adverse Effect without the prior written consent of the Administrative Agent and each Purchaser Agent; provided that no consent shall be required from the Administrative Agent or any Purchaser Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Purchaser Agent. Performance by the Servicer of this obligation shall be deemed performance by the Seller of its similar obligation under Section 5.1.

(g) Termination Events. The Servicer will provide the Administrative Agent and each Purchaser Agent (with a copy to the Trustee and the Backup Servicer) with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which the Servicer has knowledge or has received notice. In addition, no later than five Business Days following the Servicer’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Servicer will provide to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee and the Backup Servicer) a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto. Performance by the Servicer of this obligation shall be deemed performance by the Seller of its similar obligation under Section 5.1.

(h) Taxes. The Servicer will file and pay any and all Taxes required to meet the obligations of the Seller under the Transaction Documents. Performance by the Servicer of this obligation shall be deemed performance by the Seller of its similar obligation under Section 5.1.

(i) Other. The Servicer will promptly furnish to the Backup Servicer, the Trustee, the Administrative Agent and each Purchaser Agent such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Seller or the Servicer as the Trustee, the Backup Servicer, the Administrative Agent and each Purchaser Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, each Purchaser Agent or Secured Parties under or as contemplated by this Agreement. In addition, the Servicer agrees to provide to the Backup Servicer (including in its role as successor Servicer if it is so appointed), as applicable, such information that the Backup Servicer (or successor Servicer, as the case may be) may reasonably request from time to time in connection with the review and/or preparation and delivery of any reports required pursuant to this Agreement or in connection with the performance of its other duties under this Agreement.

(j) Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Servicer receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral on behalf of the Secured Parties, or the Seller, the Servicer or the Originator or any of their Affiliates; provided that, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Trustee’s interest in the Collateral on behalf of the Secured Parties, or the Seller, the Servicer or the Originator or any of their Affiliates in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.4(j).

(k) Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit into the Collection Account any and all Collections received by the Seller, the Servicer or any of their Affiliates.

(l) Servicing of Participations. With respect to Participations, the Servicer shall: (i) segregate all Loan Files with respect to such Loans; (ii) keep separate records with respect to such Loans; and (iii) identify each Participation on the Servicing Reports required hereunder with respect to such Assets.

(m) Change-in-Control. Upon the occurrence of a Change-in-Control, the Servicer shall provide the Administrative Agent, each Purchaser Agent, the Trustee, the Backup Servicer and the Hedge Counterparties with notice of such Change-in-Control within 30 days after completion of the same.

(n) Subservicing Agreement. The Servicer shall maintain a Subservicing Agreement with JPMorgan FCS Corp. for at least 90 days following the date provided in clause c of the definition of Termination Date.

Section 5.5. Negative Covenants of the Servicer.

From the date hereof until the Collection Date:

(a) Deposits to Special Accounts. Except as otherwise contemplated by the Intercreditor Agreement, the Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Concentration Account, Cash or Cash proceeds other than Collections in respect of the Collateral.

(b) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i) the Servicer has delivered to the Administrative Agent and each Purchaser Agent an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 5.5(b) and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;

(ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Purchaser Agent;

(iii) after giving effect thereto, no Termination Event or Servicer Default or event that with notice or lapse of time would constitute either a Termination Event or a Servicer Default shall have occurred; and

(iv) the Administrative Agent and each Purchaser Agent have consented in writing to such consolidation, merger, conveyance or transfer.

(c) Change of Name or Location of Loan Files. The Servicer shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Trustee moving, the Required Loan Documents and Loan Files from the location thereof on the Closing Date, unless the Servicer has given at least 30 days’ written notice to the Administrative Agent and the Trustee and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee for the benefit of the Secured Parties in the Collateral.

(d) Change in Payment Instructions to Obligors. The Servicer will not terminate the Concentration Account Bank or the Concentration Account listed in Schedule II or make any change in its instructions to Obligors regarding payments to be made to the Seller or the Servicer or payments to be made to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of each Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(e) Extension or Amendment of Assets. The Servicer will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Assets.

Section 5.6. Affirmative Covenants of the Trustee.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Trustee will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Section 8.8, the Required Loan Documents shall remain at all times in the possession of the Trustee at the address set forth on Annex A to this Agreement unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof except as such Required Loan Documents may be released pursuant to this Agreement.

Section 5.7. Negative Covenants of the Trustee.

(a) No Changes in Trustee Fee. From the date hereof until the Collection Date, the Trustee will not make any changes to the Trustee Fee set forth in the Trustee Fee Letter without the prior written approval of the Administrative Agent, each Purchaser Agent, the Seller and the Servicer.

(b) Required Loan Documents. The Trustee will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Trustee pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

Section 5.8. Affirmative Covenants of the Backup Servicer.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have, a Material Adverse Effect.

Section 5.9. Negative Covenants of the Backup Servicer.

No Changes in Backup Servicing Fee. From the date hereof until the Collection Date, the Backup Servicer will not make any changes to the Backup Servicing Fee set forth in the Backup Servicer Fee Letter without the prior written approval of the Administrative Agent, each Purchaser Agent, the Seller and the Servicer.

ARTICLE VI.

ADMINISTRATION AND SERVICING OF ASSETS

Section 6.1. Designation of the Servicer.

(a) Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 6.1. Until the Administrative Agent gives to the Company a Servicer Termination Notice, the Company is hereby designated as, and hereby agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof.

(b) Successor Servicer. Upon the Servicer’s receipt of a Servicer Termination Notice (with a copy to the Trustee and Backup Servicer) from the Administrative Agent pursuant to the terms of Section 6.18, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best reasonable efforts to assist the successor Servicer in assuming such obligations.

(c) Subcontracts. The Servicer may, with the prior consent of the Administrative Agent (and with notice to the Backup Servicer), subcontract with any other Person for servicing, administering or collecting the Collateral; provided that the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Default.

(d) Servicing Programs. In the event that the Servicer uses any software program in servicing the Collateral that it licenses from a third party, the Servicer shall use its best reasonable efforts to obtain, either before the Initial Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Servicer to assign such licenses to the Backup Servicer or to any other Successor Servicer appointed as provided in this Agreement.

Section 6.2. Duties of the Servicer.

(a) Appointment. The Seller hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 6.1, to service the Collateral and enforce its respective rights in and under such Collateral. In order to facilitate the servicing of the Collateral, the Trustee is hereby directed to and does authorize the Company to perform the duties of the Servicer under this Agreement and the other Transaction Documents. The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Servicer and the Seller hereby acknowledge that the Administrative Agent, each Purchaser Agent, the Trustee and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder. The parties hereto each acknowledge that the Servicer, as Servicer under this Agreement, possesses only such rights with respect to the enforcement of rights and remedies with respect to the Loans and the Related Property and under the Required Loan Documents as have been transferred to the Seller and the Trustee with respect to the related Loan.

(b) Duties.

(i) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Laws, and in accordance with the Credit and Collection Policy and the Servicing Standard. Without limiting the foregoing, the duties of the Servicer shall include the following:

(ii) preparing and submitting of claims to, and post-billing liaison with, Obligors on each Asset;

(iii) maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent and each Purchaser Agent and the Trustee in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent and each Purchaser Agent may reasonably request;

(iv) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(v) promptly delivering to the Administrative Agent, each Purchaser Agent, the Backup Servicer, or the Trustee, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Purchaser Agent or the Trustee may from time to time reasonably request;

(vi) identifying each Asset clearly and unambiguously in its servicing records to reflect that such Asset is owned by the Seller and that the Seller is Granting a security interest therein to the Trustee for the benefit of the Secured Parties pursuant to this Agreement;

(vii) notifying the Administrative Agent and each Purchaser Agent (with a copy to the Backup Servicer) of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Asset (or portion thereof) of which it has knowledge or has received notice; or (2) that is reasonably expected to have a Material Adverse Effect;

(viii) providing prompt written notice to the Administrative Agent and each Purchaser Agent (with a copy to the Backup Servicer), prior to the effective date thereof, of any changes in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect;

(ix) maintaining the perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Collateral;

(x) maintaining the Loan File with respect to Assets included as part of the Collateral, provided that so long as the Servicer is in possession of any Required Loan Documents, the Servicer will hold such Required Loan Documents in a fireproof safe or fireproof file cabinet; and

(xi) directing the Trustee to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.10 and Section 2.11.

(c) Notwithstanding anything to the contrary contained herein, the exercise by the Trustee, the Administrative Agent, each Purchaser Agent and the Secured Parties of their rights hereunder shall not release the Servicer, the Originator or the Seller from any of their duties or responsibilities with respect to the Collateral as expressly provided in the Transaction Documents entered into respectively by them. The Secured Parties, the Administrative Agent, each Purchaser Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer, the Trustee or the Backup Servicer hereunder.

(d) Any payment by an Obligor in respect of any Indebtedness owed by it to the Originator or the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of an item of Collateral of such Obligor (starting with the oldest such Collateral) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3. Authorization of the Servicer.

(a) Each of the Seller, the Trustee and the Secured Parties hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the Grant of the Collateral to the Trustee, for the benefit of the Secured Parties, in the determination of the Servicer, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Collateral. The Originator, the Seller and the Trustee, for the benefit of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Collateral. In no event shall the Servicer be entitled to make the Trustee, the Secured Parties, the Backup Servicer, the Administrative Agent or the Purchaser Agents a party to any litigation without such party’s express prior written consent, or to make the Seller a party to any litigation, in each such case arising out of or relating to the administration, collection or enforcement of any Asset (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s, each Purchaser Agent’s consent.

(b) After a Termination Event has occurred and is continuing, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may or may request the Trustee to, at any time that a Termination Event or Unmatured Termination Event has occurred and is continuing, notify any Obligor or any agent under any Agented Loan or Third Party Serviced Loan with respect to any Collateral of the Grant of such Collateral to the Trustee and direct that payments of all amounts due or to become due be made directly to the Trustee or any servicer, collection agent or lock-box or other account designated by the Trustee and, upon such notification and at the expense of the Seller, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof or request that the Trustee do the same at its direction subject to the applicable provisions of this Agreement.

Section 6.4. Collection of Payments.

(a) Collection Efforts; Modification of Collateral. The Servicer will collect, or cause to be collected, all payments called for under the terms and provisions of the Assets included in the Collateral as and when the same become due in accordance with the Credit and Collection Policy and the Servicing Standard, and will follow those collection procedures that it follows with respect to all comparable Collateral that it services for itself or others. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair in any material respect the collectibility of the Collateral or in any manner contrary to the Credit and Collection Policy and the Servicing Standard.

(b) Prepaid Asset. Prior to a Termination Event, the Servicer may not voluntarily permit an Asset to become a Prepaid Asset in whole or in part, unless (x) the Servicer provides a Substitute Asset in accordance with Section 2.19 or (y) such prepayment will not result in the Collection Account receiving an amount (the “Prepayment Amount”) less than the sum of (a) the Principal Balance (or portion thereof to be prepaid) on the date of such payment, (b) any outstanding Servicer Advances thereon, (c) any accrued and unpaid interest thereon, and (d) all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement as the result of any such Asset becoming a Prepaid Asset. After a Termination Event has occurred, the Servicer may not voluntarily permit an Asset to become a Prepaid Asset in whole or in part unless the Servicer collects an amount equal to the sum of (a) the Principal Balance (or portion thereof to be prepaid) on the date of such prepayment, (b) any outstanding Servicer Advances thereon, (c) any accrued and unpaid interest thereon, and (d) all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement as the result of any such Collateral becoming a Prepaid Asset.

(c) Acceleration. If required by the Credit and Collection Policy and the Servicing Standard, the Servicer shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Loan in which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Loan becomes a Charged-Off Loan.

(d) Taxes and other Amounts. The Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to each Asset to the extent required to be paid to Seller for such application under the Underlying Instruments and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(e) Payments to Concentration Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral directly to the Concentration Account, provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor unless and until the Servicer calls on the related guaranty.

(f) Accounts. Each of the parties hereto hereby agrees that (i) each Account shall be deemed to be a “Securities Account” and (ii) except as otherwise expressly provided herein, the Trustee shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account. Each of the parties hereto hereby agrees to cause the Trustee, or any other Securities Intermediary that holds any money or other property for the Seller in an Account to agree with the parties hereto that (A) the Cash and other property (subject to Section 6.4(g) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose shall be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially indorsed to, the Seller, unless such Financial Asset has also been indorsed in blank or to the Trustee or other Securities Intermediary that holds such Financial Asset in such Account.

(g) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, neither the Trustee nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Seller, or the Grant by the Seller to the Trustee, for the benefit of the Secured Parties, of any Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Seller under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Trustee shall hold any Instrument delivered to it evidencing any Asset Granted to the Trustee hereunder as trustee and custodial agent for the Secured Parties in accordance with the terms of this Agreement.

(h) Establishment of the Collection Account. The Servicer shall cause to be established, on or before the Initial Closing Date, with the Trustee, and maintained in the name of the Seller, subject to the lien of the Trustee, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Collection Account for NewStar CP Funding LLC, subject to the lien of U.S. Bank National Association, as Trustee for the benefit of the Secured Parties” (the “Collection Account”), and the Servicer shall further cause to be maintained two subaccounts linked to and constituting part of the Collection Account for the purpose of segregating, within two Business Days of the receipt of any Collections, Principal Collections (the “Principal Collections Account”) and Interest Collections (the “Interest Collections Account”), respectively, over which the Trustee for the benefit of the Secured Parties shall have control and from which none of the Originator, the Servicer or the Seller shall have any right of withdrawal except in accordance with Section 2.10(b).

(i) Establishment of the Custodial Account. The Seller shall, prior to April 5, 2006, establish at the Trustee a single, segregated trust account which shall be designated as the “Custodial Account”, which shall be held by the Trustee in trust in the name of Seller, subject to the lien of the Trustee for the benefit of the Secured Parties and over which the Trustee, for the benefit of the Secured Parties, shall have exclusive control and sole right of withdrawal and into which the Trustee shall from time to time deposit Collateral. All Collateral deposited from time to time in the Custodial Account pursuant to this Agreement shall be held by the Trustee as part of the Collateral and shall be applied to the purposes herein provided. The Trustee agrees to give the Seller immediate notice if the Custodial Account or any funds on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Seller shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with Section 2.10 and Section 2.11.

(j) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of an item of Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(k) Establishment of the Unfunded Exposure Account. The Servicer shall cause to be established, on or before the Closing Date, with the Trustee, and maintained in the name of the Seller, subject to the lien of the Trustee, for the benefit of the Secured Parties, a segregated corporate trust account entitled “Unfunded Exposure Account for NewStar CP Funding LLC” (the “Unfunded Exposure Account”), for the purpose of depositing therein Collections in accordance with Section 2.10 and Section 2.11, over which the Trustee for the benefit of the Secured Parties shall have control and from which none of the Originator, the Servicer or the Seller shall have any right of withdrawal except in accordance with Section 2.10(d) and Section 2.11(b). At all times following the occurrence of a Termination Event, the Servicer shall direct the Trustee to deposit in the Unfunded Exposure Account all Collections received by the Seller in respect of any principal paid on the Revolving Loans included in the Collateral to the extent necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Aggregate Exposure Amount. On each Measurement Date, the Servicer shall direct the Trustee to transfer all funds in the Unfunded Exposure Account in excess of the Aggregate Exposure Amount to the Principal Collections Account as Principal Collections.

Section 6.5. Servicer Advances.

(a) The Servicer shall make Servicer Advances (subject in all cases to Section 6.5(b) with respect to any Nonrecoverable Advances) with respect to all customary, reasonable and necessary “out-of-pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with:

(i) any enforcement, administrative or judicial proceedings, or any necessary legal work or advice specifically related to servicing the Loans, including but not limited to, bankruptcies, condemnations, foreclosures by subordinate lienholders, legal costs associated with preparing powers of attorney, and other legal actions incidental to the servicing of the Assets (provided that such expenses are reasonable and that the Servicer specifies the Asset(s) to which such expenses relate); and

(ii) all ground rents, taxes, assessments, water rates, sewer rates and other charges, as applicable, that are or may become a lien upon the Mortgaged Property, and all fire, flood, hazard and other insurance coverage (in each case to the extent required to be paid by the Obligor under the Underlying Instruments and to the extent required in this Agreement, including renewal payments).

With respect to any costs described in clauses (i) and (ii) above and to the extent the related Loan File does not provide for escrow payments or the Servicer determines that any such payments have not been made by the related Obligor, the Servicer shall effect timely payment of all such expenses before they become delinquent if the Servicer shall have or should have had knowledge based on the Servicing Standard of such nonpayment by the Obligor before it becomes delinquent, and, otherwise, the Servicer shall effect immediate payment of all such expenses which it has knowledge or should have knowledge based on the Servicing Standard have become delinquent. The Servicer shall make Servicer Advances from its own funds to effect such payments, but only to the extent it does not deem such an advance, if made, a Nonrecoverable Advance, and shall be reimbursed therefor in accordance with Section 2.10 and Section 2.11. The Servicer may make Servicer Advances from its own funds to effect Scheduled Payments or if the Servicer shall determine that the payment of any such amount is (i) necessary or appropriate to preserve the Related Property or (ii) would be in the best interest of the Seller and the Secured Parties, then the Servicer may make a Servicer Advance in respect of such amount, but only to the extent that it does not deem such an advance, if made, a Nonrecoverable Advance, and the Servicer shall be reimbursed therefor in accordance with Section 2.10 and Section 2.11. The Servicer will deposit any Servicer Advances relating to Scheduled Payments into the Collection Account on or prior to 9:00 a.m. (Charlotte, North Carolina time) on the Business Day prior to the related Payment Date, in immediately available funds.

(b) Notwithstanding anything to the contrary set forth herein, the Servicer shall not be required to make any Servicer Advance that it determines in its reasonable, good faith judgment would constitute a Nonrecoverable Advance; provided that the Servicer may make a Servicer Advance notwithstanding that, at the time such Servicer Advance is made, the Servicer may not have adequate information available in order to make a determination whether or not such advance would, if made, be a Nonrecoverable Advance. In addition, Nonrecoverable Advances (including any Servicer Advances made pursuant to the proviso of the preceding sentence which are ultimately determined to be Nonrecoverable Advances) shall be reimbursable in accordance with Section 2.10 and Section 2.11.

Section 6.6. Realization upon Related Property of Charged-Off Loans; REO Property.

(a) Realization upon Mortgaged Property of Charged-Off Loans. The Servicer will use reasonable efforts consistent with the Servicing Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Related Property relating to a Charged-Off Loan as to which no satisfactory arrangements can be made for collection of delinquent payments. The Servicer will comply with the Credit and Collection Policy, the Servicing Standard and Applicable Law in realizing upon such Related Property, which practices and procedures may include reasonable efforts to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Related Property at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may cause the sale of any such Related Property to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Asset, the Related Property, the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Related Property unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property relating to a Charged-Off Loan.

(b) Realization on REO Property. Title to any REO Property shall be taken in the name of an REO Subsidiary which will enter into a joinder agreement or mortgage whereby such REO Property will be subjected to a lien and security interest in favor of the Trustee for the benefit of the Secured Parties hereunder. The Servicer shall use its reasonable efforts to sell any REO Property as soon as practicable with due consideration to the Servicing Standard, and shall act in accordance with the Servicing Standard in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. The Servicer may auction the REO Property to the highest bidder (which may be the Servicer) in accordance with the Servicing Standard. The Servicer shall give the Administrative Agent not less than five days’ prior written notice of its intention to sell any REO Property, and in respect of such sale, the Servicer shall offer such REO Property in a commercially reasonable manner. Where any Interested Person is among those bidding with respect to an REO Property, the Servicer shall require that all bids be submitted in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the bid amount. If the Servicer intends to bid on any REO Property, (i) the Servicer shall notify the Administrative Agent of such intent, (ii) the Servicer shall obtain an Appraisal of such REO Property and (iii) the Servicer shall not bid less than the fair market value set forth in such Appraisal.

(c) No Recourse. Any sale of an REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Originator, the Servicer, the Seller or the related REO Subsidiary.

(d) Limitation of Sales and Purchases. The Servicer may sell or purchase, or permit the sale or purchase of, REO Property only on the terms and subject to the conditions set forth in this Section 6.6.

Section 6.7. Maintenance of Insurance Policies.

(a) Other than with respect to Third Party Serviced Loans, the Servicer shall use its best efforts to cause each Obligor required to do so pursuant to the related Underlying Instruments to maintain in respect of the related Mortgaged Property all insurance coverage as is required under the related Mortgage; provided that if any Mortgage permits the holder thereof to dictate to the Obligor the insurance coverage to be maintained on such Mortgaged Property, the Servicer shall impose such insurance requirements as are consistent with the Servicing Standard and the Credit and Collection Policy. If an Obligor fails to maintain such insurance, the Servicer shall (to the extent available at commercially reasonable terms as reasonably determined by the Servicer, which shall be entitled to rely on an opinion of counsel or insurance consultants in making such determination) obtain such insurance (which may be through a master or single interest policy) and the cost (including any deductible relating to such insurance and any out-of-pocket cost incurred by the Servicer in obtaining advice of counsel or insurance consultants) of such insurance (or in the case of a master or single interest policy, the incremental cost (including any deductible relating to such insurance) of such insurance relating to the specific Mortgaged Property), shall be a Servicer Advance and shall be reimbursable to the Servicer in accordance with Section 2.10 and Section 2.11; provided that the Servicer shall not be required to incur any such cost if such Servicer Advance would constitute a Nonrecoverable Advance. The Servicer shall also cause to be maintained for each REO Property (to the extent available at commercially reasonable terms) no less insurance coverage than was previously required of the Obligor under the related Mortgage or as is consistent with the Servicing Standard and the Credit and Collection Policy.

(b) If at any time a Mortgaged Property is located in an area identified in the Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards or it becomes located in such area by virtue of remapping conducted by such agency (and flood insurance has been made available), the Servicer shall, if and to the extent that the Loan requires the Obligor or permits the mortgagee to require the Obligor to do so, use its best efforts to cause the related Obligor to maintain a flood insurance policy meeting the requirements of the current guideline of the Federal Insurance Administration in the maximum amount of insurance coverage available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as amended, unless otherwise specified by the related Loan. If (i) the Obligor is required by the terms of the Loan to maintain such insurance (or becomes obligated by virtue of the related Mortgaged Property becoming located in such area by virtue of such remapping) or (ii) the terms of the Loan permit the mortgagee to require the Obligor to obtain such insurance, the Servicer shall promptly notify the Obligor of its obligation to obtain such insurance. If the Obligor fails to obtain such flood insurance within 120 days of such notification, the Servicer shall obtain such insurance, the cost of which shall be a Servicer Advance and shall be reimbursable to the Servicer in accordance with Section 2.10 and Section 2.11; provided that the Servicer shall not be required to incur any such cost if such Servicer Advance would constitute a Nonrecoverable Advance.

(c) All Insurance Policies maintained by the Servicer shall (i) contain “standard” mortgagee clause, with loss payable to the Servicer on behalf of the Secured Parties (in the case of insurance maintained in respect of Loans other than REO Properties), (ii) be in the name of the Servicer on behalf of the Secured Parties in the case of insurance maintained in respect of REO Properties, (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing the Mortgaged Property or the REO Property, as applicable, or (y) the outstanding principal balance owing on the related Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Loan documents), (v) be noncancellable without 30 days’ prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without 10 days prior notice) and (vi) be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by the Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Obligor, in each case in accordance with Applicable Law, the terms of the related Underlying Instruments and the Servicing Standard) shall be deposited in the Collection Account. Any cost incurred by the Servicer in maintaining any such insurance shall not, for purposes hereof, be added to the outstanding principal balance of the related Loan, notwithstanding that the terms of such Loan so permit, but shall be reimbursable by the Servicer as a Servicer Advance in accordance with Section 2.10 and Section 2.11.

(d) If the Servicer obtains and maintains with a Qualified Insurer a blanket policy insuring against hazard losses on all of the Mortgaged Properties and/or REO Properties for which it is responsible to cause the maintenance of insurance hereunder, then, to the extent such policy provides protection equivalent to the individual policies otherwise required, the Servicer, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on such Mortgaged Properties and/or REO Properties. Such policy may contain a deductible clause (not in excess of a customary amount), in which case the Servicer shall, if there shall not have been maintained on a Mortgaged Property or an REO Property a hazard insurance policy complying with the requirements of this Section 6.7, and there shall have been one or more losses which would have been covered by such policy, promptly deposit into the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. The Servicer agrees to prepare and present, on behalf of itself and on behalf of the Trustee for the benefit of the Secured Parties, claims under any such blanket policy maintained by it in a timely fashion in accordance with the terms of such policy.

(e) If the Servicer causes any Mortgaged Property or REO Property to be covered by a master force placed insurance policy issued by a Qualified Insurer, which provides protection equivalent to the individual policies otherwise required, the Servicer shall conclusively be deemed to have satisfied its obligations to cause hazard insurance to be maintained on such Mortgaged Properties and/or REO Properties. Such policy may contain a deductible clause, in which case the Servicer shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of this Section 6.7, and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, deposit into the Collection Account from its own funds the amount not otherwise payable under such policy because of such deductible to the extent that any such deductible exceeds the deductible limitation that pertained to the related Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. The Servicer agrees to prepare and present, on behalf of itself and on behalf of the Trustee for the benefit of the Secured Parties, claims under any such blanket policy maintained by it in a timely fashion in accordance with the terms of such policy.

(f) The Servicer shall maintain any required insurance coverage hereunder during any servicing transition in order to prevent a lapse in insurance coverage.

(g) Errors and Omissions and Fidelity Coverage. The Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy with a Qualified Insurer covering the Servicer’s officers and employees in connection with its activities under this Agreement in an amount not less than $2,000,000. Coverage of the Servicer under a policy or bond obtained by an Affiliate of the Servicer and providing the coverage required by this Section 6.7(g) shall satisfy the requirements of this Section 6.7(g).

Section 6.8. Enforcement of “Due-on-Sale” Clauses; Assumption Agreements.

(a) To the extent any Loan contains an enforceable “due-on-sale” or “due-on-encumbrance” clause, the Servicer shall enforce such clause unless the Servicer determines in accordance with the Servicing Standard that it would be in the best interest of the Secured Parties to waive any such clause. If the Servicer is unable to enforce any such “due-on-sale” or “due-on-encumbrance” clause or if no such clause is applicable or the Servicer determines that such clause should be waived, the Servicer shall enter into an assumption agreement with the Person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the promissory note and, to the extent permitted by Applicable Law and the related Mortgage, the Obligor remains liable thereon. The Servicer is also authorized to enter into a substitution of liability agreement with such Person, pursuant to which the original Obligor is released from liability and such Person is substituted as the Obligor and becomes liable under the promissory note; provided that such substitute Obligor must satisfy the requirements, if any, set forth in the related Underlying Instruments as a condition to approval of a Seller on a new Loan substantially similar to such Loan; and provided further that if such original Obligor was required to be a “single purpose entity,” such substitute Obligor shall be required, but only in such circumstances, to be a “single purpose entity.”

(b) To the extent any Loan contains a clause granting a right of assumption to a qualified substitute Obligor upon the sale, conveyance or transfer of the related Mortgaged Property, the Servicer shall enter into an assumption agreement with such qualified substitute Obligor, pursuant to which such substitute Obligor becomes liable under the promissory note. If any Person other than the Obligor has, pursuant to the related Underlying Instruments, undertaken to indemnify the mortgagee and, in connection with an assumption of the type referred to in the preceding sentence, the related Underlying Instruments permit a substitution of such third party indemnitor by a qualified substitute indemnitor, the Servicer shall enter into an assumption of liability agreement with such qualified substitute indemnitor, pursuant to which such substitute indemnitor becomes liable under the relevant indemnification obligations. The Servicer is also authorized to enter into a substitution of liability agreement with such substitute Obligor, pursuant to which the original Obligor is released from liability and such substitute Obligor is substituted as the Obligor and becomes liable under the promissory note; provided that such substitute Obligor must satisfy the requirements, if any, set forth in the related Underlying Instruments or the underwriting requirements customarily imposed by the Servicing Standard and the Credit and Collection Policy as a condition to approval of a Seller on a new Loan substantially similar to such Loan.

(c) The Servicer shall retain as additional servicing compensation any fee collected for entering into an assumption or substitution of liability agreement.

(d) Notwithstanding the foregoing or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any conveyance by an Obligor of a Mortgaged Property or any assumption of a Loan by operation of Applicable Law that the Servicer in good faith determines it may be restricted by Applicable Law from preventing.

Section 6.9. [Reserved.]

Section 6.10. [Reserved.]

Section 6.11. Servicing Compensation.

As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee provided that it shall be entitled to receive such fee from Collections only to the extent of funds available therefor pursuant to the provisions of Section 2.10 and/or Section 2.11.

Section 6.12. Payment of Certain Expenses by Servicer.

The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Seller, but excluding Servicer Advances and Liquidation Expenses incurred as a result of activities contemplated by Section 6.6; provided that, for avoidance of doubt, to the extent Servicer Advances and Liquidation Expenses relate to a Loan and a Retained Interest such Liquidation Expenses shall be allocated pro rata. The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Accounts and the Concentration Account.

Notwithstanding the foregoing, and for the avoidance of doubt, nothing contained in this Section 6.12 shall prohibit the Seller from reimbursing the Servicer for expenses incurred by it hereunder provided such amounts are paid from amounts permitted to be released under this Agreement to the Seller.

Section 6.13. Reports.

(a) Borrowing Notice. On each Funding Date, on each reduction of Advances Outstanding pursuant to Section 2.5(b), the Seller (and the Servicer on its behalf) will provide a Borrowing Notice, updated as of such date, to the Administrative Agent and each Purchaser Agent (with a copy to the Trustee).

(b) Servicing Report. On each Reporting Date, the Servicer will provide to the Seller, the Administrative Agent, each Purchaser Agent, the Trustee and the Backup Servicer and any Liquidity Bank, a monthly statement determined as of the related Determination Date (a “Servicing Report”), signed by a Responsible Officer of the Servicer and the Seller and substantially in the form of Exhibit C hereto (as such form may be amended from time to time by such changes as are mutually agreeable to the Servicer and the Administrative Agent) which shall include (i) a Borrowing Base calculated as of the most recent Measurement Date and (ii) a summary prepared with respect to each Obligor and with respect to each Asset for such Obligor, prepared as of the most recent Determination Date that will be required to set forth (y) calculations of the Net Leverage Ratio and the Interest Coverage Ratio for each such Asset for the most recently ended Relevant Test Period for each such Asset and (z) whether or not each such Asset shall have become a Materially Modified Loan.

(c) Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Purchaser Agent, the Trustee, the Backup Servicer and any Liquidity Bank, a certificate (a “Servicer’s Certificate”) signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit J.

(d) Financial Statements. The Servicer will submit to the Administrative Agent, each Purchaser Agent, each Purchaser, the Trustee and any Liquidity Bank, (i) within 45 days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing September 30, 2004, consolidated and consolidating unaudited financial statements of the Servicer for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2004, consolidated and consolidating audited financial statements of the Servicer, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.

(e) Tax Returns. Upon demand by the Administrative Agent, each Purchaser Agent and any Liquidity Bank, the Servicer shall deliver copies of all federal, state and local Tax returns and reports filed by the Seller and Servicer, or in which the Seller or Servicer was included on a consolidated or combined basis (excluding sales, use and like taxes).

(f) Obligor Financial Statements; Valuation Reports; Other Reports. The Servicer will deliver to the Administrative Agent, each Purchaser Agent, each Purchaser and the Backup Servicer, with respect to each Obligor, (i) to the extent received by the Seller and/or the

Servicer pursuant to the Underlying Instruments, the complete financial reporting package with respect to such Obligor and with respect to each Asset for such Obligor (including any covenant compliance certificates with respect to such Obligor and with respect to each Asset for such Obligor) provided to the Seller and/or the Servicer either monthly or quarterly, as the case may be, by such Obligor, which delivery shall be made within 45 days (or such longer period as specified in the Underlying Instruments) after the end of each such month or such Obligor’s fiscal quarters, as applicable (excluding the last month or fiscal quarter, as applicable, of each such Obligor’s fiscal year), and within 90 days (or such longer period as specified in the Underlying Instruments) after the end of each such Obligor’s fiscal year, and (ii) a quarterly update to the “tear sheet” prepared by the Servicer with respect to such Obligor and with respect to each Asset for such Obligor, which delivery shall be made within 45 days (or such longer period as specified in the Underlying Instruments) after the end of each such Obligor’s fiscal quarters (excluding the last fiscal quarter of each such Obligor’s fiscal year) and within 90 days (or such longer period as specified in the Underlying Instruments) after the end of each such Obligor’s fiscal year. The Servicer will promptly deliver to the Administrative Agent, upon reasonable request and to the extent received by the Seller and/or the Servicer, all other documents and information required to be delivered by the Obligors to the Seller with respect to any Asset included in the Collateral.

(g) Amendments to Loans. The Servicer will deliver to the Administrative Agent a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Asset (along with any internal documents prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

Section 6.14. Annual Statement as to Compliance.

The Servicer will provide to the Administrative Agent, each Purchaser Agent, the Backup Servicer and the Trustee, within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2004, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred and is continuing.

Section 6.15. Annual Independent Public Accountant’s Servicing Reports.

The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Purchaser Agent, the Trustee and the Backup Servicer, within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2004: (i) a report relating to such fiscal year to the effect that (a) such firm has reviewed certain documents and records relating to the servicing of the Collateral, and (b) based on such examination, such firm is of the opinion that the Servicing Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a draft of which procedures are attached hereto as Schedule IX, it being understood that the Servicer and the Administrative Agent will provide an updated Schedule IX reflecting any further any remaining relating to such Schedule IX prior to the issuance of the first such agreed-upon procedures report) to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

Section 6.16. Limitation on Liability of the Servicer and Others.

Except as provided herein, the Servicer shall not be under any liability to the Administrative Agent, each Purchaser Agent, the Trustee, the Secured Parties or any other Person for any action taken or for refraining from taking any action pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided that, notwithstanding anything to the contrary contained herein, nothing shall protect the Servicer against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties or by reason of its willful misconduct hereunder.

Section 6.17. The Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent, each Purchaser Agent and the Trustee and Backup Servicer. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

Section 6.18. Servicer Defaults.

If any one of the following events (each, a “Servicer Default”) shall occur and be continuing:

(a) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Collections) as required by this Agreement which continues unremedied for a period of two Business Days;

(b) any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any material delegation of the Servicer’s duties that is not permitted by Section 6.1) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer (with a copy to the Backup Servicer) by the Administrative Agent or any Purchaser Agent or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(c) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) with respect to any recourse debt or other obligations, which debt or other obligations are in excess of United States $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt or other obligations, whether or not waived;

(d) an Insolvency Event shall occur with respect to the Servicer;

(e) the Servicer fails in any material respect to comply with the Credit and Collection Policy and the Servicing Standard regarding the servicing of the Collateral and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or any Purchaser Agent or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(f) [Reserved];

(g) the Servicer consents or agrees to, or otherwise permits to occur, under circumstances in which the Servicer could have reasonably prevented the occurrence thereof, any material amendment, modification, change, supplement or rescission (any of the foregoing an “amendment” for purposes of this Section 6.18(g)) of or to the Credit and Collection Policy (after the adoption of same) in whole or in part that could have a Material Adverse Effect on the Collateral, the Administrative Agent, any Purchaser Agent or the other Secured Parties, without the prior written consent of the Administrative Agent and each Purchaser Agent which amendment shall remain in effect for a period of ten Business Days after notice thereof is delivered to the Administrative Agent (which notice shall be delivered within seven days after the effectiveness of such amendment) and the Administrative Agent shall not have delivered a written consent thereto during such ten Business Day period; provided that such prior written consent shall not be required in the case of an amendment which was mandated by any Applicable Law or Governmental Authority;

(h) the Company or an Affiliate thereof shall cease to be the Servicer;

(i) the occurrence or existence of any change with respect to the Servicer which has a Material Adverse Effect;

(j) the Company fails to maintain the aggregate of its GAAP stockholders’ equity and subscribed stockholders’ equity in an amount equal to at least 80% of the initial committed equity, as increased by (i) 80% of the proceeds of any equity offerings of the Company consummated after the Initial Closing Date, and (ii) 50% of cumulative positive net income earned by the Company after the Initial Closing Date;

(k) any failure by the Servicer to deliver any required Servicing Report or other Required Reports hereunder on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be, under the terms of this Agreement;

(l) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Administrative Agent, any Purchaser Agent or the Secured Parties and which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or any Purchaser Agent or the Trustee and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(m) [Reserved];

(n) any financial or other information reasonably requested by the Administrative Agent, any Purchaser Agent or any Purchaser is not provided as requested within a reasonable amount of time following such request;

(o) the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of United States $7,500,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;

(p) any change in the management of the Servicer (whether by resignation, termination, disability, death or lack of day to day management) relating to any three of Tim Conway, Peter Schmidt-Fellner, John Frishkopf, Bob Clemmens, John Bray and Rob Brown, or any failure by any three of the aforementioned Persons to provide active and material participation in the Servicer’s daily activities including, but not limited to, general management, underwriting, and the credit approval process and credit monitoring activities, which no later than 60 days after the occurrence of any event specified above is not cured by the Servicer hiring a reputable, experienced individual reasonably satisfactory to the Administrative Agent and each Purchaser Agent to replace the Person who is no longer actively participating in the management of the Servicer or which is not waived in writing by the Administrative Agent and each Purchaser Agent; provided that time relating to an individual’s vacation within the Servicer’s employee policy and customary industry standards shall not constitute lack of day to day management or failure to provide active and material participation in the Servicer’s daily activities;

(q) any change in the control of the Servicer that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.5(b); or

(r) the Subservicing Agreement with JPMorgan FCS Corp. ceases to be in effect for 90 days during such time as it is required to be in effect hereunder, and such Subservicing Agreement is not replaced with subservicing arrangements satisfactory to the Administrative Agent in its sole discretion.

then notwithstanding anything herein to the contrary, so long as any such Servicer Default shall not have been remedied within any applicable cure period prior to the date of the Servicer Termination Notice (defined below), the Administrative Agent, by written notice to the Servicer (with a copy to the Trustee and Backup Servicer) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.

Section 6.19. Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.18, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.10 or Section 2.11, as applicable, the Servicing Fee therefor until such date, together with the sum of (i) an amount equal to all unreimbursed Nonrecoverable Advances made by such Servicer which remain outstanding as of such date plus (ii) an amount equal to any unreimbursed Servicer Advances (but solely to the extent of Collections received from time to time in respect of the Asset for which such Servicer Advance was made) which remain outstanding as of such date. The Administrative Agent may at the time described in the immediately preceding sentence in its sole discretion, appoint the Backup Servicer as the Servicer hereunder, and the Backup Servicer shall on such date assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer; provided, however, that notwithstanding the foregoing, the parties acknowledge that there may be a transition period and the Administrative Agent shall give the Backup Servicer at least ten Business Day’s prior notice of the Backup Servicer’s appointment as successor Servicer. As compensation therefor, the Backup Servicer shall be entitled to the Servicing Fee, together with other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein; including, without limitation, Transition Expenses. In the event that the Administrative Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and each Purchaser Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Collateral, as the Successor Servicer hereunder.

(b) Upon its appointment, the Backup Servicer (subject to Section 6.19(a)) or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable; provided that the Backup Servicer or Successor Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer or Successor Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer or Successor Servicer, as applicable, shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Backup Servicer or the Successor Servicer, as applicable, upon becoming a Successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Backup Servicer or Successor Servicer, as applicable, shall have no liability relating to the representations and warranties of the Servicer contained in Article IV. Further, for so long as the Backup Servicer shall be the Successor Servicer, the provisions of Section 2.16, Section 2.17(b), Section 2.17(e), Section 6.13(f), Section 6.13(g), Section 6.15 and Section 13.9 of this Agreement shall not apply to it in its capacity as Servicer.

(c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Seller and, without limitation, the Seller is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Seller in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral.

(d) Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 6.19, the Backup Servicer will promptly begin the transition to its role as Servicer. In the event the Backup Servicer declines to continue to act as Servicer hereunder, the Backup Servicer shall solicit, by public announcement, bids from banks, specialty finance companies, asset managers, mortgage servicing institutions meeting the qualifications set forth in Section 6.19(a). Such public announcement shall specify that the Successor Servicer shall be entitled to the full amount of the Servicing Fee as servicing compensation, together with the other servicing compensation in the form of assumption fees, late payment charges or otherwise that accrued prior thereto. Within 30 days after any such public announcement, the Backup Servicer shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to a qualified party acceptable to the Administrative Agent submitting a qualifying bid. The Backup Servicer shall deduct from any sum received by the Backup Servicer from the successor to the Servicer in respect of such sale, transfer and assignment, all costs and expenses of any public announcement and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder and the amount of any unreimbursed Servicer Advances. After such deductions, the remainder of such sum shall be paid by the Backup Servicer to the Servicer at the time of such sale, transfer and assignment to the Servicer’s successor. If no bid from a qualified potential Successor Servicer is received or if no sale, transfer and assignment of the servicing rights and responsibilities hereunder shall have been concluded within 30 days after such public announcement, Backup Servicer may, in its discretion, appoint, or petition a court of competent jurisdiction to appoint, any established servicing institution as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. As compensation, any Successor Servicer (including, without limitation, the Administrative Agent) so appointed shall be entitled to receive the Servicing Fee, together with any other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein that accrued prior thereto, including, without limitation, Transition Expenses. The Backup Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. No appointment of a successor to the Servicer hereunder shall be effective until written notice of such proposed appointment shall have been provided by the Backup Servicer to the Administrative Agent and each Purchaser Agent and the Backup Servicer shall have consented thereto. The Backup Servicer shall not resign as Servicer until a Successor Servicer has been appointed and accepted such appointment. Notwithstanding anything to the contrary contained herein, in no event shall US Bank in any capacity or Lyon be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder and the amount necessary to induce any Successor Servicer under this Agreement and the transactions set forth or provided for by this Agreement.

(e) Notwithstanding anything contained in this Agreement to the contrary, a Successor Servicer or the Backup Servicer, if appointed as the Servicer, is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Loans (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and such Successor Servicer or the Backup Servicer, as applicable, shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Servicer or the Backup Servicer, as applicable, making or continuing any Errors (collectively, “Continued Errors”), such Successor Servicer or the Backup Servicer, as applicable, shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Servicer or the Backup Servicer, as applicable, agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Servicer or the Backup Servicer, as applicable, becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. Such Successor Servicer or the Backup Servicer, as applicable, shall be entitled to recover its costs thereby expended in accordance with Section 2.10 or Section 2.11, as applicable.

(f) In connection with the transfer of servicing, the Servicer agrees to cooperate and use its best efforts in effecting the transition of the responsibilities and rights of servicing of the Assets, including, without limitation, the transfer to the Backup Servicer as successor Servicer for the administration by it of all cash amounts that shall at the time be held by Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Assets and the delivery to the Backup Servicer as successor Servicer in an orderly and timely fashion of all files and records with respect to the Assets and a computer tape in readable form containing all information necessary to enable the Back-up Servicer as successor Servicer to service the Assets. In addition, the Servicer agrees to cooperate and use its best efforts in providing at its expense to Backup Servicer, as successor Servicer, reasonable access (including at the premises of the Servicer) to Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Backup Servicer, as successor Servicer, to assume the servicing functions hereunder.

ARTICLE VII.

THE BACKUP SERVICER

Section 7.1. Designation of the Backup Servicer.

(a) Initial Backup Servicer. The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 7.1. Until the Administrative Agent shall give Backup Servicer Termination Notice, Lyon is hereby designated as, and hereby agrees to perform the duties and obligations of, the backup servicer pursuant to the terms hereof.

(b) Successor Backup Servicer. Upon the Backup Servicer’s receipt of a Backup Servicer Termination Notice from the Administrative Agent of the designation of a replacement Backup Servicer pursuant to the provisions of Section 7.5, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.

Section 7.2. Duties of the Backup Servicer.

(a) Appointment. The Seller and the Trustee, for the benefit of the Secured Parties, each hereby appoints Backup Servicer, for the benefit of the Trustee on behalf of the Secured Parties, as from time to time designated pursuant to Section 7.1. The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 7.5, the Backup Servicer shall perform, on behalf of the Trustee for the benefit of the Secured Parties, the following duties and obligations:

(i) Prior to the related Payment Date, the Backup Servicer shall review the Servicing Report to ensure that it is complete on its face and that the following items in such Servicing Report have been accurately calculated, if applicable, and reported based on the information provided by the Servicer pursuant to Section 8.2(b)(vi) hereof: (A) the Borrowing Base, (B) the Trustee Fee and Backup Servicing Fee, (C) the Assets that are current and not past due, (D) the Assets that are 1 - 30 days past due, (E) the Assets that are 31 - 60 days past due, (F) the Assets that are 61 - 90 days past due, (G) the Assets that are 90+ days past due and (H) the Principal Collateral Value. The Backup Servicer by a separate written report shall notify the Administrative Agent and the Servicer of any disagreements with the Servicing Report based on such review not later than the Business Day preceding such Payment Date to such Persons.

(ii) If the Servicer disagrees with the report provided under paragraph (i) above by the Backup Servicer or if the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Servicer to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Servicer if possible, and notify the Administrative Agent of the resolution thereof. The Servicer hereby agrees to cooperate at its own expense with the Backup Servicer in reconciling any discrepancies herein. If within 20 days after the delivery of the report provided under paragraph (iii) above by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Administrative Agent of the continued existence of such discrepancy. Following receipt of such notice by the Administrative Agent, the Servicer shall deliver to the Administrative Agent, the Secured Parties and the Trustee and Backup Servicer no later than the related Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

(c) Additional Duties. On or before the initial Funding Date, and until its removal pursuant to Section 7.5 (after which the successor Backup Servicer shall perform the duties of Backup Servicer hereunder), the Backup Servicer shall maintain all necessary or appropriate records, operating procedures and systems with respect to its duties under this Agreement.

Section 7.3. Merger or Consolidation.

Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer, under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation or, solely in the case of Lyon, the affiliated group of which such Person is a member, which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent.

Section 7.4. Backup Servicing Compensation.

As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee from the Servicer. To the extent that such Backup Servicing Fee is not paid by the Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of its Backup Servicer Fee, to the extent of funds available therefor pursuant to Section 2.10 and Section 2.11, as applicable. The Backup Servicer’s entitlement to receive the Backup Servicing Fee, as applicable, shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of: (i) with respect to the Backup Servicer and the Backup Servicing Fee, it becoming the Successor Servicer, (ii) its removal as Backup Servicer pursuant to Section 7.5, or (iii) the termination of this Agreement. Upon becoming Successor Servicer pursuant to Section 6.19, Backup Servicer shall be entitled to the Servicing Fee.

Section 7.5. Backup Servicer Removal.

The Backup Servicer may be removed, with or without cause, upon 30 days notice by the Administrative Agent by notice given in writing to the Backup Servicer (the “Backup Servicer Termination Notice”). In the event of any such removal, a replacement Backup Servicer may be appointed by the Administrative Agent.

Section 7.6. Limitation on Liability.

(a) The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Backup Servicer. Subject to the consent of the Administrative Agent, not to be unreasonably withheld, the Backup Servicer as successor Servicer may employ and act through agents, attorneys and independent contractors so long as the Backup Servicer remains fully responsible and accountable for performance of all obligations of the Backup Servicer as successor Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

(b) The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Trustee, the Secured Parties and the Administrative Agent each agree to look only to the Servicer to perform such obligations. The Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer, acting in accordance with information prepared or provided by a Person other than the Backup Servicer or the Trustee or the failure of any such other Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer or the Trustee, as the case may be, from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Backup Servicer. No provision of this Agreement shall require the Backup Servicer (including in its capacity as successor Servicer) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights and powers, if, in its sole judgment, it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

Section 7.7. The Backup Servicer Not to Resign.

The Backup Servicer shall not resign (except with prior consent of the Administrative Agent which consent shall not be unreasonably withheld) from the obligations and duties hereby imposed on it except upon a determination by the Backup Servicer that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Backup Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Backup Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Purchaser Agent. No such resignation shall become effective until a successor Backup Servicer shall have assumed the responsibilities and obligations of the Backup Servicer hereunder.

Notwithstanding the foregoing, the Backup Servicer reserves the right, in the exercise of its own discretion, to resign under this Agreement upon not less than ninety (90) days prior written notice to the Administrative Agent and the Servicer. In the event that the Backup Servicer terminates this Agreement without cause pursuant to this Section 7.7, the Backup Servicer agrees that it will continue to perform under this Agreement until a replacement backup servicer assumes the servicing duties performed by Lyon up to one-hundred eighty (180) days from notice.

ARTICLE VIII.

THE TRUSTEE

Section 8.1. Designation of Trustee.

(a) Initial Trustee. The role of Trustee hereunder and under the other Transaction Documents to which the Trustee is a party shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 8.1. Until the Administrative Agent shall give to US Bank a Trustee Termination Notice, US Bank is hereby designated as, and hereby agrees to perform the duties and obligations of, Trustee pursuant to the terms hereof and of the other Transaction Documents to which it, as Trustee, is a party.

(b) Successor Trustee. Upon the Trustee’s receipt of a Trustee Termination Notice from the Administrative Agent of the designation of a successor Trustee pursuant to the provisions of Section 8.5, the Trustee agrees that it will terminate its activities as Trustee hereunder.

(c) Secured Party. The Administrative Agent, the Purchaser Agents and the Purchasers hereby appoint US Bank, in its capacity as Trustee, as their trustee for purposes of perfection of a security interest in the Collateral. US Bank, in its capacity as Trustee, hereby accepts such appointment and agrees to perform the duties set forth in Section 8.2(b) and (c).

Section 8.2. Duties of Trustee.

(a) Appointment. The Seller and the Administrative Agent each hereby appoints US Bank to act as Trustee for the benefit of the Secured Parties. The Trustee hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein and in the other Transaction Documents to which it, as Trustee, is a party.

(b) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 8.5, the Trustee shall perform on behalf of the Administrative Agent and the Secured Parties the following duties and obligations:

(i) The Trustee shall take and retain custody of the Required Loan Documents delivered by the Seller pursuant to Section 3.2 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Trustee for the benefit of the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents, the Trustee shall review the related Required Loan Documents (as identified on the related Loan Checklist) to confirm that (A) such documents have been properly executed and have no missing or mutilated pages, (B) as identified on the Loan Checklist, there is evidence in the file that UCC and other filings (required by the Required Loan Documents) have been made, (C) if listed on the Loan Checklist, an Insurance Policy exists with respect to any real or personal property constituting the Related Property, and (D) the related Principal Balance, Asset number and Obligor name with respect to such Asset is referenced on the related Asset List and is not a duplicate Asset (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Trustee, in connection with each delivery of Required Loan Documents hereunder to the Trustee, the Servicer shall provide to the Trustee an electronic file (in EXCEL or a comparable format) that contains the related Loan Checklist or that otherwise contains the Asset identification number and the name of the Obligor with respect to each related Asset. If, at the conclusion of such review, the Trustee shall determine that (i) the Principal Balances of the Collateral for which it has received Required Loan Documents is less than as set forth on the electronic file, the Trustee shall immediately notify the Administrative Agent and the Servicer of such discrepancy, and (ii) any Review Criteria is not satisfied, the Trustee shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days to correct any non-compliance with any Review Criteria. If after the conclusion of such time period the Servicer has still not cured any non-compliance by an Asset with any Review Criterion, the Trustee shall promptly notify the Seller and the Administrative Agent of such determination by providing a written report to such persons identifying, with particularity, each Asset and each of the applicable Review Criterion that such Asset fails to satisfy. In addition, if requested in writing by the Servicer and approved by the Administrative Agent within ten Business Days of the Trustee’s delivery of such report, the Trustee shall return any Asset which fails to satisfy a Review Criterion to the Seller. Other than the foregoing, the Trustee shall not have any responsibility for reviewing any Required Loan Documents.

(ii) In taking and retaining custody of the Required Loan Documents, the Trustee shall be deemed to be acting as the agent of the Administrative Agent and the Secured Parties; provided that the Trustee makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided further that the Trustee’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Trustee in a written notice delivered at least 45 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Required Loan Documents shall be clearly segregated from any other documents or instruments maintained by the Trustee.

(iv) On each Reporting Date, the Trustee shall provide a written report to the Administrative Agent and the Servicer (in a form acceptable to the Administrative Agent) identifying each Asset for which it holds Required Loan Documents, the non-complying Assets and the applicable Review Criteria that any non-complying Asset fails to satisfy.

(v) Prior to acquiring a Loan, the Seller or the Servicer will provide the Trustee with a Trade Ticket, together with the proposed form of Borrowing Notice to be used in connection therewith.

(vi) Not later than 12:00 p.m. four Business Days following the related Determination Date, the Servicer shall provide to the Administrative Agent, the Backup Servicer and the Trustee via e-mail certain asset level information, which shall include but not be limited to the following information: (x) for each Loan, the name and number of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment, as applicable, and the Principal Balance, (y) the Borrowing Base and (z) the Principal Collateral Value and such other items as may reasonably be expected in connection with the transactions contemplated by this Agreement.

(vii) Promptly after receipt thereof, the Trustee shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Trustee be under any duty or obligation to take any action on behalf of the Servicer (or Seller) in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of a Termination Event or the Administrative Agent, after the occurrence of a Termination Event, in which event the Trustee shall vote, consent or take such other action in accordance with such instructions.

(viii) In performing its duties, the Trustee shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as Trustee for others.

(c) Additional Duties. On or before the initial Funding Date, and until its removal pursuant to Section 8.5 (after which the successor Trustee shall perform the duties of the Trustee hereunder), the Trustee shall perform, on behalf of the Seller and the Servicer, the following duties and obligations:

(i) No later than 11 a.m. on each Business Day, the Trustee shall deliver to the Servicer either via e-mail or via the Trustee’s Internet website a daily “cash availability report” which will detail all cash receipts with respect to the Assets received as of the close of business of the prior Business Day, identifying which portion thereof constitutes Interest Collections, which portion thereof constitutes Principal Collections and any other amounts received not classified as either Interest Collections or Principal Collections. No later than the close of business on the Business Day the Servicer receives such a daily cash availability report, the Servicer shall review the same and identify any discrepancies between the cash receipts shown on the Trustee’s daily cash availability report and the cash receipts relating to the Assets shown on the WSO System. Thereafter the Trustee and the Servicer will cooperate to promptly resolve any discrepancies.

(ii) The Trustee shall provide a list of all Required Loan Documents held in custody by the Trustee pursuant to this Agreement to the Administrative Agent on at least a monthly basis, either via e-mail or via the Trustee’s Internet website.

(iii) The Trustee shall maintain all necessary or appropriate records, operating procedures and systems with respect to its express duties under this Agreement and shall provide with reasonable promptness such additional reports and information (which information is reasonably available to the Trustee) as may be reasonably requested from time to time by the Servicer.

(iv) The Trustee shall make payments pursuant to the terms of the Servicing Report in accordance with Section 2.10 and Section 2.11 (the “Payment Duties”).

(d) (i) Each of the Administrative Agent, each Purchaser Agent and each Secured Party further authorizes the Trustee to take such action as Trustee hereunder and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee as its agent to execute and deliver all further instruments and documents, and take all further action that the Trustee or the Administrative Agent deems necessary in order to perfect, protect or more fully evidence the security interests granted by the Seller hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 8.2(d)(i) shall be deemed to relieve the Servicer or Seller of its obligation to protect the interest of the Trustee (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 5.4(e).

(ii) The Administrative Agent may direct the Trustee to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Trustee hereunder, the Trustee shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Trustee shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Trustee, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Trustee to liability hereunder or otherwise (unless it has received a reasonably satisfactory indemnity with respect thereto). In the event the Trustee requests the consent of the Administrative Agent and the Trustee does not receive a response (either consenting or declining to consent) from the Administrative Agent with 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Trustee shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any of the Required Loan Documents (i) unless and until expressly so directed by the Administrative Agent or (ii) prior to the occurrence of the Termination Date pursuant to clause (d) of the definition of “Termination Date” (and upon such occurrence, the Trustee shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (i)). The Trustee shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provided such Secured Party has the right to so direct the Trustee, or the Administrative Agent. The Trustee shall not be deemed to have notice or knowledge of any matter hereunder, including a Termination Event, unless a Responsible Officer of the Trustee has knowledge of such matter or written notice thereof is received by the Trustee.

Section 8.3. Merger or Consolidation.

Any Person (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee shall be a party, or (iii) that may succeed to the properties and assets of the Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

Section 8.4. Trustee Compensation.

As compensation for its Trustee activities hereunder, the Trustee shall be entitled to a fee (the “Trustee Fee”) from the Servicer in accordance with the Trustee Fee Letter. To the extent that such Trustee Fee is not paid by the Servicer, the Trustee shall be entitled to receive the unpaid balance of its Trustee Fee to the extent of funds available therefor pursuant to the provision of Section 2.10 or Section 2.11, as applicable. The Trustee’s entitlement to receive the Trustee Fee shall cease on the earlier to occur of: (i) its removal as Trustee pursuant to Section 8.5 or (ii) the termination of this Agreement.

Section 8.5. Trustee Removal.

The Trustee may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Trustee (the “Trustee Termination Notice”); provided that, notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a successor Trustee has been appointed, has agreed to act as Trustee hereunder, and has received all Required Loan Documents held by the previous Trustee.

Section 8.6. Limitation on Liability.

(a) The Trustee undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Trustee hereunder. Without limiting the generality of the foregoing, the Trustee, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Trustee may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Trustee will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Trustee. Neither the Trustee nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

(b) The Trustee shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Trustee hereunder or on which the Trustee must rely in order to perform their respective obligations hereunder, and the Secured Parties and the

Administrative Agent and the Trustee each agree to look only to the Servicer to perform such obligations. The Trustee shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Trustee acting in accordance with information prepared or provided by a Person other than the Trustee or the failure of any such other Person to prepare or provide such information. The Trustee shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Trustee from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Trustee.

(c) The Trustee may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Trustee may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(d) The Trustee may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(e) The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Loan Documents.

(f) The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(g) The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee.

(h) The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(i) It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(j) In case any reasonable question arises as to its duties hereunder, the Trustee may, prior to the occurrence of a Termination Event or the Termination Date, request instructions from the Servicer and may, after the occurrence of a Termination Event or the Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable, except where it would be grossly negligent to do so. The Trustee shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 8.7. The Trustee Not to Resign.

The Trustee shall not resign from the obligations and duties hereby imposed on it except upon the Trustee’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Trustee could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Trustee shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Purchaser Agent. No such resignation shall become effective until a successor Trustee shall have assumed the responsibilities and obligations of the Trustee hereunder.

Section 8.8. Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Trustee is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit H, to release to the Servicer the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the Trustee for the benefit of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Trustee the Required Loan Documents or other such documents (i) immediately upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Asset shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer to the Trustee in the form annexed hereto as Exhibit H, the Servicer’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Trustee to the Servicer.

(b) Limitation on Release. The foregoing provision respecting release to the Servicer of the Required Loan Documents and documents by the Trustee upon request by the Servicer shall be operative only to the extent that at any time the Trustee shall not have released to the Servicer active Required Loan Documents (including those requested) pertaining to more than 15 Assets at the time being serviced by the Servicer under this Agreement. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Trustee of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit H (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Trustee shall promptly release the related Required Loan Documents to the Servicer.

Section 8.9. Return of Required Loan Documents.

The Seller may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Trustee return each Required Loan Document (a) delivered to the Trustee in error, (b) for which a Substitute Asset has been substituted in accordance with Section 2.19, (c) as to which the lien on the Related Property has been so released pursuant to Section 9.2, (d) that has been repurchased by the Seller pursuant to Section 2.19, (e) that has been repurchased by the Seller pursuant to Section 2.14, (f) that has been the subject of an Optional Sale pursuant to Section 2.20, (g) that has been the subject of a Discretionary Sale pursuant to Section 2.21, or (h) that is required to be redelivered to the Seller in connection with the termination of this Agreement, in each case by submitting to the Trustee and the Administrative Agent a written request in the form of Exhibit H hereto (signed by both the Seller and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Trustee shall upon its receipt of each such request for return executed by the Seller and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Seller.

Section 8.10. Access to Certain Documentation and Information Regarding the Collateral; Audits.

The Trustee shall provide to the Administrative Agent and each Purchaser Agent access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Purchaser Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and Trustee’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Purchaser Agent, the Administrative Agent and each Purchaser Agent may review the Servicer’s collection and administration of the Collateral in order to assess compliance by the Servicer with the Credit and Collection Policy and the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral and Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Prior to the occurrence of a Termination Event or an Unmatured Termination Event, the Servicer shall be required to bear the expense of no more than two such reviews within any 12-month period and any additional reviews shall be at the expense of the Administrative Agent and each Purchaser Agent, provided that if Lyon is the Successor Servicer such reviews will be at the expense of the Seller or Servicer and the Administrative Agent and Purchasers shall be entitled to no more than two such reviews within any 12 month period with 5 days prior notice. On and after the occurrence of a Termination Event or an Unmatured Termination Event, the Servicer shall be required to bear the expense of all such reviews. Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Trustee shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Servicer’s expense, a review of the Required Loan Documents and all other documentation regarding the Collateral.

ARTICLE IX.

SECURITY INTEREST

Section 9.1. Grant of Security Interest.

(a) The Seller hereby Grants as of the Initial Closing Date to the Trustee, for the benefit of the Secured Parties, a lien and continuing security interest in all of the Seller’s right, title and interest in, to and under (but none of the obligations under) all Collateral (including any Hedging Agreements), in each case, whether now existing or hereafter arising or acquired by the Seller, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Aggregate Unpaids of the Seller arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Aggregate Unpaids. The Trustee acknowledges such Grant, accepts the trust hereunder in accordance with the provisions hereof and agrees to hold the Collateral in trust as provided herein. The Grant of a security interest under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by the Trustee, the Administrative Agent, the Purchaser Agents, any Hedge Counterparty, the Liquidity Banks or any of the Secured Parties of any obligation of the Seller or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Seller shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee, on behalf of the Secured Parties, of any of its rights in the Collateral shall not release the Seller from any of its duties or obligations under the Collateral, and (c) none of the Administrative Agent, the Purchaser Agents, any Hedge Counterparty, the Liquidity Banks or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Trustee, the Administrative Agent, the Purchaser Agents, any Hedge Counterparty, the Liquidity Banks or any Secured Party be obligated to perform any of the obligations or duties of the Seller thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b) Each of the Seller, the Trustee, the Administrative Agent and the Purchaser Agents, on behalf of the Secured Parties, hereby acknowledges and agrees that the security interest Granted hereby in the Collateral constitutes continuing collateral security for all of the obligations of the Seller arising in connection with this Agreement and each other Transaction Document, whether now existing or hereafter arising.

(c) Each of the parties to this Agreement and each Hedge Counterparty (by its acceptance of the benefits hereof) hereby acknowledges and agrees as follows:

(i) Each of the Administrative Agent, each Purchaser Agent and each other Secured Party hereby transfers and assigns to the Trustee, for the benefit of the Secured Parties, its entire right, title and interest in and to the Collateral to the extent previously sold, transferred, assigned or conveyed by sale, Grant of a security interest, or otherwise, to it on and after the Initial Closing Date to and including the date of this Agreement so that the Trustee, on behalf of the Secured Parties, shall have the benefit of a perfected security interest in the Collateral and the Hedge Collateral from and including the date such Collateral or Hedge Collateral, as applicable, first became Collateral or Hedge Collateral, as applicable, hereunder to but excluding the date of the release of any such Collateral or Hedge Collateral, as applicable, from the Lien of this Agreement in accordance with this Agreement.

(ii) The Administrative Agent hereby transfers and assigns to the Trustee its entire right, title and interest as Conduit Administrative Agent under the Intercreditor Agreement.

(iii) To the extent any Transaction Document, Transfer Document or Required Loan Document which refers to the Collateral and was delivered prior to the date of this Agreement refers to the “Collateral Administrator” or “Collateral Custodian” thereunder, such references are hereby deemed to refer to the Trustee hereunder for all purposes hereunder or thereunder.

Section 9.2. Release of Lien on Collateral.

At the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) any Asset becomes a Prepaid Asset in full and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (iii) such Asset is repurchased or replaced in accordance with Section 2.19, (iv) such Asset has been repurchased by the Seller pursuant to Section 2.14, (v) such Asset has been the subject of an Optional Sale pursuant to Section 2.20, (vi) such Asset has been the subject of a Discretionary Sale pursuant to Section 2.21, or (vii) the earlier of (a) the termination of the Facility Amount in whole pursuant to Section 2.5(a) and (b) the Collection Date, the Trustee for the benefit of the Secured Parties will, to the extent requested by the Servicer, release its interest in such Collateral. In connection with any sale of such Related Property, the Trustee for the benefit of the Secured Parties will after the deposit by the Servicer of the Proceeds of such sale into the Collection Account, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Related Property; provided that the Trustee for the benefit of the Secured Parties will make no representation or warranty, express or implied, with respect to any such Related Property in connection with such sale or transfer and assignment. Nothing in this section shall diminish the Servicer’s obligations pursuant to Section 6.6 with respect to the Proceeds of any such sale.

Section 9.3. Further Assurances.

The provisions of Section 13.12 shall apply to the security interest Granted under Section 9.1 as well as to the Advances hereunder.

Section 9.4. Remedies.

Upon the occurrence of a Termination Event, the Trustee, on behalf of the Secured Parties, shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Trustee, the Administrative Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC, subject to the provisions of Section 10.2(c) and 10.2(d).

Section 9.5. Waiver of Certain Laws.

Each of the Seller and the Servicer agrees, to the fullest extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Seller and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the fullest extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Trustee, on behalf of the Secured Parties, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Trustee, on behalf of the Secured Parties, or such court may determine.

Section 9.6. Power of Attorney.

Each of the Seller and the Servicer hereby irrevocably appoints the Trustee its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Seller and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement. Nevertheless,

if so requested by the Trustee, the Administrative Agent or a Purchaser Agent, the Seller shall ratify and confirm any such sale or other disposition by executing and delivering to the Trustee all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X.

TERMINATION EVENTS

Section 10.1. Termination Events.

The following events shall be Termination Events (each, a “Termination Event”) hereunder:

(a) the Seller or the Originator defaults in making any payment required to be made under an agreement for borrowed money to which it is a party in an aggregate principal amount in excess of $500,000 in the case of the Seller and $5,000,000 in the case of the Originator and such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(b) any failure on the part of the Seller or the Originator duly to observe or perform in any material respect any other covenants or agreements of the Seller or the Originator set forth in this Agreement or the other Transaction Documents to which the Seller or the Originator is a party and the same continues unremedied for a period of thirty days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Seller or the Originator by the Administrative Agent and (ii) the date on which the Seller or the Originator acquires knowledge thereof; or

(c) the occurrence of an Insolvency Event relating to the Seller; or

(d) the occurrence of a Servicer Default; or

(e) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $7,500,000, against the Originator, or $500,000, against the Seller, and the Seller or the Originator, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Originator or the Seller shall have made payments of amounts by the Originator in excess of $5,000,000, or by the Seller in excess of $500,000, in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(f) the Seller shall cease to be an Affiliate of the Originator or shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect thereto; or

(g) (1) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Seller the Originator, or the Servicer,

(2) the Seller, the Originator, the Servicer or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(h) [Reserved];

(i) the Overcollateralization Ratio on any day is less than the Overcollateralization Ratio Covenant and the same continues unremedied for three Business Days; or

(j) [Reserved]; or

(k) [Reserved]; or

(l) [Reserved];

(m) on any date of determination, the aggregate Hedge Notional Amount in effect for that day under all Hedge Transactions is less than the product of the Hedge Percentage on such day and the Hedge Amount on that day, and the same continues unremedied for a period of 15 calendar days; or

(n) the occurrence of any of clauses (a) through (d) of the definition of Termination Date shall have occurred and Aggregate Unpaids remain outstanding thereafter; or

(o) failure on the part of the Seller or Originator to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Collections or any other payment or deposit required to be made hereunder, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document on the day such payment or deposit is required to be made and the same continues unremedied for two Business Days; or

(p) the Seller shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or

(q) there shall exist any event or occurrence of which any Responsible Officer of the Servicer shall have notice or knowledge, that has caused a Material Adverse Effect; or

(r) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Seller or the Originator and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller or the Originator and such lien shall not have been released within five Business Days; or

(s) any Change-in-Control shall occur; or

(t) any representation, warranty or certification made by the Seller or the Originator in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Secured Parties and which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Seller or the Originator by the Administrative Agent and (ii) the date on which a Responsible Officer of the Seller or the Originator acquires knowledge thereof.

Section 10.2. Remedies.

(a) Upon the occurrence of a Termination Event (other than a Termination Event described in Section 10.1(c)), the Administrative Agent shall, at the request of, or may, with the consent of, any of the Purchasers, by notice to the Seller (with a copy to the Trustee), declare the Termination Date to have occurred and the Amortization Period to have commenced.

(b) Upon the occurrence of a Termination Event described in Section 10.1(c), the Termination Date shall occur immediately and the Amortization Period shall commence automatically.

(c) Subject to Section 10.2(i), upon the occurrence of any Termination Event described in Section 10.1, no further Advances will be made, and the Trustee, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all of the rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, in each case subject to clause (ii) of this Section 10.2(c), and Sections 10.2(d) – (h), which rights shall be cumulative. Without limiting the generality of the foregoing sentence, the Trustee (at the direction of the Administrative Agent) or the Administrative Agent also may (i) require the Seller and Servicer to, and the Seller and Servicer hereby agree that they will at the Servicer’s expense and upon request of the Trustee or the Administrative Agent forthwith, assemble all or any part of the Collateral as directed by the Trustee or the Administrative Agent and make the same available to the Trustee or the Administrative Agent at a place to be designated by the Trustee or the Administrative Agent and (ii) sell the Collateral or any part thereof in one or more parcels at a public or private sale subject to the requirements set forth in Sections 10.2(d) – (h). Neither the Administrative Agent nor the Trustee (acting as directed by the Administrative Agent) shall market, hold discussions with or otherwise prepare or make arrangements for the sale of any part of the Collateral prior to sending the notice specified in Section 10.2(d).

(d) The Trustee or the Administrative Agent shall provide at least 30 Business Days’ prior notice to the Seller and the Servicer of its intention to sell any Collateral (a “Notice of Intended Sale”), but no such Notice of Intended Sale shall be valid if given prior to the occurrence or declaration of a Termination Event. During such 30 Business Day period, the Administrative Agent shall use its commercially reasonable efforts to obtain Eligible Bids with respect to the Collateral, subject to the Notice of Intended Sale. The delivery of a Notice of Intended Sale shall not obligate or otherwise commit the Trustee or the Administrative Agent to sell any Collateral.

(e) If the Trustee (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, at the request of the Trustee or the Administrative Agent, as applicable, the Seller and the Servicer shall make available to each prospective bidder, on a timely basis, all reasonable information relating to the Collateral subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by the Administrative Agent or such bidders; provided that neither the Seller nor the Servicer shall be required to disclose any information which it is required by law or contract to keep confidential.

(f) At any time after the Seller has received notice of a Termination Date from the Administrative Agent and before the Collateral has been sold, the Seller may pay to the Trustee an amount equal to the Aggregate Unpaids, and, once such payment is applied by the Trustee to reduce Aggregate Unpaids to $0, the Collection Date shall have occurred.

(g) (i) If the Trustee (acting as directed by the Administrative Agent) or the Administrative Agent elects to sell the Collateral in whole, but not in part, at a public or private sale, the Seller may exercise its right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale at a purchase price that is not less than the amount of Aggregate Unpaids as of the date of such proposed sale. The Seller’s right of first refusal shall terminate not later than 4:00 p.m. on the second Business Day following the Business Day on which the Seller receives notice of the Trustee’s or the Administrative Agent’s election to sell such Collateral, such notice to attach copies of all Eligible Bids received by the Trustee or the Administrative Agent in respect of such Collateral.

(ii) If the Trustee (acting as directed by the Administrative Agent) or the Administrative Agent elects to sell less than all of the Collateral in one or more parcels at a public or private sale, the Seller may exercise its right of first refusal to repurchase such portion of the Collateral prior to such sale at a purchase price of not less than highest Eligible Bid received in respect of such portion of the Collateral as of the date of such proposed sale, as notified by Trustee or the Administrative Agent to the Seller. The Seller’s right of first refusal shall terminate not later than 4:00 p.m. on the Business Day on which the Seller receives notice of the Trustee’s or the Administrative Agent’s election to sell such portion of the Collateral, if such notice is delivered by 12:00 p.m. on such Business Day; provided that if such notice is delivered after 12:00 p.m. on the Business Day on which the Seller receives such notice, or if the highest Eligible Bid received in respect of such portion of the Collateral is greater than $25,000,000, the Seller’s right of first refusal shall terminate not later than 12:00 p.m. on the following Business Day.

(iii) If the Seller elects not to exercise its right of first refusal as provided in clauses (i) or (ii) above, the Trustee (acting as directed by the Administrative Agent) or the Administrative Agent shall sell such Collateral or portion thereof for a purchase price equal to the highest of the Eligible Bids then received. For the avoidance of doubt, any determination of the highest Eligible Bid shall only consider bids for the same parcels of Collateral.

(iv) It is understood that the Seller may submit its bid for the Collateral or any portion thereof as a combined bid with the bids of other members of a group of bidders, and shall have the right to find bidders to bid on the Collateral or any portion thereof.

(v) It is understood that the Seller’s right of first refusal shall apply to each proposed sale of the same parcel of Collateral.

(h) All Cash Proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and be applied against all or any part of the Aggregate Unpaids pursuant to Section 2.11 or otherwise in such order as the Trustee, as directed by the Administrative Agent, shall elect in its discretion.

(i) Notwithstanding the first sentence of Section 10.2(c), upon the occurrence of any Termination Event described in Section 10.1, other than the Termination Event specified in Section 10.1(c), the Seller shall be deemed to have delivered to the Administrative Agent and each Purchaser Agent a Borrowing Notice requesting an Advance in an amount equal to the excess of the Aggregate Exposure Amount over the amount then on deposit in the Unfunded Exposure Account, and, for purposes of such Advance, the conditions precedent set forth in Section 3.2 (other than the conditions precedent relating to the non-occurrence or non-existence of a Termination Event or Termination Date) shall be deemed to have been satisfied. Following the disbursement of such Advance to the Seller by deposit into the Unfunded Exposure Account on the Funding Date, (which shall be no later than two Business Days following the occurrence of such Termination Event), no further Advances will be made.

ARTICLE XI.

INDEMNIFICATION

Section 11.1. Indemnities by the Seller.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify the Administrative Agent, the Purchaser Agents, the Trustee and the Backup Servicer, the Secured Parties, the Affected Parties and each of their respective assigns and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or any of them arising out of or as a result of this Agreement or the ownership of an interest in the Collateral or in respect of any Asset included in the Collateral, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party. If the Seller has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, then the recipient shall repay to the Seller an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made or deemed made by the Seller, the Servicer (if the Originator or one of its Affiliates is the Servicer) or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Seller or the Servicer (if the Originator or one of its Affiliates is the Servicer) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iii) the failure to vest and maintain vested in the Trustee, for the benefit of the Secured Parties, a perfected security interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance or at any time thereafter;

(iv) the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, an amount of Advances Outstanding that is less than or equal to the Maximum Availability on such Business Day;

(v) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral, whether at the time of any Advance or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;

(vii) any failure of the Seller or the Servicer (if the Originator or one of its Affiliates is the Servicer) to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Originator, the Seller or any Affiliate thereof to perform its respective duties under any Collateral;

(viii) the failure of any Concentration Account Bank to remit any amounts held in a Concentration Account pursuant to the instructions of the Servicer or the Trustee (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of the Intercreditor Agreement) whether by reason of the exercise of set-off rights or otherwise;

(ix) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Seller or the Originator to qualify to do business or file any notice or business activity report or any similar report;

(x) any action taken by the Seller or the Originator (in its capacity as Servicer) in the enforcement or collection of any Collateral;

(xi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property or services that are the subject of any Collateral;

(xii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws including any vicarious liability;

(xiii) the failure by Seller to pay when due any Taxes for which the Seller is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xiv) except as required by the second sentence in Section 11.1(a) of this Agreement and Section 2(c) of the Intercreditor Agreement, any repayment by the Administrative Agent, the Purchaser Agents or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Administrative Agent, the Purchaser Agents or a Secured Party believes in good faith is required to be repaid;

(xv) except for funds held in the Concentration Account, the commingling of Collections on the Collateral at any time with other funds;

(xvi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the security interest in the Collateral;

(xvii) any failure by the Seller to give reasonably equivalent value to the Originator or, at the direction of the Originator, the applicable third party transferor, in consideration for the transfer by the Originator to the Seller of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Sale Agreement;

(xix) the failure of the Seller, the Originator or any of their respective agents or representatives to remit to the Servicer or the Trustee on behalf of the Secured Parties, Collections on the Collateral remitted to the Seller, the Originator, the Servicer or any such agent or representative as provided in this Agreement; or

(xx) the failure by the Seller to comply with any of the covenants relating to the Hedging Agreement in accordance with the Transaction Documents.

(b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Seller to the Indemnified Party within five Business Days following such Person’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Seller under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Purchaser Agents, the Servicer, the Trustee or the Backup Servicer and the termination of this Agreement.

Section 11.2. Indemnities by the Servicer.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with the Agreement, (iv) the failure by the Servicer to comply with any of the covenants relating to the Hedging Agreement in accordance with the Transaction Documents, or (v) any litigation, proceedings or investigation against the Servicer. The parties agree that the provisions of this Section 11.2 shall not be interpreted to provide recourse to the Servicer against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of an Obligor with respect to an Asset. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

(b) Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Servicer to the Indemnified Party within five Business Days following such Person’s demand therefor.

(c) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Assets.

(d) The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Purchaser Agents, the Trustee or the Backup Servicer and the termination of this Agreement.

(e) Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.

Section 11.3. After-Tax Basis.

Indemnification under Section 11.1 and Section 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XII.

THE ADMINISTRATIVE AGENT

AND PURCHASER AGENTS

Section 12.1. The Administrative Agent.

(a) Appointment. Each Purchaser Agent and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each of the Purchaser Agents and each Secured Party. Each Purchaser Agent and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Purchaser Agents; provided that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Purchaser Agent or a Purchaser pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Purchaser Agent or Purchaser shall be deemed to have declined to consent to the relevant amendments.

(b) Standard of Care. The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Seller or the Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Seller, the Originator, or the Servicer or to inspect the property (including the books and records) of the Seller, the Originator, or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d) Credit Decision with Respect to the Administrative Agent. Each Purchaser Agent and Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Purchaser Agent and Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

(e) Indemnification of the Administrative Agent. Each Purchaser Agent and Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or the Servicer), ratably in accordance with its Pro-Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Purchaser Agents shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Purchaser Agent and Purchaser agrees to reimburse the Administrative Agent, ratably in accordance with its Pro-Rata Share promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Purchaser Agents, or the Purchasers hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Seller or the Servicer.

(f) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Purchaser Agent and the Seller and may be removed at any time with cause by the Purchaser Agents acting jointly. Upon any such resignation or removal, the Purchaser Agents acting jointly shall appoint a successor Administrative Agent. Each Purchaser Agent agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(g) Payments by the Administrative Agent. Unless specifically allocated to a specific Purchaser Agent pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Purchaser Agents shall be paid by the Administrative Agent to the Purchaser Agents in accordance with their respective Pro-Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with the most recent applicable Commitment, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 p.m. on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Purchaser Agent on such Business Day, but, in any event, shall pay such amounts to such Purchaser Agent not later than the following Business Day.

Section 12.2. WBNA Agent.

(a) Authorization and Action. WBNA hereby designates and appoints WFS as the WBNA Agent hereunder, and authorizes the WBNA Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the WBNA Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The WBNA Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with WBNA, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the WBNA Agent shall be read into this Agreement or otherwise exist for the WBNA Agent. In performing its functions and duties hereunder, the WBNA Agent shall act solely as agent for WBNA and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or any of its successors or assigns. The WBNA Agent shall not be required to take any action that exposes the WBNA Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the WBNA Agent hereunder shall terminate at the indefeasible payment in full of the Aggregate Unpaids.

(b) Delegation of Duties. The WBNA Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The WBNA Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) Exculpatory Provisions. Neither the WBNA Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the WBNA Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to WBNA for any recitals, statements, representations or warranties made by the Seller contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, for any failure of the Seller to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The WBNA Agent shall not be under any obligation to WBNA to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Seller. The WBNA Agent shall not be deemed to have knowledge of any Unmatured Termination Event, Termination Event or Servicer Default unless the WBNA Agent has received notice from the Seller or a Secured Party.

(d) Reliance. The WBNA Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller), independent accountants and other experts selected by the WBNA Agent. The WBNA Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of WBNA, as it deems appropriate, or it shall first be indemnified to its satisfaction by WBNA; provided that unless and until the WBNA Agent shall have received such advice, the WBNA Agent may take or refrain from taking any action as the WBNA Agent shall deem advisable and in the best interests of WBNA. The WBNA Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of WBNA, and such request and any action taken or failure to act pursuant thereto shall be binding upon WBNA.

(e) Non-Reliance on the WBNA Agent and Other Purchasers. WBNA expressly acknowledges that neither the WBNA Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the WBNA Agent hereafter taken, including, without limitation, any review of the affairs of the Seller, shall be deemed to constitute any representation or warranty by the WBNA Agent. WBNA represents and warrants to the WBNA Agent that it has made and will make, independently and without reliance upon the WBNA Agent, and based on such documents and information as it has deemed appropriate, its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and its own decision to enter into this Agreement or Hedging Agreement, as the case may be.

(f) The WBNA Agent in its Individual Capacity. The WBNA Agent and any of its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller or any Affiliate of the Seller as though the WBNA Agent were not the WBNA Agent hereunder. With respect to the Advances made pursuant to this Agreement, the WBNA Agent and each of its Affiliates shall have the same rights and powers under this Agreement as the Purchasers and may exercise the same as though it were not the WBNA Agent and the terms “Purchaser” and “Purchasers” shall include the WBNA Agent in its individual capacity.

(g) Successor WBNA Agent. The WBNA Agent may, upon five days’ notice to the Seller and WBNA, and the WBNA Agent will, upon the direction of WBNA, resign as WBNA Agent. If the WBNA Agent shall resign, then WBNA, during such five day period, shall appoint a successor agent. If for any reason no successor WBNA Agent is appointed by WBNA during such five day period, then effective upon the expiration of such five day period, the Seller shall make all payments it otherwise would have made to the WBNA Agent in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith directly to WBNA and for all purposes shall deal directly with WBNA. After any retiring WBNA Agent’s resignation hereunder as WBNA Agent, the provisions of Articles XI and XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the WBNA Agent under this Agreement. Notwithstanding the resignation or removal of the WBNA Agent, Wachovia, as Hedge Counterparty, shall continue to be a Secured Party hereunder.

Section 12.3. Additional Purchaser Agent.

(a) Authorization and Action. Each additional Purchaser hereby designates and appoints the relevant additional Purchaser Agent designated in the related Transferee Letter or Assumption Agreement, as applicable, to act as its agent hereunder and under each other Transaction Document, and authorizes such additional Purchaser Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the additional Purchaser Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. No additional Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with such related additional Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such additional Purchaser Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for such additional Purchaser Agent. In performing its functions and duties hereunder and under the other Transaction Documents, each additional Purchaser Agent shall act solely as agent for the related additional Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or the Servicer or any of the Seller’s or the Servicer’s successors or assigns. No additional Purchaser Agent shall be required to take any action that exposes the additional Purchaser Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of each additional Purchaser Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each additional Purchaser Agent hereby authorizes the Trustee to file each of the UCC financing statements on behalf of such additional Purchaser Agent (the terms of which shall be binding on such additional Purchaser Agent).

(b) Delegation of Duties. Any of the additional Purchaser Agents may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No additional Purchaser Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) Exculpatory Provisions. Neither any additional Purchaser Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any additional Purchaser for any recitals, statements, representations or warranties made by the Seller or the Servicer contained in Article IV, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Seller or the Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in this Agreement, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. No additional Purchaser Agent shall be under any obligation to any additional Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller or the Servicer. No additional Purchaser Agent shall be deemed to have knowledge of any Termination Event or Unmatured Termination Event unless such additional Purchaser Agent has received notice from the Seller or the related additional Purchaser.

(d) Reliance by additional Purchaser Agent. Each additional Purchaser Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller), independent accountants and other experts selected by such additional Purchaser Agent. Each additional Purchaser Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the related additional Purchaser as it deems appropriate and it shall first be indemnified to its satisfaction by such additional Purchaser; provided that unless and until such additional Purchaser Agent shall have received such advice, the additional Purchaser Agent may take or refrain from taking any action, as the additional Purchaser Agent shall deem advisable and in the best interests of the Related additional Purchaser. Each additional Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the related additional Purchaser, and such request and any action taken or failure to act pursuant thereto shall be binding upon such additional Purchaser.

(e) Non-Reliance on additional Purchaser Agent. Each additional Purchaser expressly acknowledges that neither any additional Purchaser Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such additional Purchaser Agent hereafter taken, including, without limitation, any review of the affairs of the Seller or the Servicer, shall be deemed to constitute any representation or warranty by such additional Purchaser Agent. Each additional Purchaser represents and warrants to the related additional Purchaser Agent that it has made and will make, independently and without reliance upon such additional Purchaser Agent, such additional Purchaser and based on such documents and information as it has deemed appropriate, its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

(f) Additional Purchaser Agent in its Individual Capacity. Each additional Purchaser Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller or any Affiliate of the Seller as though such additional Purchaser Agent were not an additional Purchaser Agent hereunder. With respect to Advances pursuant to this Agreement, each additional Purchaser Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not an additional Purchaser Agent, and the terms “Purchaser,” and “Purchasers,” shall include the additional Purchaser Agent in its individual capacity.

(g) Successor Additional Purchaser Agent. Each additional Purchaser Agent may, upon five days’ notice to the Seller, and the related additional Purchaser, and such additional Purchaser Agent will, upon the direction of such additional Purchaser (other than such additional Purchaser Agent, in its individual capacity) resign as additional Purchaser Agent. If any additional Purchaser Agent shall resign, then the related additional Purchaser during such five day period shall appoint a successor agent. If for any reason no successor additional Purchaser Agent is appointed by the related additional Purchaser during such five day period, then effective upon the termination of such five day period, the Seller shall make all payments in respect of the Aggregate Unpaids directly to such additional Purchaser, and for all purposes shall deal directly with such additional Purchaser. After any retiring additional Purchaser Agent’s resignation hereunder as an additional Purchaser Agent, the provisions of Articles XI and XII shall inure to its benefit with respect to any actions taken or omitted to be taken by it while it was an additional Purchaser Agent under this Agreement.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1. Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement (other than Appendix B) shall be effective without the written agreement of the Seller, the Servicer, the Administrative Agent and each of the Purchasers; provided that: (i) any amendment of this Agreement that is solely for the purpose of adding a Purchaser may be effected with the written consent of the Administrative Agent; and (ii) no such amendment, waiver or modification adversely affecting the rights or obligations of the Trustee, the Backup Servicer, or any Hedge Counterparty shall be effective without the written agreement of such Person. The Seller or the Servicer on its behalf will deliver a copy of all amendments, waivers and modifications to the Trustee and to the Backup Servicer.

Section 13.2. Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto (provided that, for the avoidance of doubt, Lord Securities Corp. shall not receive notices, reports and other communications provided pursuant to Article II, and Section 6.13, Section 6.14 and Section 6.15 hereof). All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by email, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 13.3. Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured

Party, such Secured Party agrees, promptly upon demand, to purchase for Cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4. No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Purchaser Agents, the Trustee, the Backup Servicer or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5. Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Seller, the Servicer, the Administrative Agent, the Purchaser Agents, the Trustee and Backup Servicer, the Secured Parties and their respective successors and permitted assigns.

Section 13.6. Term of this Agreement.

This Agreement, including, without limitation, the Seller’s representations and covenants set forth in Articles IV and V, and the Servicer’s representations, covenants and duties set forth in Articles VI, VII and VIII, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Seller pursuant to Articles III and IV, the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive any termination of this Agreement.

Section 13.7. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 13.8. Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Administrative Agent, the Purchaser Agents, the Trustee, the Backup Servicer, the Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article XI hereof, the Seller agrees to pay on demand (or if the Seller does not pay such amounts, the Servicer shall pay on demand) all reasonable costs and expenses of the Administrative Agent, the Purchaser Agents, the Trustee, the Backup Servicer and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Purchaser Agents, the Trustee, the Backup Servicer and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Purchaser Agents, the Trustee, the Backup Servicer and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement), and all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Purchaser Agents, the Trustee, the Backup Servicer or the Secured Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement).

(b) The Seller shall pay on demand (or if the Seller does not pay such amounts, the Servicer shall pay on demand) any and all stamp, sales, excise and other taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchasers in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c) The Seller shall pay on demand (or, if the Seller does not pay such amounts, the Servicer shall pay on demand) all other reasonable costs, expenses and Taxes (excluding income taxes) incurred by the Administrative Agent, the Backup Servicer, the Trustee, the Purchaser Agents and the Secured Parties (“Other Costs”) under or in connection with this Agreement, including, without limitation, all costs and expenses incurred by the Administrative Agent and the Purchaser Agents in connection with periodic audits of the Seller’s, the Originator’s or the Servicer’s books and records.

Section 13.10. No Proceedings.

(a) Each of the parties hereto and each Hedge Counterparty (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, the Administrative Agent, or any Liquidity Banks any Insolvency Proceeding so long as any commercial paper issued by the applicable Conduit Purchaser shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such commercial paper shall have been outstanding.

(b) Each of the parties hereto (other than the Administrative Agent without the consent of the Purchaser Agents) hereby agrees that it will not institute against, or join any other Person in instituting against, the Seller any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.

Section 13.11. Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Purchaser Agents, or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Administrative Agent, the Purchaser Agents, or any Secured Party, or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, the Purchaser Agents, or any Secured Party, or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, the Purchaser Agents, or any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Administrative Agent, the Purchaser Agents, or any Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Purchaser Agents, or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Purchaser Agents, or any Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Purchaser Agents, or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Purchaser Agents, or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Purchaser Agents, or any Secured Party or of any such administrator, or any of them, for breaches by the Administrative Agent, the Purchaser Agents, or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 13.11 shall survive the termination of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, no Conduit Purchaser shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Conduit Purchaser after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of a Conduit Purchaser hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by such Conduit Purchasers, exceeds the amount available to such Conduit Purchasers, to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

(c) Notwithstanding any contrary provision set forth herein, no claim may be made by the Seller, the Originator or the Servicer or any other Person against the Administrative Agent, the Secured Parties, the Trustee or the Backup Servicer or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Seller, the Originator and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected. If the Backup Servicer is prevented from fulfilling its obligations hereunder as a result of government actions, regulations, fires, strikes, accidents, acts of God or other causes beyond its control, the Backup Servicer’s obligations shall be suspended for a reasonable time during which such conditions exist.

(d) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

Section 13.12. Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a) The Servicer shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Trustee, for the benefit of the Secured Parties, to the Collateral to be promptly recorded, registered and filed, and at all times to be kept, recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Trustee, for the benefit of the Secured Parties hereunder, to all property comprising the Collateral. The Servicer shall deliver to the Administrative Agent and the Trustee file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Seller shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advances hereunder and the security interest granted in the Collateral, or to enable the Administrative Agent or the Trustee, for the benefit of the Secured Parties, to exercise and enforce their rights and remedies hereunder or under any Transaction Document.

(c) If the Seller or the Servicer fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Article XI. The Seller irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Seller (i) to execute on behalf of the Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Trustee, for the benefit of the Secured Parties, in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Trustee, for the benefit of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, Seller will, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for Seller, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 13.13. Confidentiality.

(a) Each of the Administrative Agent, the Purchaser Agents, the Secured Parties, the Servicer, the Trustee, the Backup Servicer and the Seller shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Seller and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Assets contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Purchaser Agents, the Secured Parties, the Servicer, the Trustee, the Backup Servicer and the Seller that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Seller and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents or any Hedging Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or any Hedging Agreement. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Servicer Defaults, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Seller and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Purchaser Agents, the Trustee, the Backup Servicer or the Secured Parties by each other, (ii) by the Administrative Agent, the Purchaser Agents, the Trustee, the Backup Servicer and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, the Purchaser Agents, and the Secured Parties to any commercial paper dealer or provider of a surety, guaranty or credit, liquidity or first loss enhancement to any Purchaser, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties, the Administrative Agent and the Purchaser Agents may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agent’s, the Purchaser Agents’, the Secured Parties’, the Trustee’s, the Servicer’s, the Seller’s or the Backup Servicer’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Purchaser Agents, the Secured Parties, the Trustee, the Servicer, the Seller or the Backup Servicer or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Seller, the Servicer or the Originator or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Trustee or the Backup Servicer having a need to know the same, provided that the Trustee or the Backup Servicer advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Seller, Servicer or Originator.

Section 13.14. Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Originator to the Administrative Agent, the Purchaser Agents, and the Secured Parties.

Section 13.15. Waiver of Setoff.

(a) Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Conduit Purchaser or its assets.

(b) Each of the parties hereto (other than any one of the additional Purchasers) hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against such additional Purchaser or its assets.

Section 13.16. Assignments.

With the prior written consent of the Seller (which consent shall not be unreasonably withheld), each Purchaser may at any time assign, or grant a security interest or sell a participation interest in or sell any Advance (or portion thereof) or any VFN (or any portion thereof) to any Person; provided that, as applicable, (i) no transfer of any Advance (or any portion thereof) or of any VFN (or any portion thereof) shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act or any entity in which all of the equity owners come within such paragraphs or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act , (ii) no such consent of the Seller shall be required following the occurrence of a Termination Event, (iii) in the case of an assignment of any Advance (or any portion thereof) or of any VFN (or of any portion thereof) the assignee executes and delivers to the Servicer, the Seller and the Administrative Agent a fully executed Transferee Letter substantially in the form of Exhibit K hereto (a “Transferee Letter”), and (iv) any Conduit Purchaser shall not need prior consent of the Seller to at any time assign, or grant a security interest or sell a participation interest in, or sell, any Advance (or portion thereof) or any VFN or any portion thereof to a Liquidity Bank, an Affiliate or its related Purchaser Agent or to a third party pursuant to the terms of a Liquidity Agreement provided that with respect to any assignment, grant of a security interest, sale of a participation interest or sale to a third party pursuant to the terms of a Liquidity Agreement, the Interest Rate, may in no event at any time thereafter exceed LIBOR plus 10 basis points. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the WBNA Agent or the related additional Purchaser Agent, as applicable, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the WBNA Agent or such additional Purchaser Agent, as applicable. The Seller shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Seller’s rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent and each Hedge Counterparty.

Section 13.17. Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18. Loans Subject to Retained Interest Provisions.

(a) With respect to any Loan included in the Collateral subject to the Retained Interest provisions of this Agreement, the Seller will own only the principal portion of such Loans outstanding as of the applicable Cut-Off Date. Principal Collections received by the Seller or the Servicer on any Revolving Loans (other than in the case of Loans to SPE Obligors) will be allocated first to the portion of such Revolving Loan owned by the Seller, until the principal amount of such portion is reduced to zero, and then to the portion not owned by the Seller; provided that if a payment default occurs with respect to any of the related Loans, will be allocated between the portion owned by the Seller and the portion not owned by the Seller, pro rata based upon the outstanding principal amount of each such portion.

(b) With respect to any Revolving Loan to SPE Obligors included in the Collateral subject to the Retained Interest provisions of this Agreement, Principal Collections received by the Servicer on those Loans will be allocated between the portion owned by the Seller and the portion not owned by the Seller on a pro rata basis according to the outstanding principal amount of each such portion.

(c) With respect to any Term Loans included in the Collateral subject to the Retained Interest provisions of this Agreement, Principal Collections and Interest Collections received by the Servicer will be allocated between the portion owned by the Seller and to the portion not owned by the Seller (if any) on a pro rata basis according to the outstanding principal amount of such portion.

Section 13.19. Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 13.19 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 13.20. Cooperation with Trustee.

The Administrative Agent and the Purchaser Agents agree to provide to the Trustee or to the Servicer, as applicable, such information that the Trustee or the Servicer may reasonably request from time to time in connection with the preparation and delivery of any reports required pursuant to this Agreement or in connection with the performance of their other duties under this Agreement or any other Transaction Document; provided that the Administrative Agent and each Purchaser Agent shall not be required to assume any undue burden or incur any undue expense in connection with this Section 13.20.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE SELLER:	NEWSTAR CP FUNDING LLC

	By:	NewStar Financial, Inc., its Designated Manager

	By:	/s/ JOHN J. FRISHKOPF

Name: John J. Frishkopf
Title: Treasurer

THE ORIGINATOR AND SERVICER:	NEWSTAR FINANCIAL, INC.

	By:	/s/ JOHN J. FRISHKOPF

Name: John J. Frishkopf
Title: Treasurer

[Signatures Continued on the Following Page]

Third Amended and Restated

Sale and Servicing Agreement

WBNA:	WACHOVIA BANK,
Commitment: $145,743,636.80	NATIONAL ASSOCIATION

	By:	/s/ MARY KATHERINE DUBOSE

Name: Mary Katherine DuBose
Title: Managing Director

THE ADMINISTRATIVE AGENT	WELLS FARGO SECURITIES, LLC
AND THE WBNA AGENT:	(f/k/a Wachovia Capital Markets, LLC)

	By:	/s/ KEVIN SUNDAY

Name: Kevin Sunday
Title: Director

[Signatures Continued on the Following Page]

Third Amended and Restated

Sale and Servicing Agreement

THE TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely
as Trustee

	By:	/s/ KYLE RUTH HARCOURT

Name: Kyle Ruth Harcourt
Title: Vice President

THE BACKUP SERVICER:	LYON FINANCIAL SERVICES, INC.,
d/b/a U.S. Bank Portfolio Services
not in its individual capacity but solely
as Backup Servicer

	By:	/s/ JOSEPH ANDRIES

Name: Joseph Andries
Title: Senior Vice President

Third Amended and Restated

Sale and Servicing Agreement

Appendix A to

Second Sale and Servicing Agreement

Eligibility Criteria for Loans

Each Loan must satisfy the following additional criteria, as applicable, to be included as part of the Collateral as an Eligible Asset:

(a) if such Loan is a Large Syndicated Loan or Middle Market Loan, such Loan is underwritten as a cash flow loan where the source of repayment is ongoing cash flow of the Obligor, an asset-based loan where the source of repayment is collection of receivables, or some combination thereof;

(b) (i) if such Loan is a Large Syndicated Loan or Middle Market Loan, such Loan has (A) an S&P Rating and a Moody’s Rating not lower than “CCC+” and “Caa1,” respectively, if rated by both Rating Agencies;

(ii) if such Loan is an ABS Direct Loan, such Loan has (A) an S&P Rating and a Moody’s Rating of not lower than “B-” and “B3,” respectively. The Administrative Agent shall have the right to challenge the inputs utilized for any RiskCalc model, CreditModel model or rating determined by the Servicer in accordance with the Credit and Collection Policy, and if such disagreement cannot be resolved, the determination of the Administrative Agent as to such challenge of the inputs utilized for such models or rating shall be conclusive and binding on the parties hereto absent manifest error;

(c) the proceeds of such Loan will not be used to finance land development activities or activities of the type engaged in by businesses classified under NAICS Codes 2361 (Residential Building Construction), 2362 (Nonresidential Building Construction), 2371 (Utility System Construction), and 2372 (Land Subdivision) other than condominium conversion activities that are approved in writing by the Administrative Agent;

(d) such Loan is evidenced by a promissory note (other than in the case of a Noteless Loan), a credit agreement containing an express promise to pay, a security agreement or instrument and related loan documents that have been duly authorized and executed, are in full force and effect and constitute the legal, valid, binding and absolute and unconditional payment obligation of the related Obligor, enforceable against such Obligor in accordance with their terms (subject, as to enforcement only, to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity), and there are no conditions precedent to the enforceability or validity of the Loan that have not been satisfied or validly waived;

(e) all parties that have had any interest in the Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein any Related Property is located, and (ii)(A) organized under the laws of such state, (B) qualified to do business in such state, (C) federal savings and loan associations or national banks having principal offices in such state or (D) not doing business in such state;

(f) such Loan (i) was originated and underwritten, or purchased and re-underwritten, by the Originator including, without limitation, the completion of a due diligence audit and collateral assessment, (ii) is fully documented, and (iii) is being serviced by the Servicer, in each case in accordance with the Credit and Collection Policy and the Servicing Standard;

(g) such Loan has an original term to maturity that does not exceed (i) in the case of Large Syndicated Loans, Middle Market Loans and ABS Direct Loans, 96 months and (ii) in the case of Real Estate Loans, 120 months;

(h) all of the original or certified Required Loan Documents with respect to such Loan have been, or will be, delivered to the Trustee as provided in Section 3.2(c), and all Servicing Files are being or shall be maintained at the principal place of business of the Servicer in accordance with documented safety procedures approved by the Administrative Agent;

(i) (i) if such Loan is a Large Syndicated Loan, Middle Market Loan or Real Estate Loan, such Loan is not more than 10 days delinquent in payment and, since its origination, such Loan has never been more than 30 days delinquent in payment of either principal or interest (unless otherwise approved by the Purchasers) and (ii) if such Loan is an ABS Direct Loan, such Loan is not delinquent in payment and, since its origination, such Loan has never been delinquent in payment of either principal or interest (unless otherwise approved by the Administrative Agent);

(j) there is no default, breach, violation or event or condition which would give rise to a right of acceleration existing under the Underlying Instruments and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event or condition which would give rise to a right of acceleration;

(k) such Loan is not a Materially Modified Loan and such Loan is not a loan (including, without limitation, a new loan that replaced a prior loan by the Originator or any of its Affiliates to the Obligor that was a Delinquent Loan or a Charged-Off Loan) or extension of credit by the Originator to the Obligor for the purpose of making any past due principal, interest or other payments due on such Loan;

(l) the terms of such Loan provide for payment of a portion of accrued and unpaid interest in Cash on a current basis;

(m) other than for Permitted PIK Loans, such Loan does not permit interest to be capitalized or contain payment obligations relating to “put rights” by the related Obligor;

Appendix A-2

(n) such Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, by the related Obligor (including any account debtor or Person obligated to make payments on such Loan to such Obligor), nor will the operation of any of the terms of the Underlying Instruments, or the exercise of any right thereunder, render the Underlying Instruments unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and the Underlying Instruments with respect to the Loan provide for an affirmative waiver by the related Obligor of all rights of rescission, set-off and counterclaim against the Originator and its assignees;

(o) such Loan does not contain a confidentiality provision that restricts or purports to restrict the ability of the Administrative Agent or any Secured Party to exercise their rights under this Agreement, including, without limitation, their rights to review the Loan File;

(p) other than in the case of Third Party Serviced Loans, the Seller has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Trustee on behalf of the Secured Parties in any Insurance Policies applicable to the Loan including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Trustee on behalf of the Secured Parties;

(q) if the Loan is one of a number of loans made to the same Obligor at the same seniority in such Obligor’s capital structure, such Loan and any other loans to the same Obligor contain standard cross-collateralization and cross-default provisions;

(r) if such Loan is a Participation, the related Selling Institution has a Moody’s long-term unsecured debt rating of not lower than “A2” and an S&P long-term unsecured debt rating of not lower than “A”;

(s) if such Loan is an Agented Loan or a Third Party Serviced Loan:

(i) with respect to Agented Loans or Third Party Serviced Loans, as applicable, the related Underlying Instruments (A) shall include a note purchase or similar agreement containing provisions relating to the appointment and duties of a payment agent and a collateral agent and intercreditor provisions consistent with the Originator’s Credit and Collection Policy and with the Servicing Standard in form and substance satisfactory to the Administrative Agent, and (B) are duly authorized, fully and properly executed and are the valid, binding and unconditional payment obligation of the Obligor thereof;

(ii) with respect to Agented Loans, the Originator (or a wholly owned subsidiary of the Originator) has been appointed the collateral agent of the security and the payment agent for all such notes prior to such Agented Loan becoming a part of the Collateral;

Appendix A-3

(iii) with respect to Agented Loans or Third Party Serviced Loans, as applicable, if the entity serving as the collateral agent of the security for all notes of the Obligor issued under the applicable Underlying Instruments has or will change from the time of the origination of the notes, all appropriate assignments of the collateral agent’s rights in and to the collateral on behalf of the holders of the indebtedness of the Obligor have been executed and filed or recorded as appropriate prior to such Loan becoming a part of the Collateral;

(iv) with respect to Agented Loans, all required notifications, if any, have been given to the collateral agent, the payment agent and any other parties required by the Underlying Instruments of, and all required consents, if any, have been obtained with respect to, the Originator’s assignment of such Loan and the Originator’s right, title and interest in the Related Property to the Seller and the Trustee’s security interest therein on behalf of the Secured Parties;

(v) with respect to Agented Loans or Third Party Serviced Loans, as applicable, the right to control the actions of and replace the collateral agent and/or the paying agent of the notes is to be exercised by at least a majority in interest of all holders of such indebtedness; and

(vi) with respect to Agented Loans or Third Party Serviced Loans, as applicable, all indebtedness of the Obligor of the same priority is cross-defaulted, the Related Property securing such indebtedness is held by the collateral agent for the benefit of all holders of such indebtedness and all holders of such indebtedness (A) have an undivided pari passu interest in the collateral securing such indebtedness, (B) share in the proceeds of the sale or other disposition of such collateral on a pro rata basis and (C) may transfer or assign their right, title and interest in the Related Property;

(t) if such Loan is a Material Middle Market Mortgage Loan or a Real Estate Loan:

(1) the Loan is secured by the related Mortgage, which has been properly recorded (or, if not properly recorded, has been submitted in proper form for recording) and establishes and creates a valid, enforceable and subsisting first priority security interest (or second priority Lien in the case of certain B-Note Loans) on the related Mortgaged Property subject only to the following (“Permitted Encumbrances”): (a) the Lien of current real property taxes and assessments, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally in the area wherein the Mortgaged Property is located or specifically reflected in the Appraisal obtained by the applicable originator in connection with the origination of the related Loan and (c) other matters to which like properties are commonly subject which do not materially and adversely interfere with the value of or current principal use of the related Mortgaged Property or the benefits of the security intended to be provided by such Mortgage;

Appendix A-4

(2) (i) the Lien of the related Mortgage is insured by an ALTA lender’s title insurance policy (“Title Policy”), or its equivalent, issued by a nationally recognized title insurance company licensed to do business in the state in which the Mortgaged Property is located, insuring the originator of such Loan, its successors and assigns, as to the first or second priority Lien of the related Mortgage in the original principal amount of such Loan after all advances of principal, subject only to customary Liens permitted under the Mortgage (or, if a Title Policy has not yet been issued in respect of such Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance “marked-up” at the closing of such loan); (ii) each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder; (iii) the Originators, the Seller and the Servicer have not, by act or omission, done anything that would materially impair the coverage under such Title Policy; (iv) other than in the case of Agented Loans and Third Party Serviced Loans, the Title Policy is freely transferable or assignable by the Originator and the Seller or, in the case of Agented Loans and Third Party Serviced Loans, by the related agent or third party servicer, as applicable; and (v) immediately following the Grant of the related Loan to the Trustee for the benefit of the Secured Parties, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Trustee for the benefit of the Secured Parties without the consent of or notice to the insurer;

(3) any related Mortgage contains customary and enforceable provisions, which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including, (x) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (y) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Obligor which would materially interfere with the right to sell the Mortgaged Property related to such Loan at a trustee’s sale or the right to foreclose the Mortgage;

(4) all escrow deposits relating to such Loan that are, as of the applicable Cut-Off Date, required to be deposited with the mortgagee or its agent have been so deposited;

(5) there is no delinquent tax or assessment Lien on any Mortgaged Property which is the primary Collateral for the related Material Middle Market Mortgage Loan or Real Estate Loan, and each such Mortgaged Property is free of material damage and is in good repair;

(6) there are no material defaults in complying with the terms of any applicable Mortgage related to a Material Middle Market Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable;

Appendix A-5

(7) the related Loan File contains a valid Appraisal, an Environmental Site Assessment, and, in the case of any Loan either (x) having a Principal Balance of $5,000,000 or greater or (y) with respect to which the related Mortgaged Property is at least 25 years old, an engineering report;

(8) the terms of such Loan require that improvements on the related Mortgaged Property be insured by a generally acceptable carrier against loss under a hazard insurance policy with extended coverage and conforming to the requirements of the Agreement, and all such insurance policies are in full force and effect;

(9) no proceeding for the condemnation of all or any material portion of the related Mortgaged Property has commenced or been threatened;

(10) the related Mortgaged Property was subject to one or more Environmental Site Assessments (or an update of a previously conducted Environmental Assessment), which were performed on behalf of the originator of the Loan, or as to which the related report or a copy thereof was delivered to the Originator in connection with its origination or acquisition or reunderwriting of such Loan, and the Originator, the Seller and the Servicer have no knowledge of any material and adverse environmental conditions or circumstance affecting such Mortgaged Property;

(11) none of the Originator, the Seller or the Servicer have taken any action with respect to such Loan or the related Mortgaged Property that could subject the Secured Parties, or their respective successors and assigns in respect of such Loan, to any liability under CERCLA or any other applicable federal, state or local Environmental Law, and none of the Originator, the Seller or the Servicer have received any actual notice of a material violation of CERCLA or any applicable federal, state or local Environmental Law with respect to the related Mortgaged Property;

(12) the interest of the related Obligor in the related Mortgaged Property consists of an estate or Interest in Real Property constituting part of such Mortgaged Property;

(13) (i) based on surveys and/or the related Title Policy obtained by the originator of the Loan in connection with the origination of such Loan, as of the date of such origination, no improvement that was included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of origination of such Loan lay outside the boundaries and building restriction lines of such property to any material extent (unless affirmatively covered by the Title Policy), and no improvements on adjoining properties encroached upon such Mortgaged Property to any material extent; and (ii) based upon opinions of

Appendix A-6

counsel and/or other due diligence customarily performed by the applicable originator, the improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal non-conforming uses);

(14) as of the date of origination of such Loan, the related Obligor or operator of the related Mortgaged Property was in possession of all material licenses, permits and authorizations required by Applicable Laws for the ownership and operation of the related Mortgaged Property as it was then operated;

(15) the related Mortgage provides that Insurance Proceeds and condemnation proceeds will be applied for one of the following purposes: either to restore or repair such Mortgaged Property, or to repay the principal of such Loan, or otherwise at the option of the holder of the related Mortgage;

(16) in the case of a Senior Secured Real Estate Loan, such Loan does not permit the related Mortgaged Property to be encumbered by Liens having priority over or equal to the related Mortgage;

(17) such Loan contains provisions for the acceleration of the payment of the unpaid principal balance of such Loan if, without obtaining consent of the holder of the promissory note complying with the requirements of such Loan, the related Mortgaged Property, or any controlling interest therein, is directly or indirectly transferred or sold, unless otherwise approved in writing by the Administrative Agent in its sole discretion;

(18) the Assignment of Leases and Rents, if any, establishes and creates a valid, subsisting and, subject only to permitted Liens, enforceable lien and security interest in the related Obligor’s interest in the material leases pursuant to which any person is entitled to occupy, use or possess all or any portion of the Mortgaged Property;

(19) if such Mortgage is a deed of trust, a trustee, duly qualified under Applicable Law to serve as such, has been properly designated and currently so serves, and no fees or expenses are payable to such trustee by the Originator, the Seller, the Servicer, the Trustee on behalf of the Secured Parties or any transferee thereof, except in connection with a sale after default by the related Obligor or in connection with any full or partial release of the related Mortgaged Property or related security for the related Loan;

(20) if such Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy is in effect with respect to such Mortgaged Property with a generally acceptable carrier in an amount representing coverage described in the Agreement;

Appendix A-7

(21) such Loan is not a B-Note Loan; provided that the B-Note Loans with an aggregate Principal Balance of $16,218,495.70 included in the Collateral as of the Closing Date shall be deemed to be Eligible Assets (assuming such B-Note Loans continue to fulfill all other applicable eligibility criteria) until such B-Note Loans are paid in full;

(22) prior to any date when the sum of the Principal Balances of all Eligible Assets that are in the “Buildings and Real Estate” Moody’s Industry Classification Group is less than or equal to 20% of the Principal Collateral Value, Real Estate Loans shall be considered ineligible Loans and no additional Real Estate Loans shall be financed by the Purchasers unless each has otherwise consented in writing; provided that following any such date, additional Real Estate Loans added to the Collateral (a) shall be secured by Multifamily Property, Office Property, Retail Property or Industrial Property and (b) the proceeds of any Real Estate Loan shall not be used for land development or converting an existing property into condominiums, in each case unless otherwise approved in writing by the Purchasers; provided further that, for the avoidance of doubt, nothing in this clause (t)(22) is intended to preclude Advances by the Purchasers in connection with the funding by the Seller of one or more installments on Delayed Draw Term Loans in the Collateral which are Real Estate Loans;

(u) such Loan has been acquired or originated at no less than 95% of its par value as of the date of its acquisition or origination, unless otherwise approved in writing by the Administrative Agent;

(v) as of the date such Loan is first included in the Collateral on or after the Closing Date, the Weighted Average Spread shall be greater than or equal to 3.70%; provided that, if the Weighted Average Spread is less than 3.70%, then the Weighted Average Spread shall be improved or maintained by the inclusion of such Loan;

(w) such Loan is not an ABS Direct Loan; provided that the ABS Direct Loan with an aggregate Principal Balance of $4,636,393.98 included in the Collateral as of the Closing Date shall be deemed an Eligible Asset until such Loan is paid in full and, in addition to all other applicable eligibility criteria, shall continue to meet the following criteria:

(1) such Loan is fully secured by a valid and perfected first priority security interest in the Related Property;

(2) the Related Property for such Loan consists of a specified pool of assets or, in the case of a Loan to an SPE Obligor, in all or a specified portion of designated property of such SPE Obligor;

(3) such Loan (A) is senior to at least one other class of obligations of, or residual interests in, the Obligor owned by a Person who is not an Affiliate of the Originator or (B) in its Underlying Instruments provides for credit enhancement for the Seller’s portion of such Loan in the form of an excess spread account or reserve account or other similar account;

Appendix A-8

(4) such Loan has an explicit rating from at least one Rating Agency or, if not rated, implicitly structured (with supporting documentation) to achieve a rating not lower than “B-” using ABS Structuring Methodologies;

(5) the Underlying Instruments for such Loan contain priority of payment provisions pursuant to which such Loan is senior to at least one other class of obligations of the related Obligor;

(6) such Loan is documented in accordance with ABS Structuring Methodologies, including, without limitation, the Originator having received legal opinions with respect to the true sale of the underlying pool of assets to the Obligor, the non-consolidation of the Obligor with any Person selling or contributing assets (whether directly or through an intermediate entity) to such Obligor, and the perfection and priority of the Obligor’s first priority security interest in the underlying pool of assets (or the effective equivalent of such foregoing opinions);

(7) the underlying pool of assets for such Loan has a weighted average life of not greater than 6 years (unless otherwise agreed in writing by the Administrative Agent);

(8) except as otherwise agreed by the Administrative Agent in its sole discretion in writing such Loan is not currently and has not ever been in “rapid amortization” or “accelerated amortization” and no “termination event”, “unmatured termination event” or “payment default” exists or has ever existed under the Underlying Instruments for such Loan (however such terms are denominated or described in such Underlying Instruments);

(9) such Loan and any Related Property is serviced and administered by a Person other than the Originator or any of its Affiliates and have servicing, collection and payment provisions consistent with ABS Structuring Methodologies; and

(10) if a portion of the underlying pool of assets pays interest on a fixed rate basis then payments on such Loan will be hedged consistent with ABS Structuring Methodologies.

Appendix A-9

Annex A

NEWSTAR CP FUNDING LLC

500 Boylston Street, Suite 1600

Boston, Massachusetts 02116

Attention: Brian Ford

Telephone: (617) 848-4373

Fax: (617) 848-4300

NEWSTAR FINANCIAL, INC.

500 Boylston Street, Suite 1600

Boston, Massachusetts 02116

Attention: Brian Ford

Telephone: (617) 848-4373

Fax: (617) 848-4300

WACHOVIA BANK, NATIONAL ASSOCIATION

c/o Wells Fargo Securities, LLC

One Wachovia Center, Mail Code: NC0600

Charlotte, North Carolina 28288

Attention: Raj Shah

Facsimile No.: (704) 715-0067

Confirmation No.: (704) 374-6230

With respect to notices required pursuant to Section 13.2, a copy of notices sent to Variable Funding Capital Company LLC shall be sent to:

LORD SECURITIES CORP.

2 Wall Street, 19th Floor

New York, New York 10005

Attention: Vice President

Facsimile No.: (212) 346-9012

Confirmation No.: (212) 346-9008

WELLS FARGO SECURITIES, LLC

One Wachovia Center, Mail Code: NC0600

Charlotte, North Carolina 28288

Attention: Raj Shah

Facsimile No.: (704) 715-0067

Confirmation No.: (704) 374-6230

WACHOVIA BANK, NATIONAL ASSOCIATION

One Wachovia Center, DC-8

Charlotte, North Carolina 28202-0600

Attention: Bruce M. Young

Facsimile No.: (704) 383-0575

Confirmation No.: (704) 383-8778

Annex A-1

U.S. BANK NATIONAL ASSOCIATION

1719 Range Way

Mail Code: Ex - SC - FLOR

Florence, South Carolina 29501

Attn: Sandra Farrow

Ref: NewStar CP Funding/Wachovia Warehouse

Facsimile No.: 843-673-4925

Confirmation No: 843-673-4929

U.S. BANK NATIONAL ASSOCIATION

Corporate Trust Services - CDO Unit

One Federal Street, Third Floor

Boston, Massachusetts 02110

Attn: Kyle Harcourt

Reference: NewStar CP Funding/Wachovia Warehouse

Facsimile No.: 503-258-6028

Confirmation No: 617-603-6506

LYON FINANCIAL SERVICES, INC.

d/b/a U.S. Bank Portfolio Services

1310 Madrid, Suite 103

Marshall, Minnesota 56258

Attention: Joe Andries

Ref: NewStar CP Funding/Wachovia Warehouse

Facsimile No.: 507-532-7129

Confirmation No: 507-537-5201

Annex A-2

EXHIBITS AND SCHEDULES TO

THIRD AMENDED AND RESTATED SALE AND SERVICING AGREEMENT

Dated as of July 15, 2009

EXHIBITS

EXHIBIT A–1	Form of Borrowing Notice (Advances)
EXHIBIT A–2	Form of Borrowing Notice (Unfunded Exposure Account Disbursements)
EXHIBIT A–3	Form of Borrowing Notice (Reduction of Advances Outstanding and Termination of Facility Amount)
EXHIBIT A–4	Form of Borrowing Base Certificate
EXHIBIT B	Form of Variable Funding Note
EXHIBIT C	Form of Servicing Report
EXHIBIT D	Form of Hedging Agreement (including Schedule and Confirmation)
EXHIBIT E–1	Form of Officer’s Certificate as to Solvency (NewStar CP Funding LLC)
EXHIBIT E–2	Form of Officer’s Certificate as to Solvency (NewStar Financial, Inc.)
EXHIBIT F–1	Form of Officer’s Closing Certificate (NewStar CP Funding LLC)
EXHIBIT F–2	Form of Officer’s Closing Certificate (NewStar Financial, Inc.)
EXHIBIT G–1	Form of Power of Attorney (NewStar CP Funding LLC)
EXHIBIT G–2	Form of Power of Attorney (NewStar Financial, Inc.)
EXHIBIT H	Form of Release of Required Loan Documents
EXHIBIT I	Form of Assignment of Mortgage
EXHIBIT J	Form of Servicer’s Certificate
EXHIBIT K	Form of Transferee Letter

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Transaction Accounts and Concentration Account
SCHEDULE III	Location of Required Loan Documents
SCHEDULE IV	[Reserved]
SCHEDULE V	[Reserved]
SCHEDULE VI	Credit and Collection Policy
SCHEDULE VII	Diversity Score Table
SCHEDULE VIII	Moody’s Industry Classification Groups
SCHEDULE IX	Agreed-Upon Procedures for Independent Public Accountants

EXHIBIT A-1

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF BORROWING NOTICE

(Advances)

[Date]

(NEWSTAR CP FUNDING LLC)

Wells Fargo Securities, LLC

(f/k/a Wachovia Capital Markets, LLC)

as the Administrative Agent and

as Purchaser Agent for WBNA

One Wachovia Center, Mail Code: NC0600

Charlotte, North Carolina 28288

Facsimile No.:	(704) 715-0067
(704) 383-6036

via e-mail:	cp.conduits@wachovia.com
scp.mmloans@wachovia.com

[Purchaser Agent Name and Address]

[Purchaser Agent Name and Address]

Re:	Third Amended and Restated Sale and Servicing Agreement dated as of July 15, 2009

Ladies and Gentlemen:

This Borrowing Notice is delivered to you pursuant to Sections 2.3, and 3.2 of that certain Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among NewStar CP Funding LLC, as the seller (in such capacity, the “Seller”), NewStar Financial, Inc., as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers, Institutional Purchasers and Purchaser Agents from time to time party thereto, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the Administrative Agent, U.S. Bank National Association, as the Trustee, and Lyon Financial Services, Inc. d/b/a US Bank Portfolio Services, as Backup Servicer. Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.

Each of the undersigned, being a duly elected Responsible Officer of the Seller and of the Servicer, respectively, and holding the office set forth below such officer’s name, hereby certifies as follows:

1.	The Seller hereby requests an Advance in the principal amount of $ .
[Select one of the below]

☐	The amount requested does not exceed the aggregate amount of the applicable commitment requests made by, and payable to, the Obligors under the Delayed Draw Term Loans and/or Revolving Loans described below.

[Describe Loan(s) to be funded]

☐	The proceeds of such Advance shall be paid into the Unfunded Exposure Account.

2.	Please complete the following as applicable:

(i)	[Conduit Purchaser’s][Institutional Purchaser’s] Pro Rata Share of such requested Advance is $ .

(ii)	[Conduit Purchaser’s][Institutional Purchaser’s] Pro Rata Share of such requested Advance is $ .

(iii)	[Conduit Purchaser’s][Institutional Purchaser’s] Pro Rata Share of such requested Advance is $ .

3.	The Seller hereby requests that such Advance be made on the following date: .

4.	Attached to this Borrowing Notice is a true, correct and complete calculation of the Borrowing Base and all components thereof.

5.	Attached to this Borrowing Notice is a true, correct and complete list of all Assets which are part of the Collateral on the date hereof and/or which will become part of the Collateral on the Purchase Date thereof, each Asset reflected thereon being an Eligible Asset.

6.	All of the conditions applicable to the Advance requested herein as set forth in the Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Advance, including those set forth in Article III of the Agreement, and the following:

(i)	The representations and warranties of each of the Servicer and the Seller, respectively, set forth in the Agreement are true and correct on and as of such date, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date;

(ii)	No event has occurred and is continuing, or would result from such Advance or from the application of proceeds therefrom, which constitutes a Termination Event or Unmatured Termination Event; and

(iii)	Each of the Servicer and the Seller, respectively, is in compliance with each of its covenants set forth in the Transaction Documents.

A-1-2

Each of the undersigned certify that all information contained herein and in the attached Borrowing Base Certificate is true, correct and complete as of the date hereof

A-1-3

IN WITNESS WHEREOF, the undersigned have executed this Borrowing Notice this              day of                 ,         .

NEWSTAR CP FUNDING LLC,	NEWSTAR FINANCIAL, INC.,
as the Seller	as the Servicer
By: NEWSTAR FINANCIAL, INC., as Designated Manager

By:	By:
Name:	Name:
Title:	Title:

[attach Borrowing Base Certificate and List of Assets]

A-1-4

EXHIBIT A-2

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF BORROWING NOTICE

(Unfunded Exposure Account Disbursements)

[Date]

(NEWSTAR CP FUNDING LLC)

Wells Fargo Securities, LLC

(f/k/a Wachovia Capital Markets, LLC)

as the Administrative Agent and

as Purchaser Agent for WBNA

One Wachovia Center, Mail Code: NC0600

Charlotte, North Carolina 28288

Facsimile No.:	(704) 715-0067
via e-mail:	scp.mmloans@wachovia.com

[Purchaser Agent Name and Address]

[Purchaser Agent Name and Address]

Re:	Third Amended and Restated Sale and Servicing Agreement dated as of July 15, 2009

Ladies and Gentlemen:

This Borrowing Notice is delivered to you pursuant to Sections 2.10(d) and Section 3.2 of that certain Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among NewStar CP Funding LLC, as the seller (in such capacity, the “Seller”), NewStar Financial, Inc., as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers, Institutional Purchasers and Purchaser Agents from time to time party thereto, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the Administrative Agent, U.S. Bank National Association, as the Trustee, and Lyon Financial Services, Inc. d/b/a US Bank Portfolio Services, as Backup Servicer. Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.

Each of the undersigned, being a duly elected Responsible Officer of the Seller and of the Servicer, respectively, and holding the office set forth below such officer’s name, hereby certifies as follows:

1. Pursuant to Section 2.10(d) of the Agreement, the Servicer on behalf of the Seller hereby requests a disbursement (an “Unfunded Commitment Disbursement”) of amounts on deposit in the Unfunded Exposure Account in the amount of $            .

2. The Servicer on behalf of the Seller hereby requests that such Unfunded Commitment Disbursement be made on the following date:                     .

3. Attached to this Borrowing Notice is a true, correct and complete calculation of the Borrowing Base and all components thereof.

4. All of the conditions applicable to the Unfunded Commitment Disbursement as set forth in the Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Unfunded Commitment Disbursement, including those set forth in Article III of the Agreement, and the following:

(i) The representations and warranties of each of the Servicer and the Seller respectively, set forth in the Agreement are true and correct on and as of such date, before and after giving effect to the Unfunded Commitment Disbursement and to the application of the proceeds therefrom, as though made on and as of such date;

(ii) No event has occurred and is continuing, or would result from such Unfunded Commitment Disbursement or from the application of the proceeds therefrom, which constitutes a Termination Event or Unmatured Termination Event; and

(iii) Each of the Servicer and the Seller is in compliance with each of its covenants set forth in the Transaction Documents.

Each of the undersigned certify that all information contained herein and in the attached Borrowing Base Certificate is true and correct as of the date hereof.

[Remainder of Page Intentionally Left Blank]

A-2-2

IN WITNESS WHEREOF, the undersigned have executed this Borrowing Notice this                      day of             ,         .

NEWSTAR CP FUNDING LLC,	NEWSTAR FINANCIAL, INC.,
as the Seller	as the Servicer
By: NEWSTAR FINANCIAL, INC., as Designated Manager

By:	By:
Name:	Name:
Title:	Title:

[attach Borrowing Base Certificate]

A-2-3

EXHIBIT A-3

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF BORROWING NOTICE

(Reduction of Advances Outstanding and Termination of Facility Amount)

[Date]

(NEWSTAR CP FUNDING LLC)

Wells Fargo Securities, LLC

(f/k/a Wachovia Capital Markets, LLC)

as the Administrative Agent

and as Purchaser Agent for WBNA

One Wachovia Center, Mail Code: NC0600

Charlotte, North Carolina 28288

Facsimile No.:	(704) 715-0067
via e-mail:	(704) 383-6036
cp.conduits@wachovia.com
scp.mmloans@wachovia.com

[Purchaser Agent Name and Address]

[Purchaser Agent Name and Address]

Re:	Third Amended and Restated Sale and Servicing Agreement dated as of July 15, 2009

Ladies and Gentlemen:

This Borrowing Notice is delivered to you pursuant to Section 2.5 of that certain Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among NewStar CP Funding LLC, as the seller (in such capacity, the “Seller”), NewStar Financial, Inc., as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers, Institutional Purchasers and Purchaser Agents from time to time party thereto, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the Administrative Agent, U.S. Bank National Association, as the Trustee, and Lyon Financial Services, Inc. d/b/a US Bank Portfolio Services, as Backup Servicer. Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.

Each of the undersigned, being a duly elected Responsible Officer of the Seller and of the Servicer, respectively, and holding the office set forth below such officer’s name, hereby certifies as follows:

1. Pursuant to Section 2.5(a) of the Agreement, the Servicer on behalf of the Seller desires to permanently and irrevocably terminate in whole the Facility Amount (a “Facility Termination”) by the amount of $                    .

2. Pursuant to Section 2.5(b) of the Agreement, the Servicer on behalf of the Seller desires to reduce the Advances Outstanding (an “Advance Reduction”) by the amount of $                    .

(i) [Conduit Purchaser’s][Institutional Purchaser’s] portion (reduction is pro rata based on Advances Outstanding) of such requested Advance Reduction is $                    .

(ii) [Conduit Purchaser’s][Institutional Purchaser’s] portion (reduction is pro rata based on Advances Outstanding) of such requested Advance Reduction is $                    .

(iii) [Conduit Purchaser’s][Institutional Purchaser’s] portion (reduction is pro rata based on Advances Outstanding) of such requested Advance Reduction is $                    .

3. The Servicer on behalf of the Seller hereby requests that such Advance Reduction or Facility Termination, as applicable, be made on the following date:                     .

4. Immediately after the application of the Advance Reduction, the Advances Outstanding shall be $             and the Facility Amount shall be $                    .

5. Attached to this Borrowing Notice is a true, correct and complete calculation of the Borrowing Base and all components thereof.

6. All of the conditions applicable to the Advance Reduction or Facility Termination as set forth in the Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Advance Reduction or Facility Termination, as applicable, including those set forth in Article III of the Agreement, and the following:

(i) The representations and warranties of each of the Servicer and the Seller respectively, set forth in the Agreement are true and correct on and as of such date, before and after giving effect to the Advance Reduction or Facility Termination, as applicable, and to the application of the proceeds therefrom, as though made on and as of such date;

(ii) No event has occurred and is continuing, or would result from such Advance Reduction or Facility Termination or from the application of the proceeds therefrom, which constitutes a Termination Event or Unmatured Termination Event; and

(iii) Each of the Servicer and the Seller is in compliance with each of its covenants set forth in the Transaction Documents.

A-3-2

Each of the undersigned certify that all information contained herein and in the attached Borrowing Base Certificate is true and correct as of the date hereof.

[Remainder of Page Intentionally Left Blank]

A-3-3

IN WITNESS WHEREOF, the undersigned have executed this Borrowing Notice this                      day of             ,         .

NEWSTAR CP FUNDING LLC,	NEWSTAR FINANCIAL, INC.,
as the Seller	as the Servicer
By: NEWSTAR FINANCIAL, INC., as Designated Manager

By:	By:
Name:	Name:
Title:	Title:

[attach Borrowing Base Certificate]

A-3-4

EXHIBIT A-4

To Third Amended and Restated Sale and Servicing

Agreement

FORM OF BORROWING BASE CERTIFICATE

In connection with that certain Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among NewStar CP Funding LLC, as the seller (in such capacity, the “Seller”), NewStar Financial, Inc., as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers, Institutional Purchasers and Purchaser Agents from time to time party thereto, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the Administrative Agent, U.S. Bank National Association, as the Trustee, and Lyon Financial Services, Inc. d/b/a US Bank Portfolio Services, as Backup Servicer. Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.

As of the date hereof, the undersigned each certify that (i) all of the information set forth in Annex I attached hereto is true, correct and complete and no Termination Event or Unmatured Termination Event has occurred and is continuing thereunder; and (ii) solely with respect to itself, each of the representations and warranties contained in the Agreement is true, correct and complete.

Certified as of the                      day of                             ,         .

NEWSTAR CP FUNDING LLC, as the Seller By: NEWSTAR FINANCIAL, INC., as Designated Manager

By:
Name: Title:

NEWSTAR FINANCIAL, INC., as the Servicer

By:
Name: Title:

ANNEX I

To Exhibit A-4

BORROWING BASE REPORT

Form on file with Administrative Agent

EXHIBIT B

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF VARIABLE FUNDING NOTE

$	[ ] [__], 20[__]

THIS VARIABLE FUNDING NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”). NEITHER THIS VARIABLE FUNDING NOTE NOR ANY PORTION HEREOF MAY BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION PROVISIONS.

THIS VARIABLE FUNDING NOTE IS NOT PERMITTED TO BE TRANSFERRED, ASSIGNED, EXCHANGED OR OTHERWISE PLEDGED OR CONVEYED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE SALE AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR VALUE RECEIVED, NEWSTAR CP FUNDING LLC, a Delaware limited liability company (the “Seller”), promises to pay to [Name of Purchaser Agent] (“Purchaser Agent”), or its or [Name of Purchaser]’s (“Purchaser”) assigns, the principal sum of                                                           ($                    ), or, if less, the unpaid principal amount of the aggregate advances (“Advances”) made by the Purchaser to the Seller pursuant to the Sale and Servicing Agreement (as defined below), as set forth on the attached Schedule, on the dates specified in the Sale and Servicing Agreement, and to pay interest on the unpaid principal amount of each Advance on each day that such unpaid principal amount is outstanding, at the Interest Rate related to such Advance as provided in the Sale and Servicing Agreement, on each Payment Date and each other date specified in the Sale and Servicing Agreement.

This Variable Funding Note (the “Note”) is issued pursuant to the Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009 (as amended, modified, supplemented or restated from time to time, the “Sale and Servicing Agreement”), by and among NewStar CP Funding LLC, as the seller (in such capacity, the “Seller”), NewStar Financial, Inc., as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers, Institutional Purchasers and Purchaser Agents from time to time party thereto, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the Administrative Agent, U.S. Bank National Association, as the Trustee, and Lyon Financial Services, Inc. d/b/a US Bank Portfolio Services, as Backup Servicer. Capitalized terms used herein shall have the meanings provided in the Sale and Servicing Agreement.

Notwithstanding any other provisions contained in this Note, if at any time the rate of interest payable by the Seller under this Note, when combined with any and all other charges provided for in this Note, in the Sale and Servicing Agreement or in any other document (to the extent such other charges would constitute interest for the purpose of any applicable law limiting interest that may be charged on this Note), exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Note shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Note is less than the Maximum Lawful Rate, the Seller shall continue to pay interest under this Note at the Maximum Lawful Rate until such time as the total interest paid by the Seller is equal to the total interest that would have been paid had applicable law not limited the interest rate payable under this Note. In no event shall the total interest received by the Purchaser under this Note exceed the amount which the Purchaser could lawfully have received had the interest due under this Note been calculated since the date of this Note at the Maximum Lawful Rate.

Payments of the principal of, and interest on, Advances represented by this Note shall be made by or on behalf of the Seller to the holder hereof by wire transfer of immediately available funds in the manner and at the address specified for such purpose as provided in the Sale and Servicing Agreement, or in such manner or at such other address as the holder of this Note shall have specified in writing to the Seller for such purpose, without the presentation or surrender of this Note or the making of any notation on this Note.

If any payment under this Note falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day and interest shall be payable on any principal so extended at the applicable Interest Rate.

If all or a portion of (i) the principal amount hereof or (ii) any interest payable thereon or (iii) any other amounts payable hereunder shall not be paid when due (whether at maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to the Base Rate plus 2%, in each case from the date of such non-payment to (but excluding) the date such amount is paid in full.

Portions or all of the principal amount of the Note shall become due and payable at the time or times set forth in the Sale and Servicing Agreement. Any portion or all of the principal amount of this Note may be prepaid, together with interest thereon (and, as set forth in the Sale and Servicing Agreement, certain costs and expenses of the Purchaser) at the time and in the manner set forth in, but subject to the provisions of, the Sale and Servicing Agreement.

Except as provided in the Sale and Servicing Agreement, the Seller expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.

All amounts evidenced by this Note, the Purchaser’s Advances and all payments and prepayments of the principal hereof and the respective dates and maturity dates thereof shall be endorsed by the Administrative Agent, on the schedule attached hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof; provided, however, that the failure of the Administrative Agent to make such a notation shall not in any way limit or otherwise affect the obligations of the Seller under this Note as provided in the Sale and Servicing Agreement.

The holder hereof may sell, assign, transfer, negotiate, grant participations in or otherwise dispose of all or any portion of any Advances made by the Purchaser and represented by this Note and the indebtedness evidenced by this Note, subject to the applicable provisions of the Sale and Servicing Agreement.

B-1-2

This Note is secured by the security interests granted pursuant to Section 9.1 of the Sale and Servicing Agreement. The holder of this Note is entitled to the benefits of the Sale and Servicing Agreement as a Secured Party thereunder and, subject to the terms of the Sale and Servicing Agreement, such holder or the Trustee, on behalf of the Secured Parties, may enforce the agreements of the Seller contained in the Sale and Servicing Agreement and exercise the remedies provided for by, or otherwise available in respect of, the Sale and Servicing Agreement, all in accordance with, and subject to the restrictions contained in, the terms of the Sale and Servicing Agreement. If a Termination Event shall occur, the unpaid balance of the principal of all Advances, together with accrued interest thereon, may be declared, or shall automatically become, as applicable, due and payable in the manner and with the effect provided in the Sale and Servicing Agreement.

The Seller, the Originator, the Servicer, the Purchasers, the Trustee, and the Backup Servicer each intend that this Note be evidence of indebtedness of the Seller secured by the Collateral. The Purchaser, as a Purchaser under the Sale and Servicing Agreement, by the acceptance hereof, agrees to treat the Note as indebtedness of the Seller.

This Note is one of the “Variable Funding Notes” referred to in Section 2.1 of the Sale and Servicing Agreement. This Note shall be construed in accordance with and governed by the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

B-1-3

IN WITNESS WHEREOF, the undersigned has executed this Note as on the date first written above.

NEWSTAR CP FUNDING LLC By: NEWSTAR FINANCIAL, INC., as Designated Manager

By:
Name: Title:

B-1-4

Schedule attached to Variable Funding Note dated [_________] [__], 200[_] of NEWSTAR CP FUNDING LLC payable to the order of [Name of Purchaser Agent] as agent for [Name of Purchaser]

Date of Advance or Repayment	Principal Amount of Advance	Principal Amount of Repayment	Outstanding Principal Amount

B-1-5

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF SERVICING REPORT

See Attached

EXHIBIT D

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF HEDGING AGREEMENT

(including Schedule and Confirmation)

See Attached

EXHIBIT E-1

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF OFFICER’S CERTIFICATE AS TO SOLVENCY

NEWSTAR CP FUNDING LLC

                , __, 20__

Reference is made to (i) that certain Sale and Contribution Agreement (as amended, modified or supplemented from time to time, the “Sale Agreement”), dated as of August 11, 2004, by and between NewStar CP Funding LLC, as the buyer, and NewStar Financial, Inc., as the seller, and (ii) that certain Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among NewStar CP Funding LLC, as the seller (in such capacity, the “Seller”), NewStar Financial, Inc., as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers, Institutional Purchasers and Purchaser Agents from time to time party thereto, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the Administrative Agent, U.S. Bank National Association, as the Collateral Administrator and as the Collateral Custodian, and Lyon Financial Services, Inc. d/b/a US Bank Portfolio Services, as Backup Servicer. Capitalized terms used but not defined herein shall have the meanings provided in the Sale Agreement and the Agreement.

The undersigned, a duly elected Responsible Officer of the Seller, hereby certifies to the Administrative Agent, the Purchaser Agents, the Conduit Purchasers, the Institutional Purchasers, the other Secured Parties, and their respective successors and assigns, as follows:

Both before and after giving effect to (a) the transactions contemplated by the Sale Agreement, the Agreement and the other Transaction Documents and (b) the payment and accrual of all transaction costs in connection with the foregoing, the Seller is and will be Solvent.

IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate as of the date first written above.

NEWSTAR CP FUNDING LLC By: NEWSTAR FINANCIAL, INC., as Designated Manager

By:
Name: Title:

E-1-2

EXHIBIT E-2

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF OFFICER’S CERTIFICATE AS TO SOLVENCY

NEWSTAR FINANCIAL, INC.

                    , __, 20__

Reference is made to (i) certain Sale and Contribution Agreement (as amended, modified, or supplemented from time to time, the “Sale Agreement”), dated as of August 11, 2004, by and between the NewStar CP Funding LLC, as the buyer, and NewStar Financial, Inc., as the seller, and (ii) that certain Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among NewStar CP Funding LLC, as the seller (in such capacity, the “Seller”), NewStar Financial, Inc., as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers, Institutional Purchasers and Purchaser Agents from time to time party thereto, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the Administrative Agent, U.S. Bank National Association, as the Collateral Administrator and as the Collateral Custodian, and Lyon Financial Services, Inc. d/b/a US Bank Portfolio Services, as Backup Servicer. Capitalized terms used but not defined herein shall have the meanings provided in the Sale Agreement and the Agreement.

The undersigned, a duly elected Responsible Officer of the Originator, hereby certifies to the Administrative Agent, the Purchaser Agents, the Conduit Purchasers, the Institutional Purchasers, the other Secured Parties, and their respective successors and assigns, as follows:

Both before and after giving effect to (a) the transactions contemplated by the Sale Agreement, the Agreement and the other Transaction Documents and (b) the payment and accrual of all transaction costs in connection with the foregoing, the Originator is and will be Solvent.

IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate as of the date first written above.

NEWSTAR FINANCIAL, INC.

By:
Name: Title:

E-2-2

EXHIBIT F-1

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF OFFICER’S CLOSING CERTIFICATE

NEWSTAR CP FUNDING LLC

                , __, 20__

Reference is made to (i) that certain Sale and Contribution Agreement (as amended, modified or supplemented from time to time, the “Sale Agreement”), dated as of August 11, 2004, by and between NewStar CP Funding LLC, as the buyer, and NewStar Financial, Inc., as the seller, and (ii) that certain Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among NewStar CP Funding LLC, as the seller (in such capacity, the “Seller”), NewStar Financial, Inc., as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers, Institutional Purchasers and Purchaser Agents from time to time party thereto, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the Administrative Agent, U.S. Bank National Association, as the Collateral Administrator and as the Collateral Custodian, and Lyon Financial Services, Inc. d/b/a US Bank Portfolio Services, as Backup Servicer. Capitalized terms used but not defined herein shall have the meanings provided in the Sale Agreement and the Agreement.

The undersigned, a duly elected Responsible Officer of the Seller, hereby certifies to the Administrative Agent, the Purchaser Agents, the Conduit Purchasers, the Institutional Purchasers, the other Secured Parties, and their respective successors and assigns, as follows:

1. Each of the representations and warranties of the Seller contained in the Transaction Documents are true, complete and correct on and as of the Closing Date as though made on and as of such date, and no event has occurred and is continuing, or would result from the transactions effected pursuant thereto as of the Closing Date, that constitutes or would constitute a Termination Event or Unmatured Termination Event.

2. The Seller is in compliance with all Applicable Laws.

3. Except as otherwise indicated on a schedule to a Transaction Document, or as otherwise consented to by the Administrative Agent and each Purchaser Agent, the Seller has delivered to the Administrative Agent and each Purchaser Agent true, complete and correct copies of all documents required to be delivered by it to the Administrative Agent and each Purchaser Agent pursuant to the Transaction Documents, all such documents are true, complete and correct in all respects on and as of the Closing Date, and each and every other condition to the closing of the transactions contemplated by the Transaction Documents (including without limitation the conditions and requirements set forth in Article III of the Agreement and Article III of the Sale Agreement) has been performed.

4. No Liens have arisen or been granted with respect to the Collateral other than Permitted Liens.

5. The Seller’s Federal Employer Identification Number is [                        ].

IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate as of the date first written above.

NEWSTAR CP FUNDING LLC By: NEWSTAR FINANCIAL, INC., as Designated Manager

By:
Name: Title:

F-1-2

EXHIBIT F-2

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF OFFICER’S CLOSING CERTIFICATE

NEWSTAR FINANCIAL, INC.

Reference is made to (i) that certain Sale and Contribution Agreement (as amended, modified or supplemented from time to time, the “Sale Agreement”), dated as of August 11, 2004, by and between NewStar CP Funding LLC, as the buyer, and NewStar Financial, Inc., as the seller, and (ii) that certain Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009, (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among NewStar CP Funding LLC, as the seller (in such capacity, the “Seller”), NewStar Financial, Inc., as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers, Institutional Purchasers and Purchaser Agents from time to time party thereto, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the Administrative Agent, U.S. Bank National Association, as the Collateral Administrator and as the Collateral Custodian, and Lyon Financial Services, Inc. d/b/a US Bank Portfolio Services, as Backup Servicer. Capitalized terms used but not defined herein shall have the meanings provided in the Sale Agreement and the Agreement.

The undersigned, a duly elected Responsible Officer of the Originator, hereby certifies to the Administrative Agent, the Purchaser Agents, the Conduit Purchasers, the Institutional Purchasers, the other Secured Parties, and their respective successors and assigns, as follows:

1. Each of the representations and warranties of the Originator contained in the Transaction Documents are true, complete and correct on and as of the Closing Date as though made on and as of such date, and no event has occurred and is continuing, or would result from the transactions effected pursuant thereto as of the Closing Date, that constitutes or would constitute a Termination Event or Unmatured Termination Event.

2. The Originator is in compliance with all Applicable Laws.

3. Except as otherwise indicated on a schedule to a Transaction Document or as otherwise consented to by the Administrative Agent and each Purchaser Agent, the Originator has delivered to the Administrative Agent and each Purchaser Agent true, complete and correct copies of all documents required to be delivered by it to the Administrative Agent and each Purchaser Agent pursuant to the Transaction Documents, all such documents are true, complete and correct in all respects on and as of the Closing Date, and each and every other condition to the closing of the transactions contemplated by the Transaction Documents (including without limitation the conditions and requirements set forth in Article III of the Agreement and Article III of the Sale Agreement) has been performed.

4. The Originator has conveyed the purchased Collateral (to be conveyed on the Closing Date pursuant to the Sale Agreement, if any) to the Seller free and clear of all Liens.

IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate this [                    ] [__], 200[_].

NEWSTAR FINANCIAL, INC.

By:
Name: Title:

F-2-2

EXHIBIT G-1

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF POWER OF ATTORNEY

NEWSTAR CP FUNDING LLC

This Power of Attorney is executed and delivered by NewStar CP Funding LLC, as the Seller under the Agreement (each as defined below), to U.S. Bank National Association, as the Trustee under the Agreement (in such capacity, the “Attorney”), pursuant to Sections 3.1(c) and 9.6 of that certain Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among NewStar CP Funding LLC, as the seller (in such capacity, the “Seller”), NewStar Financial, Inc., as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers, Institutional Purchasers and Purchaser Agents from time to time party thereto, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the Administrative Agent, U.S. Bank National Association, as the Trustee, and Lyon Financial Services, Inc. d/b/a US Bank Portfolio Services, as Backup Servicer. Capitalized terms used but not defined herein shall have the meanings provided in the Sale Agreement and the Agreement.

No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Seller as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Seller irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Seller until all obligations of the Seller under the Transaction Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto (which consent shall not be unreasonably withheld or delayed).

NewStar CP Funding LLC hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), solely in connection with the enforcement of the rights and remedies of the Administrative Agent, the Purchasers and the Secured Parties under the Agreement and in connection with notifying Obligors of the Secured Parties’ interest in the Collateral pursuant to Section 5.1(l) of the Agreement, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the Seller’s place and stead and at the Seller’s expense and in the Seller’s name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Agreement and the other Transaction Documents, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following: (a) open mail for Seller, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices; (b) effect any repairs to any of the

Seller’s assets, or continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against the Seller or the Seller’s property; (d) defend any suit, action or proceeding brought against Seller if Seller does not defend such suit, action or proceeding or if Attorney reasonably believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Seller whenever payable and to enforce any other right in respect of the Seller’s property; (f) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of the Seller’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; (g) to give any necessary receipts or acquittance for amounts collected or received under the Agreement; (h) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant to the Agreement; (i) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Collateral, the Seller hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; (j) to send such notification forms as the Attorney deems appropriate to give notice to Obligors of its interest for the benefit of the Secured Parties in the Collateral; (k) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement; and (l) to cause the certified public accountants then engaged by the Seller to prepare and deliver to the Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of the Seller under the Transaction Documents, all as though Attorney were the absolute owner of the Seller’s property for all purposes, and to do, at Attorney’s option and Seller’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve or realize upon the Collateral and the Liens of the Trustee for the benefit of the Secured Parties thereon (including without limitation the execution and filing of UCC financing statements and continuation statements), all as fully and effectively as Seller might do. Seller hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

[Remainder of Page Left Intentionally Blank]

G-1-2

IN WITNESS WHEREOF, this Power of Attorney is executed by the Seller, and the Seller has caused its seal to be affixed pursuant to the authority of its managers and/or members as of this [                    ] [__], 200[_].

NEWSTAR CP FUNDING LLC By: NEWSTAR FINANCIAL, INC., as Designated Manager

By:
Name: Title:

Sworn to and subscribed before me this [                    ] [__], 200[_]:

Notary Public

G-1-3

EXHIBIT G-2

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF POWER OF ATTORNEY

NEWSTAR FINANCIAL, INC.

This Power of Attorney is executed and delivered by NewStar Financial, Inc., as the Servicer under the Agreement (each as defined below), to U.S. Bank National Association, as the Trustee under the Agreement (in such capacity, the “Attorney”), pursuant to Sections 3.1(c) and 9.6 of that certain Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among NewStar CP Funding LLC, as the seller (in such capacity, the “Seller”), NewStar Financial, Inc., as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers, Institutional Purchasers and Purchaser Agents from time to time party thereto, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the Administrative Agent, U.S. Bank National Association, as the Trustee, and Lyon Financial Services, Inc. d/b/a US Bank Portfolio Services, as Backup Servicer. Capitalized terms used but not defined herein shall have the meanings provided in the Sale Agreement and the Agreement.

No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Servicer as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Servicer irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Servicer until all obligations of the Seller under the Transaction Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto (which consent shall not be unreasonably withheld or delayed).

NewStar Financial, Inc., as Servicer, hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), solely in connection with the enforcement of the rights and remedies of the Administrative Agent, the Purchasers and the Secured Parties under the Agreement and in connection with notifying Obligors of the Secured Parties’ interest in the Collateral pursuant to Section 5.1(l) of the Agreement, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the Servicer’s place and stead and at the Servicer’s expense and in the Servicer’s name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to exercise the rights of the Servicer under the Agreement and the other Transaction Documents, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following in connection with exercising the rights of the Servicer under the Agreement: (a) open mail for Servicer, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices, in each case in connection with the Collateral; (b) effect any repairs to any of the Collateral, or continue or obtain any insurance with respect to the Collateral and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against the Collateral; (d) defend any suit, action or proceeding brought against Servicer with respect to the Collateral if Servicer does not defend such suit, action or proceeding or if Attorney reasonably believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney with respect to the Collateral, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Servicer with respect to the Collateral whenever payable and to enforce any other right in respect of the Collateral; (f) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with the Collateral, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; (g) to give any necessary receipts or acquittance for amounts collected or received under the Agreement; (h) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant to the Agreement; (i) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Collateral, the Servicer hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; (j) to send such notification forms as the Attorney deems appropriate to give notice to Obligors of its interest for the benefit of the Secured Parties in the Collateral; (k) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement; and (l) to cause the certified public accountants then engaged by the Servicer to prepare and deliver to the Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of the Servicer or Seller under the Transaction Documents, all as though Attorney were the absolute owner of the Collateral for all purposes, and to do, at Attorney’s option and Servicer’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve or realize upon the Collateral and the Liens of the Trustee for the benefit of the Secured Parties thereon (including without limitation the execution and filing of UCC financing statements and continuation statements), all as fully and effectively as Servicer might do. Servicer hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

[Remainder of Page Left Intentionally Blank]

G-2-2

IN WITNESS WHEREOF, this Power of Attorney is executed by the Servicer, and the Servicer has caused its seal to be affixed pursuant to the authority of its managers and/or members as of this [                    ] [__], 200[_].

NEWSTAR FINANCIAL, INC.

By:
Name: Title:

Sworn to and subscribed before me this [                    ] [__], 200[_]:

Notary Public

G-2-3

EXHIBIT H

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF RELEASE OF REQUIRED LOAN DOCUMENTS

[Delivery Date]

BY FACSIMILE

U.S. Bank National Association

1719 Range Way

Florence, South Carolina 29501

Attn: Steve Garrett

Ref: NewStar CP Funding

Mail Code: Ex - SC – FLOR

Facsimile No.: 843-673-4925

Confirmation No: 843-673-4929

U.S. Bank National Association

Corporate Trust Services – CDO Unit

One Federal Street, Third Floor

Boston, Massachusetts 02110

Attn: Kyle Harcourt

Reference: NewStar CP Funding

Facsimile No.: 503-258-6028

Confirmation No: 617-603-6506

Re:	Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among NewStar CP Funding LLC, as the seller (in such capacity, the “Seller”), NewStar Financial, Inc., as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers, Institutional Purchasers and Purchaser Agents from time to time party thereto, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the Administrative Agent, U.S. Bank National Association, as the Trustee, and Lyon Financial Services, Inc. d/b/a US Bank Portfolio Services, as Backup Servicer.

Ladies and Gentlemen:

In connection with the administration of the Required Loan Documents held by U.S. Bank National Association as the Trustee for the benefit of the Secured Parties under the Agreement, we request the release of the Required Loan Documents (or such documents as specified below) for the Loans described below, for the reason indicated. All capitalized terms used but not defined herein shall have the meaning given thereto in the Agreement.

Obligor’s Name, Address & Zip Code:

Loan Number:

Loan File:

Reason for Requesting Documents (check one)

☐	1. Loan paid in full. (The Servicer hereby certifies that all amounts received in connection with such Loan have been credited to the Collection Account.)

☐	2. Loan liquidated by . (The Servicer hereby certifies that all proceeds (net of Liquidation Expenses which the Servicer may retain to pay such expenses) of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account.)

☐	3. Loan in foreclosure.

☐	4. Other (explain).

If box 1 or 2 above is checked, and if all or part of the Required Loan Documents were previously released to us, please release to us the Required Loan Documents, requested in our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Loan.

If box 3 or 4 above is checked, upon our return of all of the above Required Loan Documents to you as the Trustee, please acknowledge your receipt by signing in the space indicated below, and returning this form.

NEWSTAR FINANCIAL, INC., as the Servicer

By:
Name: Title: Date:

Acknowledgment of Required Loan Documents returned to the Trustee:

U.S. BANK NATIONAL ASSOCIATION, as the Trustee

By:
Name: Title: Date:

[Signatures Continue]

H-2

Consent of Administrative Agent if required under the Agreement:

WELLS FARGO SECURITIES, LLC (f/k/a WACHOVIA CAPITAL MARKETS, LLC) as the Administrative Agent

By:
Name: Title: Date:

H-3

EXHIBIT I

To Third Amended and Restated Sale and

Servicing Agreement

RECORDING REQUESTED BY AND UPON

RECORDATION RETURN TO:

[Attorney name]

[Address]

THIS DOCUMENT WAS, WITH THE ADVICE

OF LOCAL COUNSEL, PREPARED BY:

[Attorney name]

[Address]

GENERAL ASSIGNMENT OF [MORTGAGE/DEED OF TRUST] AND loan

DOCUMENTS

THIS GENERAL ASSIGNMENT OF [MORTGAGE/DEED OF TRUST] AND LOAN DOCUMENTS (this “Assignment”), made as of the          day of             , 200     by                              (“            ”), having an address                              (“Assignor”) to                             , a                     , having an address at                              (“Assignee”).

KNOW ALL MEN BY THESE PRESENTS, that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor has sold, assigned, granted, transferred, conveyed and set over, without recourse or warranty, and by these presents does sell, assign, transfer, grant, convey and set over unto Assignee and to the successors and assigns of Assignee all of Assignor’s right, title and interest in, to and under (a) the document(s) referenced in Exhibit A attached hereto and made a part hereof, including any amendments or supplements thereto (such documents collectively referred to herein as the “Loan Documents”), certain of which have been recorded as shown on Exhibit B attached hereto and made a part hereof, (b) the instruments, documents, certificates, letters, records and papers relating to the Loan Documents and all other documents executed and/or delivered in connection with the loan evidenced and or secured by the Loan Documents, including, without limitation, all of Assignor’s right, title and interest in any title insurance policies, and other insurance policies, endorsements and certificates, security agreements, guaranties, indemnities, bank accounts, certificates of deposit, letters of credit, bonds, operating accounts, reserve accounts, escrow accounts and other accounts, permits, licenses, opinions, surveys, appraisals, environmental reports, inspection reports, financial statements, and any and all other documents and collateral arising out of and/or executed and/or delivered in connection with the Loan Documents, (c) all rights and benefits of Assignor related to the Loan Documents, including without limitation, all of Assignor’s rights to receive insurance proceeds, condemnation awards, indemnity payments, sales proceeds and all other income, issues, profits, payments and proceeds of any nature under or in connection with the Loan Documents, and all of Assignor’s rights to exercise any rights or remedies thereunder, and all claims, demands and causes of action related to the items referenced in clauses (a) and (b) above (the items referenced in clauses (a), (b) and (c) are collectively referred to herein as the “Assigned Property”). Assignor represents to Assignee that Assignor has good right, title and authority to assign the Assigned Property as set forth herein. The Loan Documents relate to the real property described more particularly on Exhibit C attached hereto and made a part hereof.

[Signature Page To Follow]

IN WITNESS WHEREOF, Assignor has caused these presents to be duly executed as of the day and year first written above.

[Entity], a [State of Inc./Formation] [Entity Type]

[By:	, its ]

By:	[SEAL]
Name: Title:

ACKNOWLEDGEMENT

STATE OF	)
	)	ss.
COUNTY OF	)

BEFORE ME, the undersigned, a Notary Public in and for said County and State, personally appeared [Signatory], the [Position] of [Entity], a [State of Inc./Formation] [Entity Type], and he/she acknowledged that he/she did sign the foregoing instrument for and on behalf of said [Entity Type], being thereunto duly authorized, and that the same is his/her free act and deed individually and as said officer and the free act and deed of the [Entity Type].

IN TESTIMONY WHEREOF, I have hereunder set my hand and official seal at                 ,                  this              day of                     , 200    .

Notary Public
[Notarial Seal]	Printed Name:
My Commission Expires:

EXHIBIT A

To Exhibit I

EXHIBIT A1

[Modify/add/delete as appropriate]

1.	[Loan Agreement, dated as of , 200 (together with all amendments and supplements from time to time thereto), between and relating to a loan in the original principal amount of $ .

2.	Promissory Note dated , 200 in the original principal amount of $ issued by in favor of , or order.

3.	Mortgage/Deed Trust, dated as of , 200 together with all amendments and supplements from time to time thereto, in favor of [ , as mortgagee] [ as deed of trust trustee and as beneficiary] and , as secured party.

4.	Assignment of Leases, Rents, dated as of , 200 , (together with all amendments and supplements from time to time thereto), from , as assignor, to , as assignee.

5.	UCC-1 Financing Statements showing , as debtor, and , as secured party.

6.	[Reference other major loan documents, such as: loan agreement, credit agreement, note purchase agreement, acquisition agreement, intercreditor agreement, guarantees, insurance policies and assumption or substitution agreements.]

[1]	Capitalized terms used but not defined herein shall have the meaning ascribed to them in the .

EXHIBIT B

To Exhibit I

Exhibit B

[Modify/add/delete as appropriate]

Recorded                      Documents:                                     [Reference                     Recording                      Office]

Mortgage/Deed Trust dated as of                     -         , 200     from                             , as mortgagor/grantor to                             , as mortgagee/deed of trust trustee for the benefit of                             , as beneficiary recorded                              , 200     in Book             , Page             . [Reference any recorded amendments and assignments.]

Assignment of Leases, Rents, dated as of                     -             , 200     from                     , as assignor, to                             , as assignee recorded                              , 200     in Book             , Page             . [Reference any recorded amendments.]

Local UCC Filing recorded                              , 200     Financing Statement #                    .

Secretary of State UCC Filing recorded                              , 200     Financing Statement [Reference any assignments.] #                    .

EXHIBIT C

To Exhibit I

Exhibit C

LEGAL DESCRIPTION

EXHIBIT J

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF SERVICER’S CERTIFICATE

SERVICER’S CERTIFICATE

This Servicer’s Certificate is delivered pursuant to the provisions of Section 6.13(c) of the Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and among NewStar CP Funding LLC, as the seller (in such capacity, the “Seller”), NewStar Financial, Inc., as the originator (in such capacity, the “Originator”) and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers, Institutional Purchasers and Purchaser Agents from time to time party thereto, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC), as the Administrative Agent, U.S. Bank National Association, as the Trustee, and Lyon Financial Services, Inc. d/b/a US Bank Portfolio Services, as Backup Servicer. This Servicer’s Certificate relates to the Servicer’s Report set forth on the attached Schedule A.

A.	Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement. References herein to certain subsections are references to the respective subsections of the Agreement.

B.	The Servicer is the Servicer under the Agreement.

C.	The undersigned hereby certifies to the Administrative Agent, the Purchasers and the Secured Parties that (i) all of the foregoing information and all of the information set forth on the attached Schedule A is true, complete and accurate in all respects as of the date hereof and (ii) pursuant to Sections 2.4(b) and 3.2(c) of the Agreement, the Seller has delivered to the Trustee the Required Loan Documents accompanied by the related Loan Checklist relating to each Loan Asset in the Collateral.

IN WITNESS WHEREOF, the undersigned has caused this Servicer’s Certificate to be duly executed [                    ] [    ], 200[    ].

NEWSTAR FINANCIAL, INC., as the Servicer

By:
Name: Title:

J-2

EXHIBIT K

To Third Amended and Restated Sale and

Servicing Agreement

FORM OF TRANSFEREE LETTER

                    , 20

NewStar Financial, Inc., as the Originator

and as the Servicer

101 Federal Street, Suite 1900

Boston, Massachusetts 02110

Attention: David K. Roberts

Wells Fargo Securities, LLC

(f/k/a Wachovia Capital Markets, LLC),

as the Administrative Agent

One Wachovia Center, Mail Code NC0600

Charlotte, North Carolina 28288

Attention: Raj Shah

Re:	NewStar CP Funding LLC Variable Funding Notes
[Name of Purchaser]
[If a Conduit Purchaser: Name of Liquidity Bank and term of Liquidity Agreement]

Ladies and Gentlemen:

In connection with our acquisition of the above–captioned Variable Funding Notes (the “Notes”), we certify that (a) we understand that the Notes are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Securities Act and any applicable state securities laws, and we are either (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or (ii) we are an “Accredited Investor” as defined in Rule (1)-501(a)(1), (2), (3) or (7) under the Securities Act, and, in either case, we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Notes, (b) we have had the opportunity to ask questions of and receive answers from the Originator and the Servicer concerning the purchase of the Notes and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Notes, (c) we are acquiring the Notes for investment for our own account and not with a view to any distribution of such Notes (but without prejudice to our right at all times to sell or otherwise dispose of the Notes in accordance with clause (e) below), (d) we have not offered or sold any Notes to, or solicited offers to buy any Notes from, any person, or otherwise approached or negotiated with any person with respect thereto, or taken any other action which would result in a violation of Section 5 of the Securities Act, (e) we will not sell, transfer or otherwise dispose of any Notes unless (1) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or is exempt from such registration requirements, and if requested, we will at our expense provide an opinion of counsel satisfactory to the addressees of this certificate that such sale, transfer or other disposition may be made pursuant to an exemption from the

Securities Act, (2) the purchaser or transferee of such Notes has executed and delivered to you a certificate to substantially the same effect as this certificate, and (3) the purchaser or transferee has otherwise complied with any conditions for transfer set forth in the Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009, (f) the purchaser is not acquiring a Certificate, directly or indirectly, for or on behalf of an employee benefit plan or other retirement arrangement subject to the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Internal Revenue Code of 1986, as amended, or any entity, the assets of which would be deemed plan assets under the Department of Labor regulations set forth at 29 C.F.R. §2510.3–101; unless Prohibited Transaction Class Exemption (“PTCE”) 84–14, PTCE 90–1, PTCE 91–38, PTCE 95–60 or PTCE 92–23 or some other applicable prohibited transaction exemption is applicable to the acquisition and holdings of such Notes, (h) the purchaser is a U.S. Person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

Very truly yours,

Print Name of Transferee

By:
Responsible Officer

K-2

SCHEDULE I

To Third Amended and Restated Sale and

Servicing Agreement

CONDITION PRECEDENT DOCUMENTS

As required by Section 3.1 of the Agreement, each of the following items must be delivered to the Administrative Agent and each Purchaser Agent prior to the date of the initial Advance, each in form and substance satisfactory to the Administrative Agent:

1. A copy of each Transaction Document duly executed by all parties thereto;

2. A copy of the WBNA Fee Letter duly executed by the Seller, the Servicer and the Administrative Agent;

3. A copy of any other Purchaser Fee Letters duly executed by the Seller, the Servicer and the related Purchaser Agent;

4. The Powers of Attorney duly executed by the Seller and Servicer;

5. Officer’s Certificates as to Solvency duly executed by Responsible Officers of the Seller and Servicer;

6. Officer’s Closing Certificates duly executed by Responsible Officers of the Seller and Servicer;

7. Each of the original Variable Funding Notes duly executed by the Seller;

8. All documents and information necessary to complete the Exhibits and Schedules;

9. Certificates of the Secretary or Assistant Secretary or other Responsible Officer of the Seller, Originator, Servicer and the Collateral Custodian and Backup Servicer, each dated as of the date of this Agreement, certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign the Transaction Documents and the other documents to be delivered by it hereunder (on which certificate the Administrative Agent and the Purchaser may conclusively rely), (ii) that the copy of the certificate of incorporation or certificate of organization of such Person attached thereto is a complete and correct copy and that such certificate of incorporation or certificate of organization has not been amended, modified or supplemented and is in full force and effect, (iii) that the copy of the bylaws or operating agreement of such Person attached thereto is a complete and correct copy and that such by-laws or operating agreement have not been amended, modified or supplemented and are in full force and effect, (iv) the resolutions of such Person’s board of directors or managers/members approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents and of the documents related thereto and (v) (as to the Seller only) identifying the independent director of the Seller;

10. Good standing certificates for the Seller, Originator, Servicer and Collateral Custodian and Backup Servicer issued by the Secretary of State of their respective states of incorporation dated as of a date no more than ten (10) days prior to the Closing Date;

11. Opinions of Dechert LLP, counsel to the Originator, the Seller and the Servicer, to the effect that:

(1) (a) The Seller is a limited liability company and the Originator and Servicer is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the State of Delaware, with power and authority to own their properties and conduct their business as currently conducted; and (b) the Seller, Originator and Servicer are duly licensed or qualified to do business as a foreign limited liability company or foreign corporation, as applicable, in good standing in each jurisdiction in which they own or lease substantial properties or in which the conduct of their businesses requires such qualification;

(2) The Seller, Originator and Servicer have or had at all relevant times full power, authority and legal right to execute, deliver and perform their obligations under the Transaction Documents and related documents executed in connection therewith, and the execution and delivery by each of the Originator, the Seller and the Servicer of the Transaction Documents to which it is a party and its performance of the obligations thereunder have been duly authorized by all necessary limited liability company action;

(3) Each of the Transaction Documents has been duly authorized, executed and delivered by the Seller, Originator and Servicer and are valid and binding agreements, enforceable against the Seller, Originator and Servicer in accordance with their respective terms, except to the extent that enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (C) the qualification that certain remedial provisions of the Transaction Documents may be unenforceable in whole or in part, but the inclusion of such provisions does not materially affect the validity of such agreements, and the practical realization of the benefits of the security created thereby;

(4) The compliance by the Seller, Originator and Servicer with all of the provisions of the Transaction Documents (as applicable) and the consummation of the transactions contemplated therein will not (A) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease agreement, loan agreement or other agreement or instrument known to such counsel to which the Seller, Originator or Servicer is a party or by which the Seller, Originator or Servicer is bound or to which any of the property or assets of the Seller, Originator or Servicer is subject, (B) result in any violation of the provisions of any order, applicable law or regulation, judgment, injunction decree or other instrument binding upon the Originator, Seller or Servicer known to such counsel of any court or governmental agency or body having jurisdiction over the Seller, Originator or Servicer or any of their properties, (C) result in any violation of the provisions of the certificate of organization or the operating agreement of the Seller, Originator or Servicer or any statute or any rule or regulation of any governmental agency or body having jurisdiction over the Seller, Originator or Servicer or any of their properties, or (D) result in the creation or imposition of any Lien (other than a Lien granted pursuant to the Transaction Documents) on the assets of such party or any of its Subsidiaries;

SCHEDULE I-2

(5) No authorization, approval, consent or order of, or filing with, any court or governmental authority or agency is required by the Seller, Originator or Servicer in connection with the consummation of the transactions contemplated in the Transaction Documents, except such as have been obtained;

(6) There are no legal or governmental proceedings pending or to the best of such counsel’s knowledge and information threatened (A) asserting the invalidity of any of the Transaction Documents, (B) seeking to prevent the consummation by the Seller, Originator or Servicer of any of the transactions contemplated by the Transaction Documents or (C) which might materially and adversely affect the performance by the Seller, Originator or Servicer of their obligations under the Transaction Documents or their business or financial condition;

(7) Neither the Seller nor the Originator is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended;

12. Opinion of                             , in-house counsel to the Collateral Administrator and Backup Servicer and the Collateral Custodian:

(1) The Collateral Administrator, Backup Servicer and Collateral Custodian is a national banking association duly organized, validly existing and in good standing;

(2) The Collateral Administrator, Backup Servicer and Collateral Custodian has the requisite power and authority and legal right to execute, deliver and perform its obligations under the Transaction Documents to which it is a party; and

(3) Each of the Transaction Documents has been duly authorized, executed and delivered by the Collateral Administrator, Backup Servicer and Collateral Custodian and are valid and binding agreements, enforceable against the Collateral Administrator, Backup Servicer and Collateral Custodian in accordance with their respective terms, except to the extent that enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (C) the qualification that certain remedial provisions of the Transaction Documents may be unenforceable in whole or in part, but the inclusion of such provisions does not materially affect the validity of such agreements, and the practical realization of the benefits of the security created thereby.

13. Such other opinions as the Administrative Agent may require in its discretion.

The opinions referred to above may contain such qualifications, assumptions and exceptions as the Administrative Agent in its reasonable discretion may allow.

SCHEDULE I-3

SCHEDULE II

To Third Amended and Restated Sale and

Servicing Agreement

TRANSACTION ACCOUNTS AND CONCENTRATION ACCOUNT

Bank Name	Account Name
U.S. Bank National Association	Concentration Account
Wachovia Bank, National Association	Concentration Account
U.S. Bank National Association	Collections Account
U.S. Bank National Association	Principal Collections Account
U.S. Bank National Association	Custodial Account
U.S. Bank National Association	Interest Collections Account
U.S. Bank National Association	Unfunded Exposure Account

SCHEDULE III

To Third Amended and Restated Sale and

Servicing Agreement

LOCATION OF REQUIRED LOAN DOCUMENTS

U.S. Bank National Association

1719 Range Way

Florence, South Carolina 29501

Attn: Sandra Farrow

Ref: NewStar CP Funding LLC

Mail Code: Ex - SC - FLOR

SCHEDULE IV

To Third Amended and Restated Sale and

Servicing Agreement

[RESERVED]

SCHEDULE V

To Third Amended and Restated Sale and

Servicing Agreement

[RESERVED]

SCHEDULE VI

To Third Amended and Restated Sale and

Servicing Agreement

CREDIT AND COLLECTION POLICY

See Attached

SCHEDULE VII

To Third Amended and Restated Sale and

Servicing Agreement

DIVERSITY SCORE TABLE

The Diversity Score is calculated by summing each of the Industry Diversity Scores (as defined below) which are calculated as follows:

(i) An “Average Par Amount” is calculated as of any date of determination by dividing the aggregate outstanding Principal Balance of all Eligible Assets as of such date by the number of Obligors on Eligible Assets that are not Charged-Off Loans as of such date. For purposes of calculating the Diversity Score, all Obligors that are Affiliates of each other will be considered a single Obligor.

(ii) An “Equivalent Unit Score” is calculated as of any date of determination for an Obligor on an Eligible Asset by taking the lesser of (a) one (1) and (b) the outstanding Principal Balance of such Eligible Asset as of such date divided by the Average Par Amount as of such date.

(iii) An “Aggregate Industry Equivalent Unit Score” is then calculated as of any date of determination for each Industry Classification Group by adding the Equivalent Unit Scores as of such date for each Obligor in such Industry Classification Group.

(iv) An “Industry Diversity Score” for each Industry Classification Group is then established by reference to the diversity score table for the related Aggregate Industry Equivalent Unit Score. If the Aggregate Industry Equivalent Unit Score falls between any two such scores shown in the table set forth below, then the Industry Diversity Score is the lower of the two corresponding Industry Diversity Scores.

The Industry Classification Groups are set forth on Schedule VIII hereto.

Diversity Score Table

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

Schedule VII-2

SCHEDULE VIII

To Third Amended and Restated Sale and

Servicing Agreement

MOODY’S INDUSTRY CLASSIFICATION GROUPS

Aerospace and Defense

Automobile

Banking

Beverage, Food and Tobacco

Broadcasting and Entertaining

Buildings and Real Estate

Cargo Transport

Chemicals, Plastics and Rubber

Containers, Packaging and Glass

Diversified/Conglomerate Manufacturing

Diversified/Conglomerate Service

Diversified Natural Resources, Precious Metals and Minerals

Ecological

Electronics

Farming and Agriculture

Finance

Grocery

Healthcare, Education and Childcare

Home and Office Furnishings, Consumer Products

Hotels, Motels, Inns and Gaming

Insurance

Leisure, Motion Pictures, Entertainment

Machinery (Non-agriculture, construction, electronic)

Mining, Steel, Iron and Non-precious Metals

Oil and Gas

Personal and Non-durable Consumer Products

Personal, Food and Miscellaneous Services

Printing, Publishing and Broadcasting

Personal Transport

Retail Stores

Structured Finance Obligations

Telecommunications

Textile and Leather

Utilities

SCHEDULE IX

To Third Amended and Restated Sale and

Servicing Agreement

AGREED-UPON PROCEDURES FOR

INDEPENDENT PUBLIC ACCOUNTANTS

In accordance with Section 6.15 of the Sale and Servicing Agreement, the Servicer will cause a firm of nationally recognized independent public accountants to furnish in accordance with attestation standards established by the American Institute of Certified Public Accountants a report to the effect that such accountants have either verified, compared, or recalculated each of the following reports, calculation, concentrations limits and other data fields in the Servicing Report to applicable system or records of the Servicer:

•	Asset List (the following shall be verified):

•	Asset classification

•	Current principal amount

•	Fixed/Floating

•	Index, spread, PIK

•	Industry Classification

•	Geographic State

•	Moody’s and S&P ratings

•	Asset Maturity Date

•	Asset Origination Date

•	Funding Date (date asset was added to Facility)

•	Other Data Fields

•	Large Obligor Coverage Amount (net of excess concentrations)

•	Weighted Average Advance Rate

•	Maximum Availability

•	Advances Outstanding

•	Required Hedge Amount & Actual Hedge Amount

•	Cash Reconciliation report

•	Discretionary Sales Calculations

At the discretion of the nationally recognized independent public accountant, three random Servicer Reports from the fiscal year will be chosen and reviewed.

The report provided by the accountants may be in a format such typically utilized for a report of this nature, however it will consist of at a minimum, (i) a list of deviations from the Servicer Report and (ii) discuss with the Servicer the reason for such deviations, and set forth the findings in such report.